As filed with the Securities and Exchange Commission on January 15, 1997
                                                     Registration No. 333-14289
================================================================================
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 Amendment No. 1
                                       To
                                    Form S-1
             Registration Statement under the Securities Act of 1933

                           Trans Global Services, Inc.

                             Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
            (Name, address and telephone number of agent for service)

                                   Copies to:


Lewis S. Schiller, Chief Executive Officer         Stuart Neuhauser, Esq.
Trans Global Services, Inc.                        Bernstein & Wasserman, LLP
1770 Motor Parkway                                 950 Third Avenue
Hauppauge, NY 11788                                New York, NY 10022
(516) 582-9000                                     (212) 826-0730
Fax: (516) 582-9052                                Fax: (212) 371-4730

                         Calculation of Registration Fee

====================================================================================================================================
                                                                                                    Maximum
                                                            Amount to be      Maximum Offering      Aggregate          Registration
Title of each class of securities to be registered          Registered        Price Per Unit(1)     Offering Price     Fee
--------------------------------------------------          ------------      -----------------     --------------     ------------
Units, each Unit consisting of one share of Series          1,437,500 Units         $8.00           $11,500,000.00     $3,965.52
G Convertible Redeemable Preferred Stock, par value
$.01 per share, and two Series E Redeemable
Common Stock Purchase Warrants(2)

Common Stock, par value $.01 per share(3),(4)                    --                  --                      --            --

Common Stock, par value $.01 per share(4),(5)               1,437,500 Shs.           3.00             4,312,500.00      1,487.07

Representative's Unit Purchase Options(6)                     125,000 Optns.          .001                  125.00           .04

Units, each Unit consisting of one share of Series            125,000 Units         13.20             1,650,000.00        568.97
G Convertible Redeemable Preferred Stock, par
value $.01 per share, and one Series E Redeemable
Common Stock Purchase Warrants(4),(7)

Common Stock, par value $.01 per share(4),(8)                    --                  --                       --           --

Common Stock, par value $.01 per share(4),(9)                 125,000 Shs.           3.00               375,000.00        129.31
                                                                                                                       ---------
                                                                                                   Total..........     $6,150.91
                                                                                                                       =========

====================================================================================================================================
                                                                                                       (Footnotes on following page)

                                                 (Footnotes from preceding page)

1 Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

2 Includes 187,500 Units issuable upon exercise of the Underwriters' over-allotment option.

3 Represents an indeterminate number of shares of Common Stock issuable upon conversion of the Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock").

4 Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants, the Series G Preferred Stock, the Series E Common Stock Purchase Warrants ("Warrants") and the Underwriters' Unit Purchase Options.

5 Represents shares of Common Stock issuable upon exercise of the Warrants included in the Units offered pursuant to this Registration Statement.

6 Represents options (the "Unit Purchase Options") to purchase 125,000 Units to be issued to the Representative.

7        Represents Units issuable upon exercise of the Unit Purchase Options.

8 Represents an indeterminate number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock issuable pursuant to the Unit Purchase Options.

9 Represents shares of Common Stock issuable upon exercise of the Warrants issuable pursuant to the Unit Purchase Options.

                           Trans Global Services, Inc.

                   Cross-Reference Sheet Pursuant to Rule 404


    Item No.                                        Caption in Prospectus

1.     Forepart of the Registration      Registration Statement Facing Page,
       Statement and Outside Front       Prospectus Cover Page
       Cover of Prospectus
2.     Inside Front and Outside Bank     Inside Cover Page, Back Cover Page
       Cover Pages of Prospectus
3.     Summary Information, Risk         Prospectus Summary, Risk Factors
       Factors and Ratio of Earnings
       to Fixed Charges
4.     Use of Proceeds                   Use of Proceeds
5.     Determination of Offering Price   Cover Page, Risk Factors, Underwriting
6.     Dilution                          Dilution
7.     Selling Security Holders          Cover Page, Inside Cover Page, Selling
                                         Security Holders
8.     Plan of Distribution              Cover Page, Inside Cover Page, Selling
                                         Security Holders, Underwriting
9.     Description of Securities to      Description of Securities
       be Registered
10.    Interest of Named Experts         N.A.
       and Counsel
11.    Information with Respect to       (a)-(c)  Prospectus Summary, Business
       the Registrant                    (d)      Cover Page
                                         (e)      Financial Statements; Pro
                                                  Forma Combined Condensed
                                                  Statements of Operations
                                         (f)      Prospectus Summary, Trans
                                                  Global Services, Inc. Selected
                                                  Financial Data
                                         (g)      N.A.
                                         (h)      Trans Global Services, Inc.
                                                  Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations
                                         (i)      N.A.
                                         (j)-(k)  Management
                                         (l)      Principal Stockholders
                                         (m)      Certain Transactions
12.    Disclosure of Commission          N.A.
       Position on Indemnification
       for Securities Act Liabilities

PROSPECTUS         SUBJECT TO COMPLETION DATED JANUARY 15, 1997
                                 1,250,000 Units

                           Trans Global Services, Inc.

      (Each Unit consisting of one share of Series G Convertible Redeemable Preferred Stock, par value $.01 per share, and one Series E Redeemable
                         Common Stock Purchase Warrant)

         Trans Global Services, Inc. (the "Company") is offering 1,250,000 Units, each Unit consisting of one share of Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock") and one Series E Redeemable Common Stock Purchase Warrant (the "Warrants"). The Series G Preferred Stock and Warrants comprising the Units will be separately transferable immediately upon issuance. Each share of Series G Preferred Stock pays an annual dividend of $.12 per share, is convertible, commencing one year from the date of this Prospectus or earlier with the consent of the Company, _____ into shares of Common Stock, subject to adjustment, and may be redeemed by the Company for $8.00 per share commencing one year from the date of this Prospectus on not less than 30 nor more than 60 day's notice. Each Warrant entitles the holder to purchase one share of Common Stock at $3.00 per share, subject to adjustment, during the three-year period commencing on the date of this Prospectus. The Warrants are redeemable by the Company, commencing one year from the date of this Prospectus or earlier with the consent of Patterson Travis, Inc., the representative of the Underwriters (the "Representative"), for $.05 per Warrant, on not more than 60 nor less than 30 days' written notice if the average closing price per share of Common Stock is at least $4.00 (subject to adjustment) for at least 20 trading days ending not earlier than 15 days prior to the date the Warrants are called for redemption. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Units, Series G Preferred Stock or Warrants. The initial public offering price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Representative, and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. The Company's Common Stock and Callable Common Stock Purchase Warrants ("1994 Warrants") are traded on The Nasdaq SmallCap Market under the symbols TGSI and TGSIW, respectively. Although the Company has applied for the inclusion of the Units, Series G Preferred Stock and Warrants on The Nasdaq SmallCap Market under the symbols TGSIU, TGSIP and TGSIZ, respectively, there can be no assurance that an active trading market in such securities will develop or be sustained.

                                 ---------------

  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
   AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," WHICH
                                BEGIN ON PAGE 7.

                                 ---------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                                 Underwriting
                Price to      Discounts and      Proceeds to
                Public        Commissions(1)     Company(2)
--------------------------------------------------------------------------------
Per Unit.....   $8.00            $ .80             $7.20

--------------------------------------------------------------------------------
Total (3)....   $10,000,000   $1,000,000         $9,000,000
================================================================================
                                                           (footnotes on page 2)
         The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Series G Preferred Stock and Warrants comprising the Units will be made against payment therefor at the offices of the Representative at One
Battery Park Plaza, New York, New York 10004 on            , 1997.

                             Patterson Travis, Inc.

                      The date of this Prospectus is        , 1997

                                                     (footnotes from Cover Page)
1 Excludes additional compensation to be received by the Representative in the form of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering ($.24 per Unit) for a total of $300,000 ($345,000 if the Underwriters' over-allotment option is exercised in full), (b) a two-year consulting agreement pursuant to which the Company will pay the Representative a fee of $100,000, and
         (c) options (the "Unit Purchase Options") to purchase 125,000 Units at $13.20 per Unit exercisable during the four-year period commencing one year from the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

2 Before deducting estimated expenses of the Offering of approximately $700,000 ($.56 per Unit), which are payable by the Company and which include the Representative's non-accountable expense allowance and consulting fee.

3 The Company has granted to the Representative an option, exercisable on its own behalf or on behalf of the Underwriters, within 45 days after the date of this Prospectus, to purchase up to an additional 187,500 Units on the same terms solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $11,500,000, $1,150,000 and $10,350,000, respectively.
         See "Underwriting."

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, SERIES G PREFERRED STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         A SIGNIFICANT NUMBER OF UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITERS. SUCH CUSTOMERS MAY SUBSEQUENTLY ENGAGE IN THE SALE OR PURCHASE OF THE SECURITIES THROUGH OR WITH THE UNDERWRITERS. ALTHOUGH THEY HAVE NO OBLIGATION TO DO SO, THE UNDERWRITERS MAY BECOME MARKET MAKERS AND OTHERWISE EFFECT TRANSACTIONS IN THE SECURITIES, AND, IF THE UNDERWRITERS PARTICIPATE IN SUCH MARKET, THEY MAY BE DOMINATING INFLUENCES IN THE TRADING OF THE SECURITIES. THE PRICES AND THE LIQUIDITY OF THE SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE PARTICIPATION OF THE UNDERWRITERS IN SUCH MARKET, SHOULD A MARKET DEVELOP.

                               PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                   THE COMPANY


         Trans Global Services, Inc. (the "Company"), is engaged in providing technical temporary staffing services. In performing such services, the Company addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they may receive different compensation and benefits than permanent employees.

         In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

         The Company is a Delaware corporation which was incorporated in September 1993 under the name Concept Technologies Group, Inc. ("Concept"). The Company's executive offices are located at 1770 Motor Parkway, Hauppauge, New York 11788, telephone (516) 582-9000.

         In May 1995, Concept acquired all of the issued and outstanding stock of Trans Global Services, Inc., a Delaware corporation now known as TGS Services Corp. ("TGS"), in exchange for a controlling interest in the Company. Such transaction is referred to as the "Trans Global Transaction." See "Certain Transactions -- The Trans Global Transaction." In March 1996, the Company changed its corporate name to Trans Global Services, Inc. Prior to May 1995, the Company's primary business was the operation, through WWR Technology, Inc. ("WWR"), of the Klipsch(R) professional loudspeaker business. As a result of the Trans Global Transaction, the Company's principal business became the provision of technical temporary staffing services. See "Certain Transactions -- The Trans Global Transaction." As of September 30, 1995, the Company sold the stock of WWR to an affiliated party. See "Certain Transactions -- Sale of WWR."

         TGS is a Delaware corporation which was incorporated in January 1995 to hold the stock of its two subsidiaries, Avionics Research Holdings, Inc. ("Holdings") and Resource Management International, Inc. ("RMI"). Prior to January 1995, the stock of Holdings and RMI was held by SIS Capital Corp. ("SISC"), which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"). Consolidated is a public company whose businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Holdings was formed to acquire the stock of two related companies, Avionics Research Corporation of New York and Avionics Research Corp. of Florida (collectively, "Avionics") in December 1993. RMI was formed in 1994 to acquire assets of Job Shop Technical Services, Inc. ("Job Shop") in November 1994. RMI conducts business under the name The RMI Group. Avionics has been engaged in the contract engineering business since its organization in 1954, and RMI commenced such business in November 1994, with the acquisition of assets from Job Shop.

         References to the Company refer to the Company and TGS and its subsidiaries, unless the context indicates otherwise. References to Concept relate to the Company prior to the consummation of the Trans Global Transaction in May 1995.

         At December 31, 1996, SISC was the owner of approximately 48.9% of the Company's outstanding Common Stock and held warrants which, if converted and exercised, would result in SISC's ownership of approximately 54.5% of the Common Stock. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, is also chairman of the board and chief executive officer of Consolidated, SISC, Netsmart Technologies, Inc. ("Netsmart"), a public corporation of which SISC owns a majority of the Common Stock and Lafayette Industries, Inc. ("Lafayette"), a public corporation controlled by SISC. Mr. Schiller and SISC together owned approximately 53.9% of the Company's outstanding Common Stock and held warrants and options which, if exercised, would result in their ownership of approximately 59.7% of the Company's Common Stock. The Trinity Group, Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, has an agreement with the Company pursuant to which the Company pays Trinity fees of $10,000 per month through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. Mr. Norman J. Hoskin, a director of the Company, is a director of Consolidated, Netsmart, Lafayette and certain subsidiaries of Consolidated. Mr. E. Gerald Kay, a director of the Company, is a director of Lafayette and certain subsidiaries of Consolidated. See "Management -- Directors and Executive Officers".


                                  THE OFFERING

Securities                             Offered: 1,250,000 Units at $8.00 per
                                       Unit. Each Unit consists of one share of Series G Convertible Redeemable Preferred
                                       Stock ("Series G Preferred Stock") and
                                       one Series E Redeemable Common Stock
                                       Purchase Warrant (the "Warrants"). The
                                       shares of Series G Preferred Stock and
                                       Warrants comprising the Units will be
                                       separately transferable immediately upon issuance.

Description of Series G Preferred Stock:

  Redemption:                          The Series G Preferred Stock is
                                       redeemable by the Company, at its option, for $8.00 per share, in whole at any time and in part from time to time commencing one year from the Effective Date on not less than 30 nor more than 60 days notice.

  Conversion:                          Commencing one year from the Effective
                                       Date, or earlier with the consent of the Company, each share of Series G Preferred
                                       Stock will be convertible into shares of Common Stock, subject to adjustment in the event of any stock split, distribution, dividend, combination of shares or other transaction having the effect of a reverse split or other recapitalizations or similar transactions.

  Liquidation:                         Upon the liquidation, dissolution or
                                       winding up of the Company, the holders of the Series G Preferred Stock will receive a preference of $8.00 per share. Upon receipt of such preference, the holders of the Series G Preferred Stock will not be entitled to any further payment. In the event of the merger or consolidation of the Company, the shares of Series G
                                       Preferred Stock then outstanding will be deemed converted into Common Stock immediately prior to the effective time of the transaction.

  Dividends:                           Annual dividends of $.12 per share of
                                       Series G Preferred Stock, payable
                                       semiannually, in cash or shares of Common
                                       Stock, as the Company shall determine.
                                       After payment of the semi-annual
                                       dividend, each share of Series G
                                       Preferred Stock shall receive the same
                                       per share dividend as is payable with
                                       respect to one share of Common Stock
                                       payable during the semi-annual dividend
                                       period.

No Voting Rights:                      The holders of the Series G Preferred
                                       Stock have no voting rights except as
                                       required by law.

Description of Warrants:

  Exercise of Warrants:                The Warrants are immediately exercisable
                                       upon issuance. Subject to redemption by
                                       the Company, the Warrants may be
                                       exercised at any time during the
                                       three-year period commencing on the date of this Prospectus at an exercise price of $3.00 per share, subject to adjustment.

  Redemption:                          The Warrants are redeemable by the
                                       Company commencing one year from the date of this Prospectus, or earlier with the consent of the Representative, at $.05 per Warrant provided that the average closing price per share of the Common
                                       Stock is at least $4.00 per share,
                                       subject to adjustment, for a period of 20
                                       trading days ending not earlier than 15
                                       trading days prior to the date the board of directors calls the Warrants for redemption.

Use of Proceeds:                       The net proceeds of this Offering will be
                                       used to pay outstanding loans and
                                       obligations and for working capital and
                                       other corporate purposes.  See "Use of
                                       Proceeds."

Risk Factors:                          Purchase of the Units involves a high
                                       degree of risk and should be considered
                                       only by investors who can afford to
                                       sustain a loss of their entire
                                       investment.  See "Risk Factors" and
                                       "Dilution."

Nasdaq Symbols:

  Common Stock                         TGSI
  1994 Warrants                        TGSIW
  Units                                TGSIU (Proposed)
  Series G Preferred Stock             TGSIP (Proposed)
  Series E Warrants                    TGSIZ (Proposed)

Common Stock and Warrants(1) Outstanding:
                                   At the date of this Prospectus:

                                   22,886,331 shares of Common Stock(2)
                                      567,245 1994 Warrants(3)

                                   As Adjusted(4):

                                   22,886,331 shares of Common Stock2
                                    1,250,000 shares of Series G Preferred Stock
                                    1,250,000 Warrants
                                      567,245 1994 Warrants(3)

(1) Does not include privately held warrants to purchase an aggregate of 6,257,352 shares of Common Stock at exercise prices ranging from $.50 to $8.45 (collectively, the "Other Warrants").

(2) Does not include a maximum of 2,792,332 shares of Common Stock which may be issued pursuant to the Company's stock option plans, of which stock options to purchase 1,523,950 shares are outstanding, 567,245 shares of Common Stock issuable upon exercise of the 1994 Warrants, 6,257,352 shares of Common Stock issuable upon exercise of the Other Warrants, or any shares of Common Stock issuable upon conversion of the Series G Preferred Stock or the exercise of the Warrants, the Underwriters' over-allotment option or Unit Purchase Options or the securities underlying the Unit Purchase Options.

(3) The 1994 Warrants were issued as part of the Company's initial public offering in February 1994, have an exercise price of $7.00 per share, and expire in February 1997.

(4) Reflects the issuance of the 1,250,000 shares of Series G Preferred Stock and 1,250,000 Warrants comprising the Units offered hereby.

                          SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

Statement of Operations Data(1):

                                      Nine months ended September 30,               Year Ended December 31,
                                      -------------------------------         -----------------------------
                                            1996                 1995                 1995                  1994
                                            ----                 ----                 ----                  ----
Revenue                                  $45,380              $48,172              $63,152               $25,287
Net (loss) from continuing
operations                                 (770)              (1,784)              (4,413)                 (411)
Net (loss)                                 (770)              (1,872)              (4,696)                 (411)
Net (loss) per share of
Common Stock                               (.09)                (.72)               (1.48)                 (.68)
Weighted average number
of shares of Common
Stock outstanding                          8,525                2,592                3,173                   600
Ratio of earnings to fixed
charges                                      (2)                  (2)                  (2)                   (2)

Balance Sheet Data:

                                                        September 30, 1996                                       December 31,
                                                -----------------------------------                      --------------------
                                                  As Adjusted(3)       Actual               1995                 1994
                                                ----------------- -----------------         ----                 ----
Working capital (deficiency)                         $ 7,549            $(751)            $(2,401)             $(1,805)
Total assets                                          18,304            14,604             12,763               10,345
Total liabilities                                      3,276             7,876              8,511                9,033
Accumulated deficit                                   (5,876)           (5,876)            (5,106)                (411)
Stockholders' equity(4)                               15,028             6,728              4,252                1,312

-------------
(1) Statement of operations data includes the operations of RMI commencing November 22, 1994.

(2) Earnings during this period were insufficient to cover combined fixed charges and Preferred Stock dividends. The dollar amounts of the coverage deficiencies were as follows: $920, $1,934, $4,563 and $561 for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

(3) As adjusted to reflect (a) the receipt by the Company of the net proceeds from the sale of the 1,250,000 Units offered hereby, (b) the issuance by the Company of 10,000,000 shares of Common Stock upon the conversion of shares of Series F $6 Convertible Preferred Stock ("Series F Preferred Stock") subsequent to September 30, 1996, and (c) the use of a portion of the proceeds of this Offering to pay certain debt. See "Use of Proceeds" and "Capitalization."

(4) Stockholders' equity includes $751 at September 30, 1996 and $8,300 as adjusted, relating to Preferred Stock.

                                  RISK FACTORS

         The purchase of the Units offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

         1.       Continuing and substantial losses.

                  (a) Losses from continuing operations. During the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company sustained losses from continuing operations of $770,000, or $.09 per share, $4.4 million, or $1.39 per share, and $411,000, or $.68 per share, respectively, on revenue of $45.4 million, $63.2 million and $25.3 million, respectively. The net loss for 1995, after the loss for the discontinued operations and the loss on the sale of the discontinued segment, was $4.7 million, or $1.48 per share. The results of the Company's operations in 1995 reflect the results of operations of both Holdings and RMI for the entire year. At September 30, 1996, the Company had an accumulated deficit of approximately $5.9 million. The results of operations for 1994 reflect the operations of Holdings for the entire year and RMI commencing November 22, 1994. If the acquisition of Job Shop assets were consummated as of January 1, 1994, the pro forma results of operations of the Company and Job Shop for 1994 would reflect revenue of $64.8 million and a loss of $2.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (b) Penalties for late payment of withholding tax. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company incurred penalties of $550,000 and $1.0 million, respectively, for penalties resulting from the late payment of withholding taxes. See "Risk Factors 4. -- Recent delinquency in payment of payroll tax obligations."

                  (c) Significant interest expenses. The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .3% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. The borrowings are secured by a security interest in all of the Company's assets. At September 30, 1996 and November 30, 1996, such borrowings were $3.6 million . The ability of the Company to operate profitably is dependent in part upon its ability to obtain adequate financing to enable the Company to become current in its payment of payroll taxes, thus eliminating the penalties, and reduce financing costs, however no assurance can be given that it can or will be able to reduce its financing costs. See "Risk Factors 2. -- Substantial capital requirements; acceleration of obligations to asset-based lender" in connection with a reduction to $1.0 million in the available credit from the Company's asset-based lender.

                  (d) Low gross margins. For the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company's gross margins were approximately 8.4%, 6.3% and 6.2%, respectively. Revenue from contract engineering services is based on the hourly cost of payroll plus a percentage. Accordingly, no assurance can be given that the Company will be able to increase its gross margin. The success of the Company's business is dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses and to reduce its variable costs, principally its interest. See "Risk Factors 2. -- Substantial capital requirements; acceleration of obligations to asset-based lender." Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee. Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies such payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         2. Substantial capital requirements; acceleration of obligations to asset-based lender.

                  (a) Working capital deficiency. As of September 30, 1996, the Company had a working capital deficiency of $751,000. Its working capital deficiency reflects (i) $3.6 million due to the Company's asset-based lender,
(ii) payroll taxes and related expenses of $3.1 million, and (iii) accounts payable and accrued expenses of $1.1 million, the most significant component of which was compensation due to the Company's contract employees, which was paid during the first week of October 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (b) Substantial obligations to asset-based lender; acceleration of obligations. At September 30, 1996 and November 30, 1996, the Company owed approximately $3.6 million to its asset-based lender. The Company has been advised that, as a result of a change in its general lending policies, the Company's asset-based lender is reducing the Company's maximum borrowing availability to $1 million, effective in late October 1996, which date has been orally extended until January 1997. Although the Company is seeking a deferral of the effectiveness in the reduction of the available credit and is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain either an extension or an alternate financing source, the failure of which could have a material adverse effect upon the Company. See "Management Discussion and Analysis of Financial Conditions and Results of Operations."

                  (c) Continuing cash requirements. At September 30, 1996, the Company's obligations for withholding taxes, including interest and penalties, was approximately $1.35 million. In July 1996, the Company received $2 million from the sale of Common Stock. The Company used approximately $1.3 million of such proceeds to pay delinquent withholding tax obligations, including interest and penalties. In connection with such payments, the Company entered into an agreement with the Internal Revenue Service ("IRS") pursuant to which the Company is to pay the balance of $1.5 million, plus interest, in eight monthly installments of $150,000, commencing in September 1996 and a final installment of $300,000 in May 1997. One of the conditions to the IRS' agreement is the timely payment by the Company of its current withholding tax obligations on an ongoing basis. See "Risk Factors 4. -- Recent delinquency in payment of payroll tax obligations."

                  The Company is continuing to seek ways to lower its cost of money. In view of the Company's relatively low gross margin, which was approximately 8.4% for the nine months ended September 30, 1996, 6.3% for 1995 and 6.2% for 1994, and its interest costs, which were approximately 1.1% of revenue for the nine months ended September 30, 1996 and 1.5% of revenue for 1995, the inability of the Company to reduce its interest expense would adversely affect its ability to operate profitably. The Company intends to address its capital requirements by seeking to increase its capital base through the sale of the Units and negotiate more favorable borrowing rates. However, no assurance can be given any increase in its capital base resulting from this Offering will enable the Company to operate profitably.

                  (d) Possible need for additional financing. Although the Company believes that the proceeds from this Offering will be sufficient to fund the Company's anticipated cash requirements for one year following the date of this Prospectus, conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction of the Company's operations. See "Use of Proceeds."

         3. Potential claim by Department of Labor, other potential claim. The United States Department of Labor and the independent court-appointed trustee of the Job Shop 401(k) Plan (collectively, "DOL") has filed a complaint against Job Shop and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401(k) retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, the subsidiary that acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for those assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. During the nine months ended September 30, 1996, the Company established a $300,000 reserve with respect to the DOL claim; however, no assurance can be given that such reserve will be adequate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  In May 1991, prior to the acquisition of Holdings by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

         4. Recent delinquency in payment of payroll tax obligations; use of proceeds to pay tax obligations. The nature of the technical temporary staffing industry is that the service company, such as the Company, pays its employees weekly, but does not receive payment from its clients until the following week. As a result of the size of the tax deposit and because of the lack of available cash under its financing arrangement, the Company, as of June 30, 1996, was approximately five weeks late in payment of Federal withholding tax of approximately $1.6 million. As a result of such failure, the IRS imposed interest and significant penalties. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company's selling, general and administrative expenses included approximately $550,000 and $1.0 million, respectively, in penalties for late withholding payments. During July and August, the Company paid the IRS approximately $1.3 million on account of such withholding tax obligations, including interest and penalties, and entered into a payment agreement with the IRS pursuant to which
(a) the Company agreed to pay the remaining $1.5 million, plus interest, in eight monthly installments of $150,000, commencing in September 1996, and a final installment of $300,000 in May 1997, and (b) the IRS agreed to subordinate its lien to the lien of the Company's asset-based lender. The IRS' agreement is contingent upon the Company's making timely payments of its withholding tax obligations. At September 30, 1996, the Company owed the IRS approximately $1.35 million pursuant to its agreement with the IRS, and the Company was current in its withholding tax obligations.

         The Company intends to use approximately $1.0 million, or 12.0% of the net proceeds of this Offering, to pay the IRS. See "Use of Proceeds."

         5. Concentration of business in aerospace industry; dependence on major customers. The Company's principal clients are in the aerospace industry. The Company's three largest clients for the nine months ended September 30, 1996 were The Boeing Company ("Boeing"), Lockheed-Martin Corporation ("Lockheed") and Northrop Grumman Corporation ("Northrop Grumman"), which accounted for revenues of approximately $23.1 million, or 50.9% of revenue for the period. For 1995, the Company's three largest clients were Northrop Grumman, Boeing and Lockheed Ft. Worth Company which accounted for revenues of $34 million, or 54% of revenue. The Company's largest client in 1994 was Northrop Grumman, which accounted for $14.3 million, or 57% of revenue. The Company's contracts with its clients may generally be terminated without significant notice and any loss of a major client may have a material adverse effect upon the Company. Although the Company's agreements with its clients in the aerospace industry are with the clients and not government departments or agencies, the Company's business in the aerospace industry may be affected by government policies relating to defense spending. The Company's business may also be affected by the consolidation of companies in the aerospace industry. The Company intends to expand its marketing effort to other major companies in industries which it believes are downsizing their present operations and relying on outside consultants to perform services which had been performed by their employees. See "Business -- Markets and Marketing."

         6. Competition. The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contracts and conduct extensive advertising campaigns aimed at both employers and job applicants. No assurance can be given as to the ability of the Company to expand its client base into other industries. See "Business -- Competition."

         7. Dependence upon industry trends. The technical temporary staffing business is dependent upon the continuation of present trends in industry toward downsizing and outsourcing. The Company hires its employees to perform specific services for its clients. The interviewing process may be conducted by the clients, and the clients define the scope of the work. In some instances, the Company's employees were formerly employed by the clients, and may have performed the same duties and reported to the same supervisor. Clients engage technical personnel on a contract basis, rather than hiring such individuals directly, because of the flexibility in retaining personnel and the ability to obtain the services of the Company's employees without the need to provide the compensation and other benefits which would be required to be paid to employees. To the extent that these factors change, either as a result of government policies, company policy or other factors, the Company's business would be adversely affected. Furthermore, to the extent that legislation, government regulations or court decisions require employees of technical staffing companies to receive the same benefits as the clients' employees, the Company's business may be adversely affected. See "Business -- Market and Marketing."

         8. Substantial obligations to and from related parties; related party transactions. Effective June 30, 1996, SISC exchanged $750,000 of its debt for shares of Series F Preferred Stock pursuant to a debt and equity restructure with SISC (the "SISC Recapitalization"). Pursuant to the SISC Recapitalization, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. As part of the SISC Recapitalization, the Company issued 100 shares of Series F Preferred Stock to DLB, Inc. ("DLB"), which owned 5% of the Series B and C Preferred Stock. DLB is owned by Mr. Schiller's wife, but Mr. Schiller disclaims beneficial interest in DLB or any securities owned by DLB. SISC transferred 1,000 shares of Series F Preferred Stock to Mr. Lewis S. Schiller, chairman of the board of the Company and Consolidated, pursuant to Mr. Schiller's employment agreement with Consolidated. The 10,000 shares of Series F Preferred Stock held by SISC, Mr. Schiller and DLB were convertible into 10,000,000 shares of Common Stock, and all of the shares of Series

F Preferred Stock were converted into Common Stock in October and December 1996. See "Certain Transactions." No shares of Series F Preferred Stock are presently outstanding.

         The Company has made advances to three subsidiaries of SISC ("SISC Subsidiaries") which are not owned or controlled by the Company. Such advances were approximately $1.4 million at September 30, 1996. The Company cannot predict whether or when these advances will be repaid because of the SISC Subsidiaries' lack of working capital.

         At September 30, 1995, the stock of WWR was sold to a subsidiary of Consolidated. See "Certain Transactions -- Sale of WWR." At September 30, 1996, WWR owed $400,000 to a nonaffiliated lender. The note matures in June 1997 and is guaranteed by Walnut Capital Corp. ("Walnut") and the Kanter Family Foundation (the "Kanter Foundation"). The Kanter Foundation and Walnut are affiliated with Mr. Joel S. Kanter, a director of the Company. The Company, SISC and Consolidated have guaranteed the guarantee obligations of the Kanter Foundation and Walnut.

         Trinity, a subsidiary of Consolidated and an affiliate of SISC, has a management services agreement with the Company pursuant to which the Company is to pay Trinity $10,000 per month through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. Mr. Lewis S. Schiller, who is the chairman of the board and chief executive officer of the Company, is the chief executive officer of SISC, Consolidated and Trinity. However, Mr. Schiller receives no cash compensation from the Company.

         At September 30, 1996, Holdings owed former owners of its business $138,000, which is due in installments through May 1997. This obligation was incurred by Holdings in 1993 in connection with the purchase of the business. At the time of the purchase, Holdings was owned by Mr. Joseph G. Sicinski, president of the Company, and one other individual who is not affiliated with the Company. See "Certain Transactions."

         A portion of the proceeds of this Offering is being used to make certain tax payments to the IRS. See "Use of Proceeds." To the extent that any of such taxes are not paid by the Company, certain officers of the Company may have personal liability with respect thereto.

         9. Potential conflict of interest. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company is chairman of the board and chief executive officer of Consolidated. As a result of holding such positions, Mr. Schiller is in a position to determine the terms and conditions of any transactions between the Company and Consolidated, SISC and the SISC Subsidiaries. In addition, Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated and certain subsidiaries of Consolidated, and Mr. E. Gerald Kay, a director of the Company, is also a director of certain subsidiaries of Consolidated. See "Risk Factors -- 8. Substantial obligations to and from related parties; related party transactions," "Risk Factors -- 14. Continued Control by SISC" and "Management -- Directors and Executive Officers."

         10. Broad discretion as to use of proceeds; potential unspecified acquisitions. Approximately $3.7 million, representing approximately 44.6% of the net proceeds of this Offering, are allocated to working capital and other corporate purposes. In addition, to the extent that any proceeds from this Offering are not used to pay the Company's asset-based lender, such proceeds will be used for working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of a significant portion of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given that any such agreements will result in additional revenue or net income for the Company. Furthermore, investors may not have the opportunity to review the business or financial statements of potential acquisition candidates or vote on any acquisition. See "Use of Proceeds" and "Business -- Potential Business Agreements."

         11. Potential change in use of proceeds. Notwithstanding the Company's plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses can or will be profitably operated.

         12. Dependence on management. The Company's business is dependent upon its senior executive officers, principally Mr. Joseph G. Sicinski, president, who is responsible for the Company's operations, including marketing and business development. Mr. Sicinski has an employment agreement with the Company pursuant to which he receives annual compensation at the rate of $234,000, plus a bonus equal to 5% of the Company's consolidated income before income taxes, but not more than 200% of his salary. The loss of service of Mr. Sicinski or other key management employees would have a material adverse effect upon the Company's business and prospects. The Company has $500,000 of key man life insurance on Mr. Sicinski's life.

         13. Need to attract qualified personnel. The ability of the Company to generate revenues is dependent upon both its ability to obtain contracts with clients and to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in obtaining contracts with potential clients and in attracting employees. See "Business -- Competition."

         14. Continued control by SISC. As of December 31, 1996, SISC and Mr. Lewis S. Schiller beneficially owned 48.9% and 5.0% of the Company's outstanding Common Stock, respectively. SISC is a wholly-owned subsidiary of Consolidated, and Mr. Schiller is chief executive officer of the Company, SISC and Consolidated. Furthermore, SISC holds presently exercisable warrants to purchase 2,550,000 shares of Common Stock at $1.25 per share and 267,500 shares of Common Stock at $3.50 per share, and Mr. Schiller holds presently exercisable warrants to purchase 250,000 shares of Common Stock at $1.25 per share and 47,500 shares of Common Stock at $3.50 per share and options to purchase 5,000 shares of Common Stock at $1.03 per share and 150,000 shares of Common Stock at $1.125 per share. After including the shares of Common Stock issuable upon exercise of such warrants and options, SISC and Mr. Schiller beneficially own in the aggregate, 59.7% of the Common Stock. As a result, Mr. Schiller, as chief executive officer of SISC and the Company, has the power to elect all of the Company's directors and approve any matter requiring stockholder approval as well as to determine the terms of any agreements between the Company, on the one hand, and SISC, Consolidated and their subsidiaries and affiliates, on the other hand. See "Principal Stockholders."

         15. Possible delisting from The Nasdaq System and market illiquidity. The Company's Common Stock and 1994 Warrants are, and the Units, Series G Preferred Stock and Warrants are expected to be, included in The Nasdaq SmallCap Market. For continued inclusion on The Nasdaq SmallCap Market, (i) the Company will have to maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock will have to be $1.00 per share, (iii) there must be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock must have at least two active market makers, and (v) the Common Stock must be held by at least 300 holders. In addition, the Company may be required to maintain a stock price of at least $1.00 per share. Nasdaq has recently announced proposed changes which make the criteria for continued inclusion in the Nasdaq SmallCap Market stricter. If the Company is unable to satisfy Nasdaq's requirements for continued listing, such securities may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in such securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

         A significant number of the Units may be sold to customers of the Underwriters. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriters. Although they have no obligation to do so, the Underwriters may become market makers and otherwise effect transactions in securities of the Company, and, if they participate in such market, may be dominating influences in the trading of the securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriters in such market, should a market arise.

         16. Risks of low-priced stocks; penny stock regulations. If the Company's securities were delisted from The Nasdaq SmallCap Market (See "Risk Factors -- 15. Possible delisting of securities from The Nasdaq System and market illiquidity") they may become subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Prospectus in the secondary market.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock, Units, Preferred Stock and Warrants if the Common Stock is listed on The Nasdaq SmallCap Market and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Common Stock or Warrants could be materially adversely affected.

         17. Potential adverse effect of redemption of Warrants. Commencing one year from the date of this Prospectus, or earlier with the consent of the Representative, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not more than 60 nor less than 30 days' notice if the average closing price per share of the Common Stock is at least $4.00 subject to adjustment, during 20 trading days ending not earlier than 15 days prior to the date of the Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities --Series E Redeemable Common Stock Purchase Warrants."

         18. Current prospectus and state registration required to exercise Warrants. Holders of the Warrants will only be able to exercise the Warrants if
(a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and may not call the Warrants for redemption unless there is a current and effective registration statement covering the issuance of the Common Stock upon exercise of the Warrants, there can be no assurance that the Company will be able to do so. Pursuant to Section 10(a)(3) of the Securities Act, this Prospectus, unless amended or supplemented in accordance with the rules and regulations of the Commission pursuant to the Securities Act, may not be used by the Company in connection with the exercise of any Warrants subsequent to nine months from the date of this Prospectus. Prior to the expiration of nine months from the date of this Prospectus, it may be necessary to amend or supplement this Prospectus under certain conditions, in which event the Warrants could not be exercised prior to the date of the amended Prospectus or supplement. Unless there is an effective and current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be returned by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         The Company has registered or qualified the Warrants for sale in a limited number of states. Although the Company is not aware of any states which prohibit the registration or qualification of securities of the type offered by the Company and anticipates that it will qualify for available after-market exemptions in a majority of states within several months after the completion of the Offering, there can be no assurance that an exception permitting the exercise of the Warrants will be available in any jurisdiction other than in those states which the Common Stock and Warrants were initially registered or are exempt from registration at the time a holder seeks to exercise Warrants.

         19. Arbitrary offering price and terms. The price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other indicia of value.

         20. No Common Stock dividends anticipated. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The annual dividend requirement of the Series G Preferred Stock is $150,000, which are payable in cash or in shares of Common Stock, as the board of directors may determine. If the Over-Allotment Option and the Representative's Unit Purchase Option are exercised, the annual dividend on the Series G Preferred Stock will be $187,500.

         21. Shares eligible for future sale; shares issuable pursuant to warrants, options and preferred stock; registration rights. Approximately 9,400,000 of the 22,886,331 shares of Common Stock outstanding at December 31, 1996, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of the two-year holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. The remaining shares become eligible for sale pursuant to Rule 144 of the Commission two years after the date of issuance by the Company or the date of transfer by an affiliate of the Company. Such share will become eligible for sale pursuant to Rule 144 in May 1997, as to 3,091,782 shares, June 1997 as to 108,000 shares, September 1997 as to 954,000 shares and April 1998 as to 10,393,000 shares. SISC and the Company's directors and executive officers have agreed to a 24-month lockup during which they may not sell their shares without the prior approval of the Representative.

         As of December 31, 1996, the Company had (a) outstanding 1994 Warrants to purchase 567,245 shares of Common Stock at $7.00 per share through November 1996, which warrants are publicly traded, (b) warrants to purchase an aggregate of

1,302,352 shares of Common Stock at exercise prices ranging from $2.00 to $7.00 per share with various expiration dates, and (c) warrants to purchase 4,900,000 shares of Common Stock at $.50 per share through April 2001, which are held by SISC and the Company's directors. In addition, the underwriter of the Company's initial public offering holds unit purchase options to purchase 55,000 of the units issued in the Company's initial public offering in February 1994, at $8.45 per unit through February 1999. Each such unit consists of one share of the Company Common Stock and a warrant to purchase one share of the Company Common Stock at $7.00 per share through August 1996.

         The Company has adopted three stock option plans pursuant to which a maximum of 2,792,332 shares of the Common Stock may be issued, of which options to purchase 1,523,950 shares are outstanding.

         The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Common Stock.

         22. Potential adverse impact of Preferred Stock on rights of holders of Common Stock. The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The board of directors has in the past issued shares of Preferred Stock with the right to vote more than one vote per share. The Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock. Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future.

         23. No public market. Prior to this Offering, there has been no public trading market for the Units, Series G Preferred Stock or Warrants. Although the Common Stock and 1994 Warrants are listed on The Nasdaq SmallCap Market and the Company has applied to have the Units, Series G Preferred Stock and Warrants included in The Nasdaq SmallCap Market, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

         24. Dilution. Assuming conversion of the Series G Preferred Stock, without allocating any value to the Warrants, purchasers of the Units will incur dilution of $_____, or ____%, from the initial public offering price of $ per share, based on the conversion ratio of shares of Common Stock for each share of Series G Preferred Stock.


                       MARKET FOR COMMON STOCK; DIVIDENDS

         The Company's securities have been traded on The Nasdaq SmallCap Market since the Company's initial public offering on February 15, 1994, pursuant to which the Company sold units (the "1994 Units"), each 1994 Unit consisting of one share of Common Stock and one 1994 Warrant. The Common Stock and 1994 Warrants have been traded on The Nasdaq SmallCap Market since September 22, 1994. From July 28, 1994, when the Units were split into their individual components and trading of the Common Stock and 1994 Warrants commenced on The Nasdaq SmallCap Market, the symbols for the Common Stock and 1994 Warrants were "CTGI" and "CTGIW," respectively. Effective on September 21, 1995, the trading symbols were changed to "TGSI" and "TGSIW," respectively.

         The high and low closing bid prices for the Company's Common Stock and 1994 Warrants since September 1994, when the trading in 1994 Units terminated and trading in the Common Stock and 1994 Warrants commenced are as follows:


                                 Common Stock                1994 Warrants
                             High            Low          High            Low
1994
  Third Quarter
    (from September 22)      $5-7/8         $4-5/8        $1-1/4         $5/8
  Fourth Quarter              5-3/4          3-1/8         1-3/8          1/2
1995
  First Quarter               3-7/8          2             1              3/8
  Second Quarter              4-3/4          3-1/2           7/8          5/8
  Third Quarter               4-1/4          2-1/8          15/16         5/16
  Fourth Quarter              3-1/2          1-3/8           1/2         11/32
1996
  First Quarter               1-11/16         15/16         15/32         3/16
  Second Quarter              1-3/4          1-7/32          1/2          5/16
  Third Quarter               1-31/32        1-3/8          11/32         7/32
  Fourth Quarter              2-1/4          1-7/16          7/32         5/32


         The closing bid prices for the Common Stock and 1994 Warrants on December 31, 1996 were $1-7/8 and 5/32, respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         As of December 31, 1996, the Company believes that there were approximately 1,300 beneficial holders of the Common Stock.

         The Company has paid no dividends on its Common Stock since inception, and does not expect to pay any dividends for the foreseeable future. See "Description of Securities -- Series G Preferred Stock" in connection with dividends payable with respect to the Series G Preferred Stock.


                                 USE OF PROCEEDS

         The Company intends to utilize the net proceeds from the sale of the Units issued pursuant to this Prospectus, estimated at approximately $8.3 million (assuming the Underwriters' over-allotment option is not exercised), substantially as follows:

         (a) Approximately $3.6 million (43.4% of the net proceeds) to reduce the Company's obligations to its asset-based lender.(1)

         (b) Approximately $1.0 million (12.0%) to prepay the Company's obligations to the IRS.(2)

         (c) The balance of approximately $3.7 million (44.6%) for working capital and other general corporate purposes.(3)
--------------
(1) At December 31, 1996, the Company owed its asset-based lender approximately $3.6 million. The Company has been advised that, as a result of a change in its general lending policies, the Company's asset-based lender is reducing the Company's maximum borrowing availability to $1 million, effective in late October 1996, which date has been orally extended until January 1997. The Company is seeking an extension of the effectiveness in the reduction of the available credit and is seeking alternative financing sources. In the event that the Company obtains such financing on reasonable terms, all or a portion of the proceeds allocated to pay the asset-based lender may be used for working capital and other corporate purposes.

(2) Pursuant to the Company's agreement with the IRS, the Company is to pay the $1.5 million plus interest in eight monthly installments of $150,000, commencing in September 1996, and a final installment of $300,000 in May 1997. The Company intends to prepay all or a portion of its obligations to the IRS from the proceeds of this Offering. However, the Company reserves the right to pay the IRS in accordance with its agreement, in which event the proceeds allocated to the prepayment of the Company's obligations to the IRS, to the extent not so used, will be used for working capital and other corporate purposes.

(3) At September 30, 1996, the Company had established a $300,000 reserve with respect to certain claims made by the DOL. See "Business -- Litigation and Claims." A portion of the proceeds allocated to working capital and other general corporate purposes may be used to make any payment which may be due to the DOL.

         The foregoing represents the Company's best estimate of its allocation of the proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for the Company's services. Management will have broad discretion to determine the use of a substantial portion of the proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including difficulties encountered in marketing its services. Furthermore, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses and those described under "Risk Factors," as well as changes in the economic climate and changes or anticipated changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the board of directors. Furthermore, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may use the proceeds from this Offering to engage in other unrelated businesses, although it has no such intention at this time.

         The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's cash requirements for at least twelve months following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

         The Company may use a portion of the proceeds of this Offering in connection with acquisitions, joint ventures or other arrangements, which management deems necessary or desirable in connection with the development of the Company's business and related activities. The Company has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. However, to the extent that the Company negotiates such a transaction which requires payment of cash, the Company will use a portion of the proceeds allocated to working capital and other corporate purposes to make such acquisition. In this connection, the Company may reallocate all or a portion of the proceeds allocated to payment of the Company's asset-based lender and the prepayment of the Company's obligations to the IRS. "Business -- Potential Business Agreements."

         Pending the application of the funds as described above, said funds will be invested in short-term interest-bearing deposits and securities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect (a) the sale of the 1,250,000 Units offered hereby and the application of a portion of the proceeds from this Offering to pay short-term debt and (b) the issuance of 10,000,000 shares of Common Stock upon the conversion of Series F Preferred Stock.

                                                                                                        September 30, 1996
                                                                                                 Actual                As Adjusted
                                                                                                       (Dollars in thousands)
Short-term debt:
     Loan payable -- asset-based lender(1)                                                       $3,565                       $--
     Other notes payable(2)                                                                         138                       138
                                                                                                -------                     -----
                                                                                                 $3,703                     $ 138
                                                                                                 ======                     =====

Stockholders' equity:
     Preferred Stock, par value $.01 per share, 3,000,000 shares authorized(3)
     of which:
       10,000 shares are issued, outstanding and designated as Series F
       Preferred Stock(4), none outstanding as adjusted                                              --                        --
       1,562,500 shares are designated as Series G Convertible Redeemable
       Preferred Stock, none issued or outstanding, 1,250,000 shares
       outstanding, as adjusted(5)                                                                   --                        --
     Common Stock, par value $.01 per share, 20,000,000 shares authorized(3),                       129                       229
     12,851,331 shares issued and outstanding and 22,851,331 shares outstanding as adjusted(6)
     Capital in excess of par(7)                                                                 12,814                    21,014
     Accumulated deficit                                                                         (5,876)                   (5,876)
     Deferred compensation fee                                                                     (339)                     (339)
                                                                                                -------                   --------
Stockholders' equity                                                                            $ 6,728                   $15,028
                                                                                                -------                   =======

(1) The Company's loan from its asset-based lender bears interest at prime plus 2%. In addition, the Company pays a fee of .3% of the face amount of all invoices financed, regardless of the amount borrowed against the invoice. See Note 2 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

(2) See Note 8 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

(3) In November 1996, the Company's certificate of incorporation was amended to increase the authorized capital stock to 20,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock.

(4) The liquidation preference of the Series F Preferred Stock is $1 per share, or an aggregate of $10,000. Subsequent to September 30, 1996, all of the shares of Series F Preferred Stock were converted into an aggregate of 10,000,000 shares of Common Stock.

(5) The liquidation preference of the Series G Preferred Stock is $8.00 per share. The Series G Preferred Stock is redeemable at $8.00 per share. See "Description of Capital Stock -- Series G Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series G Preferred Stock.

(6) Does not include an aggregate of 10,184,174 shares of Common Stock reserved as follows: (a) 2,792,332 shares issuable pursuant to the Company's stock option plans, of which stock options to purchase 1,434,100 shares are outstanding, (b) 567,245 shares of Common Stock issuable pursuant to the 1994 Warrants, and (c) 6,257,352 shares of Common Stock issuable upon exercise of the Other Warrants. The number of reserved shares of Common Stock does not include any shares of Common Stock issuable upon conversion of the Series G Preferred Stock, or the exercise of the Warrants, the

         Underwriters' over-allotment option or Unit Purchase Options or the securities underlying the Unit Purchase Options. See "Certain Transactions," "Description of Securities" and "Underwriting."

(7) Includes $751 at June 30, 1996 and $8,300, as adjusted, relating to the Preferred Stock.

         See "Business -- Property" and Note 10 of Notes to Trans Global Services, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.


                           TRANS GLOBAL SERVICES, INC.
                             SELECTED FINANCIAL DATA
                    (In thousands, except per share amounts)

         Set forth below is selected financial data with respect to the Company for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data(1):

                                            Nine months ended September 30,                 Year Ended December 31,
                                               1996                   1995                  1995                  1994
                                               ----                   ----                  ----                  ----
Revenue                                      $45,380                $48,172               $63,152               $25,287
Net (loss) from continuing operations           (770)                (1,784)               (4,413)                 (411)
Net (loss)                                      (770)                (1,872)               (4,696)                 (411)
Net (loss) per share of
Common Stock                                    (.09)                  (.72)                (1.48)                 (.68)
Weighted average number
of shares of Common Stock
outstanding                                    8,525                  2,592                 3,173                   600
Ratio of earnings to fixed
charges                                          (2)                    (2)                   (2)                    (2)

Balance Sheet Data:

                                                               December 31,
                                   September 30, 1996      1995           1994
                                   ------------------      ----           ----
Working capital (deficiency)              $(751)         $(2,401)       $(1,805)
Total assets                             14,604           12,763         10,345
Total liabilities                         7,876            8,511          9,033
Accumulated deficit                      (5,876)          (5,106)          (411)
Stockholders' equity(3)                   6,728            4,252          1,312
-------------

(1) Statement of operations data includes the operations of RMI commencing November 22, 1994.

(2) Earnings during this period were insufficient to cover combined fixed charges and Preferred Stock dividends. The dollar amounts of the coverage deficiencies were as follows: $920, $1,934, $4,563 and $561 for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

(3) Stockholders' equity includes $751 additional paid-in capital relating to Preferred Stock.

                           TRANS GLOBAL SERVICES, INC.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

Results of Operations

         The following information relates to the business of the Company and TGS for the periods covered. The only business conducted by the Company is the technical temporary staffing services business, which was conducted by TGS and its affiliated companies prior to the completion of the Trans Global Transaction. The business conducted by the Company prior to the Trans Global Transaction is no longer conducted by the Company and is treated as discontinued operations. References to the Company operations prior to January 1995, when the Company was organized, relate to the operations of Avionics and RMI as subsidiaries of SISC.

Nine months ended September 30, 1996 and 1995

         Revenue from technical temporary staffing services is based on the hourly cost of payroll plus a percentage. The success of the Company's business will be dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses, and to reduce its variable costs, principally its interest. Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee. Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies its payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. For example, in 1996, Social Security taxes are payable on the first $62,700 of compensation. Once that level of compensation is paid with respect to any employee, there is no further requirement for the Company to pay Social Security tax for such employee. Since most of the Company's employees receive compensation in excess of that amount, the Company's costs with respect to any employee are significantly higher during the period when it is required to pay Social Security taxes than it is after such taxes have been paid.

         For the nine months ended September 30, 1996 (the "September 1996 period"), the Company had revenues of $45.4 million reflecting a 5.8% decrease from the revenue of $48.2 million during the nine months ended September 30, 1995 (the "September 1995 period"). This decrease is attributed to the loss of a contract on January 1, 1996, from one of the Company's larger customers in the aerospace industry. By September 30, 1996, the Company had increased its revenue base so that, at such date, the annual rate of revenue was substantially the same as it was prior to the loss of the customer. During the September 1996 period, 50.9% of the Company's revenue was derived from three clients and 63.3% of such revenue was derived from five clients. See "Business -- Markets and Marketing." The Company's gross margin for the September 1996 period was 8.4%, as compared to 6.0% for the September 1995 period. The increase reflects a higher gross margin on the new contracts entered into by the Company as compared with the lower gross margin on the contract that was lost.

         Selling, general and administrative expenses were approximately $3.5 million, or 7.7% of revenue, for the September 1996 period and $2.9 million, or 6.0% of revenue, for the September 1995 period. This percentage increase is primarily attributed to penalties of $550,000 for late withholding tax payments. In addition, the increase in selling, general and administrative expenses, as a percent of revenue, reflects the 5.8% decline in revenue.

         The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .30% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. This reflects a reduction in the financing charges resulting from a June 1995 amendment to its borrowing agreement. Prior to the amendment, the Company paid interest at a rate of 4% in excess of prime and a fee of 1% of its borrowings relating to RMI's operations. The borrowings are secured by a security interest in all of the Company's assets. At September 30, 1996, such borrowings were $3.6 million. The ability of the Company to operate profitably is dependent in part upon its ability to reduce its financing costs. The interest rates (exclusive of the fee) payable by the Company at September 30, 1996 and 1995 was 10.25%. During the September 1996 period, the interest expense was approximately $500,000, as compared to $740,000 for the September 1995 period, reflecting a decrease of 31%, which reflects the reduced borrowing rates which were effective in June 1995.

         During the September 1996 period, the Company established a $300,000 reserve in connection with the claim by the DOL arising from the acquisition of Job Shop assets, which is reflected on the Consolidated Statements of Operations as a contingency reserve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The Company has not provided for income taxes for the September 1996 period due to a current period loss. Federal and state tax benefits have not been recognized for the September 1996 period since, under SFAS No. 109, "Accounting for Income Taxes," the Company has determined that more likely than not the deferred tax asset will not be realized.

Years Ended December 31, 1995 and 1994

         For the year ended December 31, 1995, the Company had revenues of $63.2 million, reflecting a 150% increase in revenue from the revenue of $25.3 million during 1994. During 1994, the Company's operations consisted of Avionics for the entire year and RMI from November 22, 1994, the date of the acquisition of Job Shop assets. The increase in revenue in 1995 reflected the inclusion of the operations of RMI for the entire year, as well as an increase in revenue from Avionics' clients resulting from its increased marketing effort. The increase in costs of sales from $23.7 million for 1994 to $59.2 million for 1995 also reflects the inclusion of the operations of RMI. The gross margin was 6.3% for both 1995 and 1994.

         Selling, general and administrative expenses increased by 540% from $1.0 million for 1994 to $6.4 million for 1995. This increase reflects a number of factors, including (i) $2.3 million from the issuance of securities for consulting services, (ii) $2.0 million managing expenses relating to the operations of RMI; and (iii) $1.0 million of penalties resulting from late withholding tax payments. Although the Company has been taking steps to reduce overhead, it is possible that selling, general and administrative expenses may continue at modestly reduced levels for the short-term future. In 1994, selling, general and administrative expenses reflected a $159,000 credit resulting from the refund of a withholding tax penalty previously paid by the Company.

         During 1995, the Company also incurred approximately $528,000 of acquisition expenses reflecting the value of securities issued in connection with the Trans Global Transaction. The acquisition expenses reflect the value of Common Stock issued to a finder in connection with the Trans Global Transaction and in consideration of agreements by certain of the Company's stockholders to enter into lock-up agreements. The delivery of such shares of Common Stock was deferred until after the Company's certificate of incorporation was amended to increase its authorized Common Stock. See Note 14 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

         Amortization of customer lists and other intangible assets increased by 47% during 1995 from $309,000 to $455,000, reflecting the increased amortization resulting from the November 1994 acquisition of Job Shop assets. During 1994, the amortization related primarily to the December 1993 acquisition of Avionics.

         The Company incurred an operating loss for 1995 of $3.4 million, compared with operating income of $277,000 for 1994. The increase in the loss reflects (i) the substantial increase in selling, general and administrative expenses, (ii) the acquisition expenses relating to the Trans Global Transaction and (iii) the increased amortization of intangibles.

         The Company's interest expense reflects principally its obligations due to its asset-based lender. In June 1995, the Company effected a reduction in the financing costs under its agreement with its asset-based lender for borrows by RMI. The interest rate (exclusive of the fee) payable by the Company at December 31, 1995 was 10.25%. In 1995, the average outstanding borrows increased 147% from $1.5 million to $3.7 million. The increase in outstanding borrows reflected the inclusion of the operations of RMI for the entire year in 1995. As a result, although the Company was able to reduce its finance rates from 1994 to 1995, finance costs increased 38.4% from $696,000 for 1994 to $963,000 for 1995.

         As a result of the foregoing, the Company sustained a loss from continuing operations of $4.4 million, or $1.39 per share, for 1995 as compared with a loss of $411,000, or $.68 per share, for 1994.

         At September 30, 1995, the Company disposed of WWR, which operated its loudspeaker business. Such business is reflected as a discontinued operation. This operation generated a loss of approximately $25,000 for 1995. After giving effect to the loss from discontinued operations, the Company's net loss for 1995 was $4.7 million, or $1.44 per share.

Years Ended December 31, 1994 and 1993

         The results of operations for the Company for 1994 reflect the operations of Avionics for the entire year and the operations of RMI from November 22, 1994, when RMI acquired assets of Job Shop. Avionics was acquired in December 1993. RMI acquired assets of Job Shop, including its customer list, in exchange for 750,000 shares of common stock of Consolidated, the sole stockholder of SISC, and the payment of certain of Job Shop's obligations to the IRS pursuant to a settlement agreement with the IRS.

         The Company has sustained losses since its organization. Although the Company had an operating profit of $277,000 on revenue of $25.3 million for the year ended December 31, 1994, it shows a loss of $411,000 for the year principally as a result of interest expense of $696,000. Selling, general and administrative expenses in 1994 were affected by a credit of $159,000 representing a refund of a tax penalty previously paid. Net income was also affected by the amortization of intangibles of $309,000, a significant portion resulted from the November 1994 acquisition of Job Shop assets.

         The operations of Job Shop from January 1, 1994 to November 22, 1994 showed an operating profit of $206,000 and a net loss of $1.9 million on revenue of $39.5 million. Job Shop's interest expense for the period was $871,000.

         During 1994, the Company financed its payroll obligations by borrowing from an asset-based lender at interest rates of 2% and 4% in excess of prime. The Company also paid a fee of .33% and 1.0% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. At December 31, 1994, such borrows were $4.0 million, which was the maximum available under its borrowing formula. The interest rates payable by the Company at December 31, 1994 were 9.65% as to $1.5 million and 11.65% as to $2.5 million. The combined interest expense for the Company and Job Shop during 1994 was approximately $1.6 million.

Liquidity and Capital Resources

         As of September 30, 1996, the Company had a working capital deficiency of $751,000. Its working capital deficiency reflects (a) $3.6 million due to the Company's asset-based lender, (b) payroll taxes and related expenses of $3.1 million, and (c) accounts payable and accrued expenses of $1.1 million.

         At September 30, 1996, the Company required additional capital to enable it to expand its operations. The principal source of funds, other than its asset-based lender, is from the sale of securities. In July 1996, the Company raised $2 million from the sale of Common Stock and used such funds principally to pay tax obligations.

         At September 30, 1996 and November 30, 1996, the Company owed approximately $3.6 million to its asset-based lender. The Company has been advised that, as a result of a change in its general lending policies, the asset-based lender is reducing the Company's maximum borrowing availability to $1 million, effective in late October 1996, which date has been orally extended until January 1997. Although the Company is seeking an extension of the effectiveness in the reduction of the available credit and is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain either an extension or an alternate financing source, the failure of which could have a material adverse effect upon the Company.

         The Company and its subsidiaries have certain outstanding notes. One of these notes, issued by WWR in the amount of $400,000, is guaranteed by SISC and certain entities which are affiliated with a director of the Company. The Company has guaranteed the guarantee obligations of certain of such entities. The Company's obligation on its guarantee continues notwithstanding the sale of WWR to an affiliate of SISC in September 1995. See "Certain Transactions."

         In November 1994, RMI purchased assets of Job Shop. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value of those assets which it did purchase. At November 22, 1994, the date of the purchase of the Job Shop assets, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increases since such date as a result of interest and penalties. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. The Company and the DOL are currently engaged in discussions. If an agreement cannot be reached by the parties involved and the DOL prevails in court, it could have a material adverse effect upon the operations of RMI and possibly the Company as a whole. At September 30, 1996, the Company had reserved $300,000 with respect to the claim by the DOL, which management believed to be the maximum range of recovery by the DOL; however, no assurance can be given that such reserve will be adequate

         In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. Although the Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted, it believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

         In August 1996, the Company entered into an agreement with the IRS to pay its delinquent payroll taxes, interest and penalties. The Company paid $1.3 million and has agreed to pay the balance in eight equal monthly installments of $150,000, commencing in September 1996, with the remaining balance of $300,000 to be paid in May 1997. The IRS has agreed to subordinate its lien to the lien of the Company's asset-based lender provided that the Company is in compliance with current IRS regulations concerning the timely deposit of Federal employment and withholding taxes. At September 30, 1996, the Company owed the IRS $1.35 million pursuant to its agreement with the IRS, and the Company was current in its withholding tax obligations.


                                    BUSINESS

         Since May 1995, the Company's principal business has been technical temporary staffing service. In performing such services, the Company, through its two wholly-owned subsidiaries, Holdings and RMI, addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company believes that the market for outsourcing services such as those offered by the Company results from the trend in employment practices by major corporations in the aerospace, electronics, energy, engineering and telecommunications industries to reduce their permanent employee staff and to supplement their staff with temporary personnel on an as-needed basis. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they receive different compensation and benefits than permanent employees.

         In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

         The Company also offers its clients a range of integrated logistical support services which are performed at the Company's facilities. These services, which are ancillary to a project, include the management of technical documents involving technical writing, preparation of engineering reports, parts provisioning documents and test equipment support documents, establishing maintenance concepts and procedures, and providing manpower and personnel support. In performing these services, the Company hires the necessary employees for its own account and may work with the client in developing and preparing the documentation. Payments would be made pursuant to a purchase order from the client on a project basis and not as a percentage of the cost of the employees. To date, the integrated logistics support business has not generated more than nominal revenue, and no assurance can be given that the Company will generate any significant revenue or profit from such services.

         The Company's strategy has been directed at increasing its customer base and providing additional services, such as integrated logistics support, to its existing customer base. The Company believes that the key to profitability is to provide a range of services to an increased customer base. In this connection, the Company is increasing its marketing effort both through its own personnel and in marketing efforts with other companies that offer complementary services.


Markets and Marketing

         The market for the Company's services is comprised of major corporations in such industries as aerospace, electronics, energy, engineering, computer services and telecommunications, where "downsizing" and "outsourcing" have become an increasingly important method of cost reduction. Typically, a client enters into an agreement with one or a small number of companies to serve as employer of record for its temporary staff, and its agreements are terminable by the client without significant notice.

         The Company maintains a computerized data base of technical personnel based upon their qualifications and experience. The data base, which contains more than 100,000 names, is generated through employees previously employed by the Company, referrals and responses to advertisements placed by the Company in a variety of local media, including newspapers, yellow pages, magazines and trade publications. Part of its responsibilities for any engagement is the recruitment and initial interviewing of potential employees, with the client conducting any final interviews it deems necessary. The majority of work performed by the

Company' employees is performed at the client's premises and under the client's direction, although the Company is the employer of record.

         The Company markets its services to potential clients through its officers, management and recruitment personnel who seek to provide potential clients with a program designed to meet the client's specific requirements. The marketing effort utilizes referrals from other clients, sales calls, mailings and telemarketing. The Company also conducts an ongoing program to survey and evaluate the clients' needs and satisfaction with the Company's services, which it uses as part of its marketing effort.

         Although the Company has eight offices, including its main office in Long Island, New York, throughout the United States, there is no limited geographic markets for the Company's services. The Company has in the past established offices in new locations when it receives a contract in the area and it cannot effectively service such contract from its existing offices. The Company intends to continue to establish new offices as necessary to meet the needs of its customers.

         A client will utilize contract engineering services such as those provided by the Company when it requires a person with specific technical knowledge or capabilities which are not available from the client's permanent staff or to supplement its permanent staff for a specific project or to meet peek load requirements. When the client requires personnel, it provides the Company with a detailed job description. The Company then conducts an electronic search in its computerized resume data base for candidates matching the job description. In addition, each branch office maintains a file of active local resumes for candidates available for assignment in the vicinity of the branch office. The candidates are then contacted by telephone by the Company's recruiters, who interview interested candidates. If a candidate is acceptable to the Company and interested in the position, the Company refers the candidate to the client. An employment agreement is executed with the Company prior to the commencement of employment.

         The Company serves primarily the aerospace and electronics industries as well as the telecommunications, banking and computer science industries and public utilities along with numerous manufacturing companies. The Company is expanding its effort to address the general trend of "downsizing" and "outsourcing" by major corporations on a national basis. To meet this goal, the Company has commenced a national sales campaign addressing a broad spectrum of Fortune 500 companies, offering a managed staffing service to those companies in the process of downsizing and outsourcing specific functions. Since a company engaged in downsizing seeks to focus on its core business needs with its in-house staff, the Company seeks to identify and address the needs of a specific task or department not part of the core business for which outsourcing would be an appropriate method of addressing those needs. In addressing these needs, the Company has conducted marketing efforts with Manpower International, Inc., TAD Resources International Inc. and Olsten Corporation.

         The Company's contracts are generally terminable by the client on short notice.

         The Company's largest customers for the nine months ended September 30, 1996 were Boeing, Lockheed, Northrop Grumman, Gulfstream Aerospace Corp. and Bell Helicopter Textron, which accounted for approximately $9.9 million, $7.3 million, $5.9 million, $3.1 million and $2.5 million, or 21.9%, 16.1%, 13.0%, 6.9% and 5.4% of revenue, respectively. For the year ended December 31, 1995, Northrop Grumman, Lockheed and Boeing accounted for $19.4 million, $10.2 million and $9.6 million, or 30.7%, 16.1% and 15.2% of revenue, respectively. No other client accounted for 5% or more of the Company's revenues in either the nine months ended September 30, 1996 or the year ended December 30, 1995.

         Avionics' largest clients for both 1994 and 1993 were Northrop Grumman and Martin Marietta Corp., which accounted for approximately $14.5 million and $2.0 million, respectively, which represented approximately 57% and 8% of the Company's revenue for the year ended December 31, 1994, and approximately $9 million and $3 million, respectively, which represented approximately 65% and 22% of Avionics' revenue for the year ended December 31, 1993.

         RMI was formed in 1994 to acquire assets of Job Shop in November 1994. RMI conducts business under the name The RMI Group. During 1994, six clients of RMI and Job Shop accounted for aggregate revenues of $32 million, or approximately 90% of their combined revenue for the year. Boeing and Lockheed Ft. Worth Company, which accounted for revenues of $10 million and $7.5 million, or 22% and 17% of such combined revenue for 1994, were the only clients which accounted for more than 10% of the combined revenue of RMI and Job Shop. Four other clients, three of which are in the aerospace industry, accounted for aggregate revenue of $14.7 million, or 51% of the combined revenue of RMI and Job Shop for 1994.

Competition

         The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contracts and conduct extensive advertising campaigns aimed at both employers and job applicants. The Company believes that the ability to demonstrate a pattern of providing reliable qualified employees is an important aspect of developing new business and retaining existing business. Furthermore, the ability of the Company to generate revenues is dependent not only upon its ability to obtain contracts with clients, but also to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in attracting employees.


Government Regulations

         The technical temporary staffing industry, in which the Company is engaged, does not require licensing as a personnel or similar agency. However, as a provider of personnel for other corporations, it is subject to Federal and state regulations concerning the employment relationship, including those relating to wages and hours and unemployment compensation. It also maintains 401(k) plans for its employees and is subject to regulations concerning such plans.

         The Company does not have contracts with the government agencies. However, the Company does have contracts with clients, including major defense contractors, that have contracts with government agencies. The Company's contracts with its clients are based on hourly billing rates for each technical discipline. Many of the clients' contracts with government agencies are subject to renegotiation or cancellation for the convenience of the government. Since the manpower needs of each of the Company's clients are based on the client's own requirements and the client's needs are affected by any modification in requirements, any reduction in staffing by a client resulting from cancellation or modification of government contracts could adversely impact the business of the Company.


Potential Business Agreements

         Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. In negotiating such agreements or arrangements, the Company anticipates that such agreements would be based upon the manner in which the Company's business can be expanded, the extent to which the Company's services can be enhanced or the market for such services expanded into fields not then being addressed by the Company. In this connection, the Company may acquire businesses that are related directly or indirectly to its technical temporary staffing services business. No assurance can be given that any agreement which the Company enters into will generate any net income to the Company. To the extent that the Company enters into an agreement with an affiliated party, the terms and conditions of such agreement will be on terms at least as favorable to the Company as those the Company believes it could achieve in negotiations at arm's length with an independent third party.


Employees

         At December 31, 1996, the Company had 963 employees, of which 921 were contract service employees who performed services on the clients' premises and 42 were executive and administrative employees. Each of the Company's offices is staffed by recruiters and sales managers. Each contract service employee enters into a contract with the Company which sets forth the client for whom and the facility at which the employee's services are to be performed and the rate of pay. If an employee ceases to be required by the Company's clients for any reason, the Company has no further obligation to the employee. Although assignments can be for as short as 90 days, in some cases, it has been for several years. The average assignment is in the range of six to nine months. The Company's employees are not represented by a labor union, and the Company considers its employee relationship to be good.


Litigation and Claims

         There is no material litigation pending or threatened against the Company.

         The DOL has filed a complaint against Job Shop and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401(k) retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, the subsidiary which acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may by liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for the Job Shop assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. Although the Company is engaged in discussions with the DOL, no assurance can be given that such discussions will result in any settlement acceptable to the Company. However, in connection with the negotiations with the DOL and with the consent of the IRS, the Company has paid into escrow $400,000 of the money due the IRS in connection with the agreement with the IRS relating to the acquisition of Job Shop assets. See Note 11 of Notes to Trans Global Services, Inc. Consolidated Financial Statements. During the nine month ended September 30, 1996, the Company established a $300,000 reserve with respect to the DOL's claim, however, no assurance can be given that such reserve will be adequate.

         In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote the Company asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position. See Note 9 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.


Properties

         The Company leases an aggregate of approximately 12,800 square of office facilities at two locations in Long Island, New York, where it maintains its executive offices. It also rents modest office space in Houston, Texas, Phoenix, Arizona, Arlington, Texas, Los Angeles, California, Seattle, Washington, Orlando, Florida and Wichita, Kansas. The aggregate annual rent payable by the Company is approximately $160,000, which is subject to annual increases. The Company believes that its present office space is adequate for its present needs and that additional office space is readily available on commercially reasonable terms.


Former Business of the Company

         Prior to May 1995, Concept's principal business was the operation, through WWR, of the Klipsch(R) professional loudspeaker business. It also is the developer and owner of several proprietary technologies with applications in environmental noise cancellation, medical monitoring, defense and communications. No significant revenue was generated from these activities, which have been discontinued by the Company. For the years ended December 31, 1994 and 1993, Concept had losses of $1.6 million, or $1.30 per share, and $1.4 million, or $1.95 per share, respectively, on revenue of $2.4 million and $3.0 million, respectively.

         WWR was incorporated in 1992 to acquire the professional products business segment of the Klipsch loudspeaker line from Klipsch. Klipsch's primary market has traditionally been the home high fidelity loudspeaker business. It had also developed a reputation as a manufacturer of rugged, well-designed loudspeakers for the professional, commercial and theater sound markets. The Company believed that the acquisition of the assets of the Klipsch professional speaker line would give WWR a major name in the industry.

         Concept's business focus from the time of the acquisition of the Klipsch professional speaker business until its disposition of WWR was to become a significant factor in the professional loudspeaker market, which is defined as any application for loudspeakers other than those used for home and automotive entertainment purposes. Although the Company sought to market the Klipsch speaker line and develop its other businesses, it was not able to operate profitably and, as a result, sought a business opportunity which it felt could develop into a profitable business. Following this strategy, Concept entered into the Trans Global Transaction. See "Certain Transactions -- The Trans Global Transaction." At September 1995, the stock of WWR was sold to a subsidiary of Consolidated. See "Certain Transactions -- Sale of WWR."

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth certain information concerning the directors, a nominee for director and the executive officers of the Company:

     Name               Age             Position with the Company
     ----               ---             -------------------------
Lewis S. Schiller        66   Chairman of the board, chief executive officer
                              and director
Joseph G. Sicinski       65   President and director
Glen R. Charles          42   Chief financial officer and treasurer
Grazyna B. Wnuk          32   Secretary
E. Gerald Kay(1)         57   Director
Joel S. Kanter           39   Director
Norman J. Hoskin(1)      61   Director
-------------

(1)        Member of the stock option committee.

         Mr. Lewis S. Schiller has been chairman of the board, chief executive officer and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995 until the completion of the Trans Global Transaction in May 1995. Mr. Schiller is chairman of the board and chief executive officer of Consolidated, a corporation which, through subsidiaries, is engaged in various businesses. Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart, a majority owned subsidiary of Consolidated that markets health information systems and other network based software systems, and Lafayette, a publicly-traded corporation controlled by SISC which is engaged in various manufacturing businesses. Consolidated's businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Mr. Schiller has held his positions with Consolidated for more than the past five years. Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries, and he devotes only a portion of his time to the business of the Company.

         Mr. Joseph G. Sicinski has been president and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995, and served as president of a predecessor of TGS since September 1992. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services.

         Mr. Glen R. Charles has been chief financial officer and treasurer of the Company since May 1995 and of TGS since its organization in January 1995. He served as chief financial officer of RMI since its acquisition in November 1994. From 1992 to November 1994, he was engaged in the private practice of accounting. For more than five years prior thereto, he was chief financial officer of Telephone Support Systems, Inc., a manufacturer of telecommunications peripheral equipment.

         Ms. Grazyna B. Wnuk has been the secretary of the Company since May 1995. She is also secretary of Consolidated, a position she has held since 1991. She is also a director of Consolidated.

         Mr. E. Gerald Kay has been a director of the Company since the consummation of the Trans Global Transaction in May 1995. He has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher for more than the past five years. From 1988 to 1990 he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products. Mr. Kay is a director of Lafayette and was a director of Netsmart from 1994 until December 1996.

         Mr. Joel S. Kanter has been a director of the Company since its organization in September 1993. He is president and a director of Walnut Financial Services, Inc., a financial consulting firm, since March 1995 and of Windy City, Inc., a private investor which provides investment related services, since 1986. Mr. Kanter is also a director of GranCare, Inc., an operator of nursing homes and institutional pharmacies, I-Flow Corporation, a home infusion corporation, Healthcare Acquisition Corp., a special purpose acquisition corporation designed to acquire and grow businesses in the healthcare field, and Osteoimplant Technology, Inc., a manufacturer of hip and shoulder implant devices. Mr. Kanter is also a director of several private companies.

         Mr. Norman J. Hoskin has been a director of the Company since 1995. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated, Netsmart, Lafayette, Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

         The Board of Directors presently has one committee, the stock option committee, which was formed in 1995 and which administers the Company's 1993 Stock Option Plan, the 1995 Stock Incentive Plan and the 1995 Long Term Incentive Plan.

         The Company's Certificate of Incorporation provides that to the fullest extent provided by Delaware law, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities laws.


Remuneration


         Set forth below is information with respect to compensation paid or accrued by the Company and TGS to their respective chief executive officers and to each other officer whose compensation exceeded $100,000 for 1995, 1994 or 1993. Information for the Company reflects compensation paid during such years by its subsidiaries, Avionics, which was acquired in December 1993, and RMI, which was acquired in November 1994.

                                                       Annual Compensation              Long-Term Compensation (Awards)
                                                                                    Restricted Stock          Options, SARs
Name and Principal Position              Year         Salary          Bonus         Awards (Dollars)             (Number)
---------------------------              ----       ----------      ---------       ----------------          -----------
Milton E. McNally, CEO of the            1995       $ 45,000        --                 --                       --(2),(3)
Company prior to May 1995                1994        123,647        --                 --                       30,000(3)
                                         1993         95,000       $18,903(1)        $176,250(2)                62,500(2)
Lewis S. Schiller, CEO of the            1995         --            --                 --                       --
Company since May 1995(4)                1994         --            --                 --                       --
                                         1993         --            --                 --                       --
Joseph G. Sicinski, President of         1995        178,000        --                 --                      250,000(5)
TGS and President of the Company         1994        110,000        15,000             --                       --
since May 1995                           1993         96,612        --                 --                       --
---------------

(1) Represents compensation paid to Mr. McNally prior to the Company's initial public offering in February 1994 equal to 1% of the sales of one of the Company's subsidiaries.

(2) Represents the amount by which the initial public offering price of the Common Stock ($6.50 per unit) exceeds the exercise price of options granted to Mr. McNally in November 1993 ($3.00 per share as to 50,000 shares and $6.40 per share as to 12,500 shares). In February 1995, the exercise price of the options was reduced to $2.25 per share. Set forth below is information as to the vesting and exercise price of such options:

   Shares Subject       Date of       Initial Exercise       Amended Exercise
      to Option         Vesting            Price                  Price
   --------------       -------       ----------------       ----------------

       25,000           11/1/93            $3.00                  $2.25
        8,334           11/1/94             3.00                   2.25
        8,333           11/1/95             3.00                   2.25
        8,333           11/1/96             3.00                   2.25
        2,500           11/1/94             6.40                   2.25
        2,500           11/1/95             6.40                   2.25
        2,500           11/1/96             6.40                   2.25
        2,500           11/1/97             6.40                   2.25
        2,500           11/1/98             6.40                   2.25
-----------

(3) In May 1994, Mr. McNally was granted fully vested options to purchase 30,000 shares of Common Stock at $5.00 per share, being equal to the fair market value on the date of grant. In February 1995, the exercise price of the options was reduced to $2.25 per share.

(4) Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year to a calendar year from the twelve months ended July 31. During the year ended December 31, 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $250,000, $94,000 and $181,451, respectively. See "Management -- Stock Option Plans" for information with respect to incentive stock options granted to Mr. Schiller in March 1996.

(5) On August 7, 1995, the Company granted to Mr. Joseph G. Sicinski, president of the Company, a six-year incentive stock option to purchase an aggregate of 250,000 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $2.125 per share, being the fair market value on the date of grant. The option was immediately exercisable as to 47,000 shares of Common Stock and becomes exercisable as to an additional 47,000 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15,000 shares of Common Stock on January 1, 2000. In March 1996, the Company, replaced such option with an incentive stock option to purchase an aggregate of 800,000 shares of Common Stock at $1.125, being the fair market value on the date of grant. See "Management -- Stock Option Plans."

         Pursuant to his employment agreement with Consolidated, Mr. Schiller received, prior to September 1, 1996, an annual salary of $250,000, subject to a cost of living increase, a bonus equal to 10% of Consolidated's net income before income taxes or cash flow, whichever is greater, in excess of $350,000. Effective September 1, 1996, Mr. Schiller's base salary was increased to $500,000. Pursuant to his employment agreement with Consolidated, Mr. Schiller has the right to acquire 10% of SISC's interest in its subsidiaries and investments, including its investment in the Company, at 110% of SISC's cost. See "Certain Transactions."

         In January 1995, Mr. Joseph G. Sicinski entered into a five-year employment agreement with the Company pursuant to which he received annual compensation of $180,000, subject to an annual cost of living increase. Effective September 1, 1996, Mr. Sicinski entered into a new employment agreement for a five-year term commencing September 1, 1996 pursuant to which he receives annual compensation of $234,000, subject to an annual cost of living increase. In addition, Mr. Sicinski is entitled to a bonus equal to 5% of the Company's income before income taxes, but not more than 200% of his salary. The Company also provides Mr. Sicinski with an automobile which he may use for personal use.

         In August 1995, SISC granted Mr. Sicinski a five-year option to purchase 200,000 shares of Common Stock owned by SISC at $1.625 per share. In April 1996, SISC granted Mr. Sicinski a five-year option to purchase 800,000 shares of Common Stock owned by SISC at $.25 per share, and the prior option was canceled.

         Mr. Milton E. McNally had an employment agreement pursuant to which he received compensation of $125,000 per annum through September 30, 1995. At the closing of the Trans Global Transaction, Mr. McNally entered into a consulting agreement for a one year term. Pursuant to the consulting agreement, the Company is to pay Mr. McNally $5,000 per month for the first six months and $3,000 per month for the second six months.

         The Company pays its non-management directors a fee of $500 per month.

         The following table sets forth information concerning the exercise of options during the year ended December 31, 1995 and the year-end value of options held by the Company's chief executive officer. No other executive officers held options during the year. No SARs have been granted.

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                                     Number of
                                                                                     Securities             Value of
                                                                                     Underlying             Unexercised In-
                                                                                     Unexercised            the-Money
                                                                                     Options at Fiscal      Options at Fiscal
                                                                                     Year End               Year End

                                         Shares Acquired                             Exercisable/           Exercisable/
         Name                            Upon Exercise          Value Realized       Unexercisable          Unexercisable
Milton E. McNally                            --                      --                76,667/                  --/
                                                                                       15,833                   --
Lewis S. Schiller                            --                      --                 --                      --
Joseph G. Sicinski                           --                      --                47,000/                  --/
                                                                                       203,000                  --

Stock Option Plans

         The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan (the "1993 Plan"), covering an aggregate of 150,000 shares of Common Stock. Options to purchase 124,100 shares of Common Stock were granted at exercise prices of $3.00 as to 54,500 shares, $5.00 as to 14,600 shares and $5.00 as to 55,000 shares. The exercise price of all of such options was reduced to $2.25 per share in February 1995. As of August 31, 1996, options to purchase 10,150 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which stock options and stock appreciation rights can be granted with respect to 305,000 shares of Common Stock. At August 31, 1996, options to purchase 290,000 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 155,000 shares were exercised and options to purchase 85,000 shares at an exercise price of $1.00 per share were outstanding. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan (the "1995 Incentive Plan"), initially covering 500,000 shares of Common Stock. In April 1996, the board of directors approved, subject to stockholder approval, an amendment to the 1995 Plan which increased the number of shares of Common Stock currently subject to the 1995 Plan to 2,492,332 shares. The stockholders approved such amendment to the 1995 Incentive Plan in November 1996. The number of shares of Common Stock subject to the 1995 Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Plan. The information contained in this Prospectus relating to the 1993 Plan, the 1995 Plan and the 1995 Incentive Plan (collectively, the "Plans") is qualified in its entirety by the text of such plans, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

         Awards under the Plans may be made to key employees, including officers, and directors of the Company and its subsidiaries. Members and alternate members of the stock option committee are not eligible for options under the 1995 Incentive Plan, except that the 1995 Incentive Plan provides for the automatic grant to outside directors of non-qualified options to purchase 5,000 shares on February 1st of each year, commencing February 1, 1996. Messrs. Lewis S. Schiller. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin are the directors who qualify as non-management directors under the 1995 Plan. Pursuant to the 1995 Incentive Plan, Messrs. Schiller, Kay and Kanter, who were non-management directors on February 1, 1996, each received an option to purchase 5,000 shares of Common Stock at $1 1/32 per share. The Plans impose no limit on the number of officers and other key employees to whom awards may be made.

         The Plans are administered by a committee of at least two disinterested directors appointed by the board (the "Committee"). Any member or alternate member of the Committee shall not be eligible to receive options or stock under the 1995 Incentive Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee shall be performed by the board of directors. The Committee is presently comprised of Messrs. Norman J. Hoskin and E. Gerald Kay.

         The Committee has the authority to grant the following types of awards under the 1995 Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The 1995 Incentive Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights. All officers, including Messrs. Lewis S. Schiller and Joseph G. Sicinski, who are also directors, are eligible for awards under the 1995 Incentive Plan.

         Tax consequences of awards provided under the 1995 Plan are dependent upon the type of award granted. The grant of incentive or nonqualified stock options does not result in any taxable income to the recipient or deduction to the Company. Upon exercise of a nonqualified stock option, the recipient recognizes income in the amount by which the fair market value on the date of exercise exceeds the exercise price of the option, and the Company receives a corresponding tax deduction. In the case of incentive stock options, no income is recognized to the employee, and no deduction is available to the Company, if the stock issued upon exercise of the option is not transferred within two years from the date of grant or one year from the date of exercise, whichever occurs later. However, the exercise of an incentive stock option may result in additional taxes through the application of the alternative minimum tax. In the event of a sale or other disqualifying transfer of stock issued upon exercise of an incentive stock option, the employee realizes income, and the Company receives a tax deduction, equal to the amount by which the lesser of the fair market value at the date of exercise or the proceeds from the sale exceeds the exercise price. The issuance of stock pursuant to a stock grant results in taxable income to the recipient at the date the rights to the stock become nonforfeitable, and the Company receives a deduction in such amount. However, if the recipient of the award makes an election in accordance with the Internal Revenue Code of 1986, as amended, the amount of his or her income is based on the fair market value on the date of grant rather than the fair market value on the date the rights become nonforfeitable. When compensation is to be recognized by the employee, appropriate arrangements are to be made with respect to the payment of withholding tax.

         In August 1995, the Company granted to Mr. Joseph G. Sicinski, president of the Company, a six-year incentive stock option to purchase an aggregate of 250,000 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $2.125 per share, being the fair market value on the date of grant. The option was immediately exercisable as to 47,000 shares of Common Stock and becomes exercisable as to an additional 47,000 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15,000 shares of Common Stock on January 1, 2000.

         In March 1996, the committee granted incentive stock options to purchase an aggregate of 1,310,000 shares of Common Stock at $1.125 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph G. Sicinski, president of the Company, who received an option to purchase 800,000 shares of Common Stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 150,000 shares of Common Stock, one other officer, who received an option to purchase 100,000 shares of Common Stock, and eleven other employees who received options to purchase an aggregate of 260,000 shares of Common Stock. In connection with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten-year term, and the other options have five year terms. Except for the options granted to Messrs. Schiller, Sicinski and Charles, all options are immediately exercisable. The options granted to Messrs. Schiller and Charles are immediately exercisable as to 88,000 shares and become exercisable as to the remaining shares on January 1, 1997. The option granted to Mr. Sicinski is immediately exercisable as to 88,000 shares and becomes exercisable cumulatively as to an additional 88,000 shares on January 1 of each year from 1997 to 2004 and becomes exercisable as to the remaining 8,000 shares on January 1, 2005.

         The following table sets forth information concerning options granted during the year ended December 31, 1995 to the Company's president. Such options were granted pursuant to the Company's 1995 Incentive Plan. No other executive officers were granted options during the year. No SARs were granted.

                  Option Grants in Year Ended December 31, 1995

                                                                Percent of Total
                                         Number of Shares       Options Granted
                                         Underlying             to Employees in
                                         Options Granted        Fiscal Year           Exercise Price
         Name                                                                         Per Share             Expiration Date
         ----                                                                         -------------         ---------------
Joseph G. Sicinski1                        250,000                  100%                $2.125                8/6/01
All current executive officers               --                      --                  --                     --
All non-officer directors                    --                      --                  --                     --
All other employees                          --                      --                  --                     --

-----------
(1) In April 1996, the Company canceled this option and granted Mr. Sicinski a ten-year incentive stock option to purchase 800,000 shares of Common Stock at $1.125 per share. In addition, in August 1995, SISC granted Mr. Sicinski an option to purchase 200,000 shares of Common Stock owned by SISC at $1.625 per share. In April 1996, this option was canceled, and SISC granted Mr. Sicinski an option to purchase 800,000 shares of Common Stock at $.25 per share.


                              CERTAIN TRANSACTIONS

The Trans Global Transaction

         On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of TGS and issued (a) 1,000,000 shares of Common Stock, (b) 25,000 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock"), (c) 25,000 shares of Series B Preferred Stock which are convertible into an aggregate of 1,000,000 shares of Common Stock if net income before income taxes, as defined, is either $500,000 for 1995 or $1.5 million for either 1996 or 1997, (d) 25,000 shares of Series C Preferred Stock which are convertible into an aggregate of 1,500,000 shares of Common Stock if net income before income taxes, as defined, is $1.5 million for either 1996 or 1997, and
(e) 20,000 shares of Series D 6.25% Redeemable Cumulative Preferred Stock ("Series D Preferred Stock"), which are not convertible, but which have an aggregate redemption price of approximately $1.7 million. In addition, in connection with the Trans Global Transaction, the Company issued two-year warrants to purchase an aggregate of 500,000 shares of Common Stock at $3.50 per share. As a result of the March 1996 filing of a certificate of amendment to the Company's certificate of incorporation increasing the authorized Common Stock to 20,000,000 shares, the 25,000 shares of Series A Convertible Preferred Stock automatically, without any action on the part of the holder, became converted into 2,000,000 shares of Common Stock.

         As a result of, and at the time of, the Trans Global Transaction, SISC owned approximately 32.2% of the outstanding Common Stock, and 59.3% of the voting rights on all matters, including the election of directors, except where the holders of Common Stock are required by law to vote as a single class. As a result, SISC had the power to elect all of the directors of the Company. Mr. Lewis S. Schiller, chairman of the board, chief executive officer and a director of the Company, is the chairman of the board, chief executive officer and a director of Consolidated and SISC. Accordingly, both Consolidated and Mr. Schiller may be deemed control persons with respect to the Company.

Sale of WWR

         At June 30, 1995, the Company owed SISC approximately $1.1 million. Subsequent to June 30, 1995, the Company repaid $225,000 to SISC, and SISC advanced $275,000 to the Company and WWR to enable the Company to pay a $275,000 debenture due to Klipsch, Inc. ("Klipsch"), the company from which WWR purchased its loudspeaker business. The debenture became due on June 30, 1995. The advance was required because the Company and WWR did not have the cash to make the payment. As of September 30, 1995, the Company transferred the stock of WWR to an affiliate of SISC in consideration for which SISC released the Company from its obligations with respect to the $275,000 advance. In connection with the transaction, the Company issued 1,060,000 shares of Common Stock to SISC; however, the actual issuance of the shares has been deferred until the number of authorized shares of the Company's Common Stock was increased. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.4 million. Among WWR's liabilities was approximately $2.1 million payable to the Company, which, based upon WWR's historical and current cash flow, was not likely to be paid in the near future.

This payable was satisfied through the issuance by Consolidated of shares of a newly created series of preferred stock which converts on September 30, 2000 into such number of shares of Consolidated's common stock, not to exceed 2.8 million shares, as has a value equal to $2.1 million. The directors believed that the transaction was in the best interest of the Company because it removed a $1.4 million net deficit from the Company's balance sheet, the business of WWR was not related to the business of the Company, and the Company has no experience in manufacturing operations. During the period from the completion of the Trans Global Transaction until the sale of WWR, the operations of WWR had been supervised by personnel of SISC and its affiliates and not by the Company. Furthermore, WWR was a defendant in litigation commenced by Klipsch, Inc. claiming that the license agreement pursuant to which WWR has the right to use the Klipsch name and certain patents has terminated. The Company is the guarantor with respect to a $530,000 note issued by WWR to a nonaffiliated lender, which note, as a result of a $130,000 payment in June 1996, was reduced to $400,000.


Loan and Equity Transactions With SISC

         TGS was organized by SISC in January 1995 to hold all of the stock of Holdings, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. At the time of the organization of TGS, TGS issued to SISC, in consideration for the shares of Consolidated common stock issued in connection with the acquisitions of Holdings and RMI assets, 500 shares of Series A 5% Redeemable Cumulative Preferred Stock. The Company also issued to SISC warrants to purchase shares of its common stock. The TGS stock and warrants were issued to SISC in consideration for the transfer of the stock of Holdings and RMI and the advances made by SISC. In connection with the organization of TGS, TGS also issued a 3.4% interest to Mr. Joseph G. Sicinski, president of TGS, in exchange for certain rights Mr. Sicinski has with respect to the stock of Holdings.

         In connection with the organization of TGS in January 1995, SISC transferred a 5% interest in its common stock and warrants in TGS to DLB, in exchange for DLB's 10% interest in Avionics. DLB is owned by the wife of Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company; however, Mr. Schiller disclaims beneficial ownership in DLB or any securities owned by DLB.

         The Trans Global Agreement provides SISC and DLB with certain registration rights with respect to their warrants and the underlying Common Stock and provides Mr. Sicinski with certain registration rights with respect to the 100,000 shares of Common Stock issued to him pursuant to the Trans Global Agreement.

         Trinity, a wholly-owned subsidiary of Consolidated, is a party to a management services agreement dated as of January 1, 1995, pursuant to which Trinity will receive a monthly fee of $10,000 through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. The fees through October 1996 have been paid. Neither SISC, Consolidated nor any of their employees, including Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, have received any compensation from the Company or TGS. None of such persons provided significant services to Holdings or RMI prior to 1995.

         At June 30, 1996, prior to the SISC Recapitalization, the Company owed SISC approximately $1.1 million. At June 30, 1996, pursuant to the SISC Recapitalization, the Company issued to SISC 9,950 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. The 9,900 shares of Series F Preferred Stock were convertible into 9,900,000 shares of Common Stock. As a result of the SISC Recapitalization, the Company's obligations to SISC was reduced to $300,000, which was paid subsequent to June 30, 1996.

         Pursuant to Mr. Schiller's employment agreement with Consolidated, Mr. Schiller has the right to acquire 10% of SISC's interest in its subsidiaries and investments, including the Company's Common Stock, Preferred Stock and warrants held by SISC, at 110% of SISC's cost. At the closing of the Trans Global Transaction, Mr. Schiller exchanged such right for a right to purchase 10% of SISC's common stock, convertible preferred stock and warrants in the Company. Mr. Schiller has exercised his right to purchase 393,000 shares of Common Stock, warrants to purchase 47,500 shares of Common Stock and 2,500 shares of Series B and C Preferred Stock. In connection with the SISC Recapitalization, SISC transferred to Mr. Schiller 1,000 shares of Series F Preferred Stock, and Mr. Schiller's shares of Series B and C Preferred Stock were canceled. Also in connection with the SISC Recapitalization, DLB exchanged its shares of Series B and C Preferred Stock for 100 shares of Series F Preferred Stock which were converted into 100,000 shares of Common Stock in December 1996.

         In October 1996, SISC converted 5,000 shares of Series F Preferred Stock into 5,000,000 shares of Common Stock, and in December 1996, SISC converted the remaining 3,900 shares of Series F Preferred Stock into 3,900,000 shares of Common

Stock, and Mr. Schiller and DLB converted their 1,000 and 100 shares of Series F Preferred Stock into 1,000,000 and 100,000 shares of Common Stock, respectively.

         During the nine months ended September 30, 1996 and the years ended December 30, 1995 and 1994, the largest amount due to SISC was $1.0 million, $1.1 million and $885,000, respectively. These advances were incurred for working capital and in connection with the acquisition of Job Shop assets. At September 30, 1996, the Company's debt to SISC had been paid. The Company's advances from SISC bore interest at 10% per annum

         The Company has from time to time made advances to three SISC Subsidiaries which are not owned or controlled by the Company. Such advances were approximately $1.4 million, $1.2 million and $274,000 at September 30, 1996, December 31, 1995 and December 31, 1994, respectively. The amounts outstanding on such dates represent the largest amounts outstanding during the respective periods ending on such dates. The Company cannot estimate whether or when the SISC Subsidiaries will pay the amounts due the Company because of their lack of available working capital. Advances to the SISC Subsidiaries may continue. In addition, the Company pays the compensation and benefits of certain non-executive employees who perform services for both the Company and one of the SISC Subsidiaries and share common space and other office expenses. The amount allocated to such SISC Subsidiary, which is approximately $150,000 per annum, is added to the obligations of the SISC Subsidiary to the Company.

         As of June 30, 1995, SISC converted $200,000 of the Company's obligations to SISC into 5,000 shares of Series E Preferred Stock. In March 1996, as a result of the filing of the certificate of amendment to the Company's certificate of incorporation increasing its authorized common stock, the 5,000 shares of Series E Preferred Stock automatically, without any action on the part of the holder, became converted into 120,000 shares of Common Stock.

         At June 30, 1996, WWR owed $400,000 to a nonaffiliated lender, after giving effect to a $130,000 payment in June 1996. The note matures in June 1997 and is guaranteed by Walnut and the Kanter Foundation. The Kanter Foundation and Walnut are affiliated with Mr. Joel S. Kanter, a director of the Company. The Company, SISC and Consolidated have guaranteed the guarantee obligations of the Kanter Foundation and Walnut.


Other Related Party Transactions

         The Company was organized in September 1993 as Concept Technologies Group, Inc. to acquire the stock of three companies, each of which was controlled by Walnut. Walnut may be deemed a promoter of the Company. Following the acquisition of such subsidiaries and until the Trans Global Transaction, Walnut may be deemed a controlling stockholder of the Company. As a result of family relationships, the Kanter Foundation, The Holding Company and Windy City, as well as certain members of the Kanter family may be deemed affiliates of the Company. Mr. Joel Kanter, a director of the Company, is president and a director of Windy City and Kanter Foundation. Since February 1995, he has been president of Walnut, to which he was a consultant prior to that date. Mr. Joshua Kanter, who was secretary of the Company prior to May 1995, is vice president of Windy City and the Kanter Foundation. Mr. Burton Kanter, the father of Joel and Joshua Kanter, is chief executive officer of Walnut and president and a director of The Holding Company. While there is little or no common beneficial ownership of Walnut, Windy City, the Kanter Foundation and The Holding Company, members of the Kanter family have varying degrees of control over these entities.

         In connection with the Trans Global Transaction, the Company requested certain holders of restricted securities to agree to a one year lockup from the effective date of the first registration statement filed by the Company following the closing of the Trans Global Transaction. Walnut, Windy City, the Kanter Foundation and The Holding Company received an aggregate of 181,080 shares of Common Stock and warrants to purchase 90,540 shares of Common Stock at $3.50 per share in consideration for agreeing to such lockups, which related to an aggregate of 362,160 shares of Common Stock.

         In October 1995, the Company authorized the issuance to each of Messrs.
E. Gerald Kay and Joel S. Kanter a warrant to purchase 75,000 shares of Common Stock at $3.50 per share. In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 400,000 shares of Common Stock at $1.25 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 300,000 shares of Common Stock at $1.25 per share. In connection with such grants, Messrs. Kay and Kanter agreed to the waive the right to receive the previously authorized warrants, which had not been issued.

         During 1994 and 1995 the Company engaged Plaza Street Holdings, Inc. ("Plaza Street") to perform consulting services in connection with possible acquisition or merger candidates for the Company. Plaza Street is wholly-owned by Mr. Michael Alan Faber, who is a vice president of Walnut. Plaza Street received $50,000 for services rendered during 1994 (of which $15,000 was paid in 1995) and 1995.

         Prior to completion of the Company's initial offering in February 1994, the Company borrowed funds on an unsecured, short term basis from Walnut for working capital. The borrowing did not exceed $90,000, bore interest at 10% per annum and was repaid from the proceeds of the Issuer's initial public offering.

         Legal fees of $317,000 for the year ended December 31, 1994 were incurred by the Company with a law firm in which Mr. Joshua S. Kanter, who was secretary of the Company, is of counsel.

         The Company incurred $31,000 in stockholder/director expenses for the years ended December 31, 1994. Such expenses consist primarily of travel and related costs.

         The Company believes that the transaction with related parties were made on terms that were no less favorable to the Company that would have been available from non-affiliated third parties under similar circumstances.

                             PRINCIPAL STOCKHOLDERS

         Set forth below is information as of December 31, 1996 as to each person owning of record or known by the Company, based on information provided to the Company by the persons named below, to own beneficially at least 5% of the Company's Common Stock, of each nominee for director and for all officers and directors as a group.


                                                         Percent of Outstanding
Name and Address(1)                     Shares                Common Stock
-------------------                     ------           ----------------------
Lewis S. Schiller(2)                 15,610,000(3)                   59.7%
160 Broadway
New York, NY 10038

SIS Capital Corp.                    14,004,500(4)                   54.5%
Consolidated Technology Group Ltd.
160 Broadway
New York, NY 10038

Joseph G. Sicinski                    1,476,000(5)                    6.3%
1770 Motor Parkway
Hauppauge, NY 11788

Joel S. Kanter                        1,109,547(6)                    4.7%
8000 Towers Crescent Drive
Vienna, VA 22182

E. Gerald Kay                           305,000(7)                    1.3%
225 Long Avenue
Hillside, NJ 07205

Norman J. Hoskin                        300,000(8)                    1.3%
2200 Corporate Blvd.
Boca Raton, FL 33431

All directors and officers           18,130,574(3),(5),(7),(8),(9)   64.8%
as a group (six individuals
owning stock or warrants)
------------

(1) Unless otherwise indicated, each person has the sole voting and sole investment power and direct beneficial ownership of the shares.

(2) Mr. Schiller is the chairman of the board and chief executive officer of Consolidated and chief executive officer of SISC. Accordingly, he has the right to vote the shares owned by SISC.

(3) Includes (a) 297,500 shares of Common Stock issuable upon the exercise of warrants held by Mr. Schiller, (b) 5,000 shares issuable upon exercise of an option held by Mr. Schiller, (c) 150,000 shares pursuant to an incentive stock option held by Mr. Schiller; (d) 11,187,000 shares of Common Stock owned by SISC, and (e) 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC.

(4) Includes 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC. SISC has granted Mr. Joseph G. Sicinski an option to purchase 800,000 of its shares of Common Stock which may be shares owned by SISC or issuable upon exercise of warrants owned by SISC.

(5) Includes (a) 176,000 shares of Common Stock issuable pursuant to an incentive stock option, (b) 100,000 shares issuable upon exercise of a warrant held by Mr. Sicinski and (c) 800,000 shares of Common Stock issuable pursuant to an option granted by SISC to Mr. Sicinski.

(6) Includes (a) 300,000 shares of Common Stock issuable upon exercise of a warrant held by Mr. Kanter, (b) 5,000 shares issuable upon exercise of an option held by Mr. Kanter, (c) shares of Common Stock held by Walnut (503,036 shares), Windy City, Inc. ("Windy City") (2,567 shares), and the Kanter Foundation (97,699 shares), of each of which Mr. Kanter is a senior executive officer and/or director, and (d) shares of Common Stock issuable upon warrants held by Walnut (179,224 shares), Windy City (25,321 shares) and the Kanter Foundation (26,700) shares. Mr. Kanter disclaims beneficial interest in the shares owned by Walnut, Windy City and the Kanter Foundation.

(7) Represents 300,000 shares of Common Stock issuable upon exercise of a warrant and 5,000 shares issuable upon exercise of an option held by Mr. Kay.

(8) Represent 300,000 shares of Common Stock issuable upon exercise of a warrant held by Mr. Hoskin.

(9) Includes 100,000 shares of Common Stock issuable upon exercise of an incentive stock option held by one other officer.


                            DESCRIPTION OF SECURITIES

Capital Stock

         The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, and 50,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. At December 31, 1996, there were 22,886,331 shares of Common Stock outstanding.

         Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be when issued as provided in this Prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

         The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 3,000,000 shares of preferred stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (I) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;
(iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share. Except as set forth in this Prospectus, the Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of preferred stock.

         There is presently one series of Preferred Stock which is authorized -- the Series G Preferred Stock. Set forth below is information concerning such series of Preferred Stock. The Board of Directors may create other series of Preferred Stock which are either junior or senior to or on a parity with the G Preferred Stock as to dividends and/or on any voluntary or mandatory liquidation without the approval of the holders of such series of Preferred Stock. The Company has previously authorized six other series of Preferred Stock, all of which have either been converted into shares of Common Stock or have been canceled. Such other series of Preferred Stock have been terminated.


Series G Preferred Stock

         The Company has authorized the issuance of 1,562,500 shares of Series G Preferred Stock, none of which are issued or outstanding. Holders of shares of Series G Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, dividends at an annual rate of $.12 per share. Dividends are payable semi-annually on the first day of February and August of each year, commencing August 1, 1997, to holders of record on the preceding January 15 and July 15, respectively. Dividends shall accrue from the closing date of this Offering, and are payable in cash or in shares of Common Stock, valued at fair market value, as the Company's board of directors shall determine. After payment of the semi-annual dividend, each share of Series G Preferred Stock shall receive the same per share dividend as is payable with respect to one share of Common Stock payable during the semi-annual dividend period, which shall be the semi-annual period ending on the day before such dividend payment date. For the purpose of determining whether a dividend with respect to the Common Stock is payable during a semi-annual dividend period, if the record date for determining holders of Common Stock entitled to receive a dividend is during such dividend period, the dividend shall be treated as a dividend payable during such semi-annual dividend period.

         Except as required by law, the holders of the Series G Preferred Stock have no voting rights.

         The holders of the Series G Preferred Stock will be entitled at any time, commencing one year from the date of this Prospectus, subject to prior redemption, to convert each share of Series G Preferred Stock into shares of Common Stock of the Company. If the Series G Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business date prior to the redemption date. The conversion rate is subject to adjustment upon the occurrence of certain events.

         The Company shall have the right to redeem the shares of Series G Preferred Stock at a redemption price of $8.00 per share, plus accumulated and unpaid dividends, at any time commencing one year from the date of this Prospectus. The Series G Preferred Stock may be redeemed in whole at any time and in part from time to time. Once the Series G Preferred Stock becomes redeemable, the Company may redeem the Series G Preferred Stock upon at least 30, but not more than 60, days' prior written notice to the registered holders. If the Series G Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any securities of the Company which rank senior to the Series G Preferred Stock, holders of shares of Series G Preferred Stock will be entitled to receive from the assets of the Company $8.00 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series G Preferred Stock. Thereafter, the holders of the Series G Preferred Stock will not be entitled to any additional payment on liquidation.


Series E Redeemable Common Stock Purchase Warrants

         The holder of each Warrant is entitled, upon payment of the exercise price of $3.00 per share, to purchase one share of Common Stock. Unless previously redeemed, the Warrants are exercisable during the three-year period commencing on the date of this Prospectus. A holders of the Warrants (an "Exercising Holder") will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the state in which the Exercising Holder resides.

         The Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.05 per Warrant, commencing one year from the date of this Prospectus, or earlier with the consent of the Representative, if the average closing price per share of the Common Stock is at least $4.00, subject to adjustment, for at least 20 trading days ending not earlier than 15 days prior to the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, within ten business days (or such longer period to which the Representative may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other similar events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period of the Warrants. The Company has no plans to reduce such price or extend the exercise period of the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no Warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

         The Warrants are issued pursuant to a warrant agreement among the Company and American Stock Transfer & Trust Company, as warrant agent.


1994 Warrants

         In February 1994, the Company, in its initial public offering, sold an aggregate of 567,245 units, each unit consisting of one share of Common Stock and one 1994 Warrant. Each 1994 Warrant entitles the holders to purchase one share of Common Stock at $7.00 per share. The 1994 Warrant were exercisable until August 14, 1996, and the exercise period was extended to November 14, 1996. The 1994 Warrants may be redeemed by the Company for $.10 per 1994 Warrant if the price of the Common Stock is at least $8.00 per share for 30 consecutive trading days.

         The 1994 Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the 1994 Warrants or, if the 1994 Warrants are called for redemption, the day prior to the redemption date at the offices of the warrant agent for the 1994 Warrants, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The 1994 Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         The 1994 Warrants may not be exercised unless there is a current and effective registration statement covering the issuance of the shares of Common Stock on exercise of the 1994 Warrants. As of the date of this Prospectus, the Company has not filed such a registration statement and, accordingly, the 1994 Warrants may not be exercised.


Other Warrants

         There are also outstanding other warrants to purchase an aggregate of 1,242,890 shares of Common Stock at exercise prices ranging from $2.00 to $6.50 per share with varying exercise periods. The Other Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events. The holders of certain of these warrants have registration rights with respect to the warrants or the underlying shares of Common Stock.


Dividend Policy

         Except for the obligation of the Company to pay dividends with respect to the Series F and G Preferred Stock, the Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Description of Securities" for information concerning dividends payable with respect to the Series F and G Preferred Stock.

Shares Eligible for Future Sale

         Approximately 9,400,000 of the 22,886,331 shares of Common Stock outstanding at December 31, 1996, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of two-year holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. The remaining shares become eligible for sale pursuant to Rule 144 of the Commission two years after the date of issuance by the Company or the date of transfer by an affiliate of the Company. Such share will become eligible for sale pursuant to Rule 144 in May 1997, as to 3,091,782 shares, June 1997 as to 108,000 shares, September 1997 as to 954,000 shares and April 1998 as to 5,393,000 shares. SISC and the Company's directors and executive officers have agreed to a 24 -month lockup during which they may not sell their shares without the prior approval of the Representative.

         As of December 31, 1996, the Company had (a) outstanding 1994 Warrants to purchase 567,245 shares of Common Stock at $7.00 per share through November 1996, which warrants are publicly traded, (b) warrants to purchase an aggregate of 1,302,352 shares of Common Stock at exercise prices ranging from $2.00 to $7.00 per share with various expiration dates, and (c) warrants to purchase 4,900,000 shares of Common Stock at $.50 per share through April 2001, which are held by SISC and the Company's directors. In addition, the underwriter of the Company's initial public offering holds unit purchase options to purchase 55,000 of the units issued in the Company's initial public offering in February 1994, at $8.45 per unit through February 1999. Each such unit consists of one share of the Company Common Stock and a warrant to purchase one share of the Company Common Stock at $7.00 per share through August 1996.

         The Company has adopted three stock option plans pursuant to which a maximum of 2,792,332 shares of the Common Stock may be issued, of which options to purchase 1,523,950 shares are outstanding.

         The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Common Stock.

Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (I) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (I) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the certificate of incorporation or by-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.


Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock and the Series G Preferred Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  UNDERWRITING

         The several underwriters, of which Patterson Travis, Inc. (the "Representative") is the representative, have severally agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the following
Units:


                                                                Number of Units
                                                                ---------------
Patterson Travis, Inc.                                              1,250,000

                                                                    ---------
         Total                                                      1,250,000
                                                                    =========

         The Underwriters are committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

         The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the respective public offering prices set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $. per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

         The Company has granted an option to the Underwriters, which may be exercised by the Representative for its own account or for the account of the several Underwriters, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 187,500 additional Units at the offering price, less the underwriting discounts, for the sole purpose of covering over-allotments of the Units. The Underwriting Agreement also provides that the Company will pay the Representative a fee in the event the Company enters into an acquisition, merger or similar transaction with a party introduced to it by the Representative. As of the date of this Prospectus, the Representative has not introduced the Company to any such party.

         The Company has agreed to pay to the Representative a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriters' over-allotment option).

         The Company has agreed to enter into a two-year consulting agreement with the Representative pursuant to which the Company will pay the Representative, on its own behalf and not as representative of the Underwriters, a fee of $100,000, which is to be paid in full at the closing of this Offering. During the period of the consulting agreement, the Representative will be reimbursed for its Company-authorized out-of-pocket expenses.

         The Company's officers, directors, 5% stockholders and their affiliates have agreed not to sell publicly any of their securities without the written consent of the Representative for a period of 24 months from the date of this Prospectus.

         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         In connection with this Offering, the Company has agreed to sell to the Underwriters, for a purchase price of $100.00, Unit Purchase Options to purchase from the Company up to 125,000 Units at an exercise price equal to 165% of the initial public offering price per Unit. The Units issuable upon exercise of the Unit Purchase Options are substantially identical to the Units offered hereby, except that, in the event that the Unit Purchase Options are exercised after the redemption (but before the expiration) of the Warrants, the Warrants underlying the Unit Purchase Options are immediately redeemable by the Company. The Unit Purchase Options are exercisable for a four-year period commencing one year from the date of this Prospectus, except that, if the Warrants expire prior to the exercise of the Unit Purchase Options, upon such exercise the Company will issue one share of Series G Preferred Stock and no Warrants. During the one year period commencing on the date of this Prospectus, the Unit Purchase Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriters or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. The Unit Purchase Options will contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants included in the Units. The holders of the Unit Purchase Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Unit Purchase Options. The holders of the Unit Purchase Options have been given the opportunity to profit from a rise in the market for the Company's securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Unit Purchase Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Unit Purchase Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriters on the sale of the Unit Purchase Options or the securities issuable upon exercise of the Unit Purchase Options may be deemed additional underwriting compensation.

         The Company has agreed during the term of the Unit Purchase Options and for two years thereafter to give advance notice to the holders of the Unit Purchase Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Unit Purchase Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of holders of the Unit Purchase Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Warrants issuable upon exercise of the Unit Purchase Options, during the term of the Unit Purchase Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Unit Purchase Options in filing a registration at the expense of the holders of the Unit Purchase Options or underlying securities.

         The Company has also agreed to pay the Representative, in its individual capacity and not as representative of the Underwriters, a Warrant solicitation fee equal to 5% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercises prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Rule 10b-6 of the Commission under the Securities Exchange Act of 1934.

         Rule 10b-6 of the Commission pursuant to the Exchange Act may prohibit the Representative from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Representative may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Prior to this Offering there has been no public market for the Units, Series G Preferred Stock or Warrants. The public offering price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative.

         The Representative has informed the Company that sales to any account over which the Underwriters exercise discretionary authority will not exceed 1% of this Offering.


                                  LEGAL MATTERS

         Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants comprising the Units offered by this Prospectus. Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022, is acting as counsel for the Underwriters in connection with this Offering.

                                     EXPERTS

         The financial statements of the Company and the statements of operations and retained earnings (deficit) and cash flows of Avionics included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their reports appearing herein and are included in reliance on their reports given on the authority of that firm as experts in accounting and auditing.

         The statements of operation, changes in divisional equity and cash flows of the International Technical Division of Job Shop Technical Services, Inc. (the "Job Shop Division") for the period January 1 to November 21, 1994 included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, which report includes explanatory paragraphs as to the ability of the Job Shop Division to continue as a going concern and as to the outcome of certain litigation and an investigation, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.

         The statements of operation, accumulated deficit and cash flows of Job Shop for the year ended December 31, 1993 included in this Prospectus have been audited by Edward Isaacs & Company LLP, independent certified public accountants, as stated in their report appearing herein, which report includes an explanatory paragraph as to the ability of Job Shop to continue as a going concern, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

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                                     - 42 -

INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                          Page
Trans Global Services, Inc. and Subsidiaries

   Report of Independent Certified Public Accountants...................   F-3

   Balance Sheets as of September 30, 1996 [ Unaudited] and December
   31, 1995 and 1994....................................................   F-4

   Statements of Operations for the nine months ended September 30,
   1996 and 1995 [Unaudited] and for the years ended December 31,
   1995 and 1994........................................................   F-6

   Statements of Changes in Stockholders' Equity for the nine months ended September 30, 1996 [Unaudited] and for the years ended December
   31, 1995 and 1994....................................................   F-7

   Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 [Unaudited] and for the years ended December 31, 1995
   and 1994.............................................................   F-9

   Notes to Financial Statements........................................   F-12


Avionics Research Corporation

   Report of Independent Certified Public Accountants...................   F-24

   Combined Statement of Operations and Retained Earnings [Deficit]
   for the year ended December 31, 1993.................................   F-25

   Combined Statement of Cash Flows for the year ended December 31, 1993.. F-26

   Notes to Combined Financial Statements................................  F-27


International Technical Services Division of Job Shop Technical
Services, Inc.

   Report of Independent Certified Public Accountants...................   F-29

   Statement of Operations for the period January 1 to November 21, 1994.. F-30

   Statement of Changes in Divisional Equity for the period January 1 to
   November 21, 1994...................................................... F-31

   Statement of Cash Flows for the period ended January 1 to November 21,
   1994.................................................................   F-32

   Notes to Financial Statements........................................   F-33


Job Shop Technical Services, Inc.

   Independent Auditors' Report.........................................   F-36

   Statement of Operations for the year ended December 31, 1993.........   F-37

   Statement of Accumulated Deficit for the year ended December 31, 1993.  F-38

   Statement of Cash Flows for the year ended December 31, 1993.........   F-39

   Notes to Financial Statements........................................   F-40

                              . . . . . . . . . . .

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                                      F-2

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Trans Global Services, Inc.
   Hauppauge, New York


                  We have audited the accompanying balance sheets of Trans Global Services, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans Global Services, Inc. and its subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                              MORTENSON AND ASSOCIATES, P. C.
                                              Certified Public Accountants.

Cranford, New Jersey
March 27, 1996

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                    September 30,                 December 31,
                                                                    -------------                 ------------
                                                                       1 9 9 6            1 9 9 5               1 9 9 4
                                                                       -------            -------               -------
                                                                   [Consolidated]     [Consolidated]          [Combined]
                                                                     [Unaudited]
Assets:
Current Assets:
   Cash and Cash Equivalents                                      $         515,479   $       210,597     $            --
   Accounts Receivable - Net                                              6,405,729         4,869,116           5,427,078
   Loans Receivable - Officer                                                22,500            22,500                  --
   Prepaid Expenses and Other Current Assets                                181,239            80,966              90,483
                                                                  -----------------   ---------------     ---------------
   Total Current Assets                                                   7,124,947         5,183,179           5,517,561
                                                                  -----------------   ---------------     ---------------
Property and Equipment - Net                                                 67,521            41,205              11,428
                                                                  -----------------   ---------------     ---------------
Other Assets:
   Due from Affiliates                                                    1,449,785         1,234,428                  --
   Customer Lists                                                         2,894,777         3,063,503           3,453,468
   Goodwill - Net                                                           836,270           872,705             921,285
   Covenant Not-to-Compete                                                  105,744           241,833             423,285
   Other Assets                                                              24,215            25,074              17,546
   Investment in Preferred Stock of Affiliate                             2,100,730         2,100,730                  --
                                                                  -----------------   ---------------     ---------------
   Total Other Assets                                                     7,411,521         7,538,273           4,815,584
                                                                  -----------------   ---------------     ---------------
   Total Assets                                                   $      14,603,989   $    12,762,657     $    10,344,573
                                                                  =================   ===============     ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                    September 30,                 December 31,
                                                                    -------------                 ------------
                                                                       1 9 9 6            1 9 9 5               1 9 9 4
                                                                       -------            -------               -------
                                                                   [Consolidated]     [Consolidated]          [Combined]
                                                                     [Unaudited]
Liabilities and Stockholders' Equity:
Current Liabilities:
   Cash Overdraft                                                 $              --   $            --     $       360,306
   Accounts Payable and Accrued Expenses                                    649,376           551,094           1,281,159
   Accrued Payroll and Related Taxes and Expenses                         3,148,766         1,755,685             707,161
   Accrued Payroll Tax Penalties                                             75,000           700,000                  --
   Accrued Contingency Settlement                                           300,000                --                  --
   Loans Payable - Asset-Based Lender                                     3,564,862         3,678,702           4,019,161
   Notes Payable - Bank                                                          --            60,513                  --
   Note Payable - Other                                                     138,230           138,230             155,308
   Subordinated Debt Current Portion - IRS Debt                                  --           700,000             800,000
                                                                  -----------------   ---------------     ---------------
   Total Current Liabilities                                              7,876,234         7,584,224           7,323,095
                                                                  -----------------   ---------------     ---------------
Other Liabilities:
   Due to Affiliates                                                             --           926,832                  --
   Notes Payable - Long-Term                                                     --                --             124,870
   Subordinated Debt Long-Term Portion - IRS Debt                                --                --             700,000
   Notes Payable - Related Party                                                 --                --             884,980
                                                                  -----------------   ---------------     ---------------
   Total Other Liabilities                                                       --           926,832           1,709,850
                                                                  -----------------   ---------------     ---------------
Commitments and Contingencies                                                    --                --                  --
                                                                  -----------------   ---------------     ---------------

Stockholders' Equity:
   Preferred Stock, $.01 Par Value, 3,000,000 Shares Authorized
     [25,000 Shares each of Series A, B and C, 20,000 Shares of
     Series D [Liquidation Preference of $1,700,000] December 31,
     1994 and 1995; and 5,000 Shares of Series E, December 31,
     1995, and 10,000 Shares of Series F - September 30, 1996]                  100             1,000                 950

   Common Stock, $.01 Par Value, 20,000,000 Shares Authorized,
     Shares Issued and Outstanding [12,851,331 - September 30,
     1996, 3,424,609 - December 31, 1995, 600,000 -
     December 31, 1994]                                                     128,514            34,246               6,000

Capital in Excess of Par Value                                           12,813,934         9,831,234           1,715,300

Deferred Consulting Fees                                                   (338,691)         (508,512)                 --

Accumulated Deficit                                                      (5,876,102)       (5,106,367)           (410,622)
                                                                  -----------------   ---------------     ---------------
   Total Stockholders' Equity                                             6,727,755         4,251,601           1,311,628
                                                                  -----------------   ---------------     ---------------
   Total Liabilities and Stockholders' Equity                     $      14,603,989   $    12,762,657     $    10,344,573
                                                                  =================   ===============     ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
Revenues                                             $     45,379,718  $    48,172,197  $     63,151,995  $    25,287,089
Cost of Services Provided                                  41,562,317       45,288,653        59,157,016       23,704,230
                                                     ----------------  ---------------  ----------------  ---------------
   Gross Profit                                             3,817,401        2,883,544         3,994,979        1,582,859
                                                     ----------------  ---------------  ----------------  ---------------
Operating Expenses:
   Selling, General and Administrative
     Expenses                                               3,495,625        2,888,637         6,448,030          997,122
   Amortization - Intangibles                                 341,400          484,243           455,197          308,974
   Acquisition Expenses                                            --          528,578           528,578               --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Operating Expenses                                 3,837,025        3,901,458         7,431,805        1,306,096
                                                     ----------------  ---------------  ----------------  ---------------
   Operating [Loss] Profit                                    (19,624)      (1,017,914)       (3,436,826)         276,763
                                                     ----------------  ---------------  ----------------  ---------------
Other Income [Expenses]:
   Interest Expense                                          (508,688)        (739,691)         (963,211)        (696,129)
   Other Income [Expense]                                      58,577          (26,000)          (12,890)           8,744
   Contingency Settlement                                    (300,000)              --                --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Other [Expenses] - Net                              (750,111)        (765,691)         (976,101)        (687,385)
                                                     ----------------  ---------------  ----------------  ---------------
   Net Loss From Continuing Operations                       (769,735)      (1,783,605)       (4,412,927)        (410,622)
                                                     ----------------  ---------------  ----------------  ---------------

Discontinued Operations:
   Loss from Discontinued Operations                               --          (88,866)         (247,076)              --
   Loss on Sale of Discontinued Segment                            --               --           (35,742)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Discontinued Operations                                   --          (88,866)         (282,818)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Loss                                          $       (769,735) $    (1,872,471) $     (4,695,745) $      (410,622)
                                                     ================  ===============  ================  ===============

Net Loss Per Share of Common Stock:
   Continuing Operations                             $           (.09) $          (.69) $          (1.39) $          (.68)
   Discontinued Operations                                         --             (.03)             (.09)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Totals                                            $           (.09) $          (.72) $          (1.48) $          (.68)
                                                     ================  ===============  ================  ===============
Weighted Average Number of Shares of
   Common Stock                                             8,525,227        2,591,982         3,172,696          600,000
                                                     ================  ===============  ================  ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                             Preferred      Preferred Stock
                            Preferred Stock                         Preferred Stock $.01   Stock $0.01 Par  $0.01 Par Value
                            $0.01 Par Value       Preferred         Par Value Series "D"  Value Series "E"    Convertible
                            "A" Convertible    Stock $.01 Par        Convertible 6.25%      Convertible      Participating
                             Participating   Value Series "B" & "C"     Redeemable         Participating      Series "F"
                             -------------   ----------------------     ----------         -------------      ----------
                              Authorized     Convertible Authorized     Authorized          Authorized        Authorized
                             25,000 Shares     25,000 Shares Each      20,000 Shares       5,000 Shares      9,950 Shares
                            Shares    Amount   Shares   Amount       Shares   Amount     Shares    Amount   Shares  Amount
                            ------    ------   ------   ------       ------   ------     ------    ------   ------  ------
Issuance of Stock at
  Inception                 25,000   $   250   50,000   $  500       20,000   $  200         --    $   --       --  $   --

Net [Loss] for the Period
  Ended December 31, 1994       --        --       --       --           --       --         --        --       --      --
                           -------   -------  -------  -------     --------   ------     ------    ------   ------  ------

Balance - December 31,
  1994                      25,000       250   50,000      500       20,000      200         --        --       --      --

Acquisition of Concept          --        --       --       --           --       --         --        --       --      --

Exercise of Stock Options       --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Private Placement            --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Legend Stock                 --        --       --       --           --       --         --        --       --      --

Issuance of Preferred
 Stock to Repay Debt            --        --       --       --           --       --      5,000        50       --      --

Issuance of Common Stock
 - Regulation S                 --        --       --       --           --       --         --        --       --      --

Issuance of Below Market
  Options                       --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
  - Sale of WWR                 --        --       --       --           --       --         --        --       --      --

Amortization of Deferred
  Consulting Costs              --        --       --       --           --       --         --        --       --      --

Acquisition Expenses            --        --       --       --           --       --         --        --       --      --
Issuance of Common Stock
 - Sirrom Capital               --        --       --       --           --       --         --        --       --      --

Exercise of Stock Options       --        --       --       --           --       --         --        --       --      --

Reverse Merger Costs            --        --       --       --           --       --         --        --       --      --

Forgiveness of Accrued
  Interest Prior Years          --        --       --       --           --       --         --        --       --      --

Net Loss                        --        --       --       --           --       --         --        --       --      --
                           -------   -------  -------  -------     --------   ------     ------    ------   ------- ------
Balance - December 31,
  1995 - Forward            25,000   $   250   50,000  $   500    20,000  $      200      5,000    $   50        --  $  --
                                                                                                                (continued)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                             Common Stock $.01
                             -----------------
                            Par Value Authorized  Capital in                                 Total
                              4,000,000 Shares    Excess of     Accumulated    Deferred   Stockholders'
                            Shares    Amount      Par Value       Deficit       Charges      Equity
                            -------   -------     -----------     --------      -------      -------
Issuance of Stock at
  Inception                 600,000   $ 6,000     $ 1,715,300     $     --   $       --  $ 1,722,250

Net [Loss] for the Period
  Ended December 31, 1994        --        --              --     (410,622)          --     (410,622)
                            -------   -------     -----------     --------   ----------   ----------

Balance - December 31,
  1994                      600,000     6,000       1,715,300     (410,622)          --    1,311,628

Acquisition of Concept    1,485,589    14,856         967,966           --           --      982,822

Exercise of Stock Options   767,000     7,670       3,226,366           --   (2,543,536)     690,500

Issuance of Common Stock
 - Private Placement        151,300     1,513         452,387           --           --      453,900

Issuance of Common Stock
 - Legend Stock               2,600        26             (26)          --           --           --

Issuance of Preferred
 Stock to Repay Debt             --        --         199,950           --           --      200,000

Issuance of Common Stock
 - Regulation S             390,000     3,900         996,100           --           --    1,000,000

Issuance of Below Market
  Options                        --        --         178,750           --     (178,750)          --

Issuance of Common Stock
 - Sale of WWR                   --        --       1,537,000           --           --    1,537,000

Amortization of Deferred
  Consulting Costs               --        --              --           --    2,213,774    2,213,774

Acquisition Expenses             --        --         528,578           --           --      528,578
Issuance of Common Stock
 - Sirrom Capital             3,120        31          10,499           --           --       10,530

Exercise of Stock Options    25,000       250          24,750           --           --       25,000

Reverse Merger Costs             --        --        (117,854)          --           --     (117,854)

Forgiveness of Accrued
  Interest Prior Years           --        --         111,468           --           --      111,468

Net Loss                         --        --              --   (4,695,745)          --   (4,695,745)
                          ---------   -------     -----------  -----------   ----------   ----------
Balance - December 31,
  1995 - Forward          3,424,609   $34,246     $ 9,831,234  $(5,106,367)  $ (508,512) $ 4,251,601
                                                                                          (concluded)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                                                                             Preferred      Preferred Stock
                            Preferred Stock                         Preferred Stock $.01   Stock $0.01 Par  $0.01 Par Value
                            $0.01 Par Value       Preferred         Par Value Series "D"  Value Series "E"    Convertible
                            "A" Convertible    Stock $.01 Par        Convertible 6.25%      Convertible      Participating
                             Participating   Value Series "B" & "C"     Redeemable         Participating      Series "F"
                             -------------   ----------------------     ----------         -------------      ----------
                              Authorized     Convertible Authorized     Authorized          Authorized        Authorized
                             25,000 Shares     25,000 Shares Each      20,000 Shares       5,000 Shares      9,950 Shares
                            Shares    Amount   Shares   Amount       Shares   Amount     Shares    Amount   Shares  Amount
                            ------   -------   ------   ------       ------   ------     ------    ------   ------  ------
Balance - December 31,
  1995 - Forwarded          25,000   $   250   50,000   $  500       20,000   $  200      5,000    $   50       --  $   --

Conversion of Series
 "A" and "E" Preferred
 Stock to Common           (25,000)     (250)      --       --           --       --     (5,000)      (50)      --      --

Issuance of Common Stock
 - Regulation S                 --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Sirrom Capital               --        --       --       --           --       --         --        --       --      --

Deferred Issuance of
 Common  Stock Related
 to Acquisition Stock
 of Concept                     --        --       --       --           --       --         --        --       --      --

Deferred Issuance of
 Common Stock Related
 to Sale of WWR                 --        --       --       --           --       --         --        --       --      --

SISC Recapitalization           --        --  (50,000)    (500)     (20,000)    (200)        --        --   10,000     100

Amortization of Deferred
 Consulting Costs               --        --       --       --           --       --         --        --       --      --

Expiration of Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Issuance of Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Recapture of Amortization
 on Expired Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Net Loss                        --        --       --       --           --       --         --        --       --      --
                            ------   -------   ------   ------       ------   ------     ------    ------   ------   -----
Balance - September 30,
 1996 [Unaudited]               --   $    --       --   $   --           --   $   --         --    $   --   10,000  $  100
                            ======   =======   ======   ======       ======   ======     ======    ======   ======  ======
                                                                                                                (continued)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                            Common Stock $.01
                            -----------------
                          Par Value Authorized    Capital in                                   Total
                              4,000,000 Shares    Excess of     Accumulated    Deferred     Stockholders'
                            Shares    Amount      Par Value       Deficit       Charges        Equity
                          ---------   -------   ------------    -----------    ----------    ----------
Balance - December 31,
  1995 - Forwarded        3,424,609   $34,246   $ 9,831,234     $(5,106,367)   $ (508,512)   $4,251,601

Conversion of Series
 "A" and "E" Preferred
 Stock to Common          2,120,000    21,200       (20,900)             --            --            --

Issuance of Common Stock
 - Regulation S           5,500,000    55,000     2,320,000              --            --     2,375,000

Issuance of Common Stock
 - Sirrom Capital             6,240        63         9,443              --            --         9,506

Deferred Issuance of
 Common Stock Related
 to Acquisition Stock
 of Concept                 740,482     7,405        (7,405)             --            --            --

Deferred Issuance of
 Common Stock Related
 to Sale of WWR           1,060,000    10,600       (10,600)             --            --            --

SISC Recapitalization            --        --       750,600              --            --       750,000

Amortization of Deferred
 Consulting Costs                --        --            --              --       194,890       194,890

Expiration of Below
 Market Options                  --        --      (138,125)             --       138,125            --

Issuance of Below
 Market Options                  --        --        79,687              --       (79,687)           --

Recapture of Amortization
 on Expired Below Market
 Options                         --        --            --              --       (83,507)      (83,507)

Net Loss                         --        --            --        (769,735)           --      (769,735)
                         ----------  --------   -----------     -----------    ----------     ---------
Balance - September 30,
 1996 [Unaudited]        12,851,331  $128,514   $12,813,934     $(5,876,102)   $ (338,691)    $6,727,755
                         ==========  ========   ===========     ===========    ==========     ==========
                                                                                             (concluded)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
Operating Activities:
   Net Loss from Continuing Operations               $       (769,735) $    (1,783,605) $     (4,412,927) $      (410,622)
                                                     ----------------  ---------------  ----------------  ---------------
   Adjustments to Reconcile Net Loss to
     Net Cash Provided by Operating Activities:
     Depreciation and Amortization                            360,451          471,793           466,817          316,253
     Provision for Doubtful Accounts                               --               --            67,363               --
     Loss on Disposal of Property and Equipment                    --               --                --            2,542
     Charges from Option Exercise                             111,383          258,558         2,213,774               --
     Non-Cash Expenses Related to Trans Global
       Transaction                                                 --          528,578           528,578               --
     Common Stock Issued for Services Rendered                  9,506               --            10,530               --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Receivables                                         (1,536,613)        (500,897)          473,305         (271,498)
       Work in Process                                             --               --                --           22,600
       Inventories                                                 --               --            55,226               --
       Loan Receivable - Officer                                   --          (22,500)          (22,500)              --
       Prepaid Expenses and Other Current
         Assets                                              (100,273)         (34,750)          (84,852)          25,897

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                   98,282          (58,854)         (544,981)        (535,841)
       Accrued Payroll Taxes and Related
         Expenses                                           1,393,081        1,009,389         1,076,504         (242,033)
       Accrued Payroll Tax Penalties                         (625,000)              --           700,000               --
       Accrued Contingency Settlement                         300,000               --                --               --
       Accrued Interest                                            --           53,302                --               --
                                                     ----------------  ---------------  ----------------  ---------------
     Total Adjustments                                         10,817        1,704,619         4,939,764         (683,080)
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Continuing Operations                          (758,918)         (78,986)          526,837       (1,093,702)
                                                     ----------------  ---------------  ----------------  ---------------

   Net Loss from Discontinued Operations                           --          (88,866)         (282,818)              --
   Adjustments to Reconcile Net Loss to
     Net Cash Used for Discontinued Operations:
     Gain on Sale of Discontinued Segment                          --            8,923                --               --
     Depreciation and Amortization                                 --           68,558           149,906               --
     Loss on Sale of Discontinued Segments                         --               --            35,742               --
     Other                                                         --          (17,846)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Continuing Operations                                --          (29,231)          (97,170)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Operating Activities -
     Forward                                         $       (758,918) $      (108,217) $        429,667  $    (1,093,702)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
   Net Cash - Operating Activities -
     Forwarded                                       $       (758,918) $      (108,217) $        429,667  $    (1,093,702)
                                                     ----------------  ---------------  ----------------  ---------------
Investing Activities:
   Decrease in Deferred Offering Costs and
     Other Assets                                                  --               --                --               --
   Capital Expenditures                                       (45,517)        (112,072)         (110,384)          (2,095)
   Cash of Merged Company                                          --          504,210           504,210               --
   Net [Advances to] and Repayments to
     Affiliates                                              (215,357)        (799,571)         (791,105)         459,241
   Net Cash of Subsidiary Sold                                     --          (46,600)          (46,600)              --
   Proceeds on Sale of Property and Equipment                      --               --                --            1,300
   Other                                                          859               --                --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Investing Activities                           (260,015)        (454,033)         (443,879)         458,446
                                                     ----------------  ---------------  ----------------  ---------------
Financing Activities:
   Net Advances from and [Payments] to
     Asset-Based Lender                                      (113,840)        (172,504)         (340,459)         550,443
   Repayment of Long-Term Debt                                     --               --          (125,201)        (144,837)
   Repayment of Subordinated Debt                            (700,000)        (500,000)         (800,000)              --
   Net Advances from Affiliates                                    --          236,789                --               --
   Net [Payments] to Affiliates                              (176,832)              --          (201,471)              --
   Issuance of Common Stock                                 2,375,000        1,453,900         1,453,900               --
   Expenses Related to Merged Company                              --               --          (117,154)              --
   Exercise of Stock Options                                       --          690,500           715,500               --
   Cash Overdraft                                                  --               --          (360,306)         229,650
   Repayment of Note Payable                                  (60,513)              --                --               --
   Loan Repayment                                                  --         (373,812)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Financing Activities                          1,323,815        1,334,873           224,809          635,256
                                                     ----------------  ---------------  ----------------  ---------------
   Net Increase in Cash and Cash
     Equivalents                                              304,882          772,623           210,597               --

Cash and Cash Equivalents - Beginning
   of Periods                                                 210,597         (360,306)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Cash and Cash Equivalents - End of
     Periods                                         $        515,479  $       412,317  $        210,597  $            --
                                                     ================  ===============  ================  ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the periods for:
     Interest                                        $        508,688  $       685,680  $        909,200  $       696,129
     Income Taxes                                    $             --  $            --  $             --  $            --

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
 During the nine months ended September 30, 1996, the Company had the following:
     o Issued preferred stock with a value of $750,000 to an affiliate and reduced amounts owed to such affiliate by $750,000 plus accrued interest.
     o A stock option granted in 1995 expired without having exercised 85,000 shares. This resulted in a recapture of $83,507 of amortization expense. Additional stock options were granted and incurred non-cash deferred charges of $79,687 which will be amortized over the 2 year life of the grant.

   During the year ended December 31, 1995, the Company had the following:
     o Acquired the net assets of Concept Technologies Group, Inc. through a reverse merger. Total net assets of such entities acquired was $982,822 including cash of $504,210 at the date of acquisition.
     o Issued preferred stock with a value of $200,000 to an affiliate and reduced amounts owed to such affiliate by $200,000 plus accrued interest.
     o Issued stock options and received exercise proceeds of $715,500 and incurred non-cash deferred changes of $2,213,774.
     o An affiliate forgave $111,468 of accrued interest payable which has been recorded as a contribution to capital.

See Notes to Financial Statements.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[1] Basis of Presentation

On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of Trans Global Services, Inc. ["Trans Global"] and issued [a] 1,000,000 shares of Common Stock, [b] shares of a series of preferred stock that, upon the filing of a certificate of amendment to the Company's certificate of incorporation increasing the authorized Common Stock, are convertible into 2,000,000 shares of Common Stock and vote with the Common Stock [based on the number of shares of Common Stock issuable upon conversion], [c] shares of two series of preferred stock which are convertible into an aggregate of 2,500,000 shares of Common Stock if certain levels of net income before income taxes for 1995 and 1996 are attained, and [d] shares of a series of preferred stock which are not convertible, but which have an aggregate redemption price of approximately $1.7 million, and is payable from 50% of the net proceeds received by the Company from the sale of equity securities.

As a result of the acquisition of Trans Global [the "Trans Global Transaction"], [i] the principal business of the Company became the business of providing engineers, designers and other technical personnel to its clients, which include major companies in the aerospace, electronics, computer and other industries, which is Trans Global's business, and [ii] the principal stockholder of the Company became SIS Capital Corp. ["SISC"], a wholly-owned subsidiary of Consolidated Technology Group Ltd., ["Consolidated"], a publicly held company. Trans Global operates through two subsidiaries, Avionics Research Holdings, Inc. ["Holdings"], formerly ARC Acquisition Group ["ARC"] and Resource Management International, Inc. ["RMI"].

The Trans Global Transaction was accounted for as a reverse merger, with Trans Global being the surviving company. Trans Global was formed by SISC in January 1995, to hold the stock of two predecessor corporations, ARC, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. In accounting for the reverse merger, the equity of Trans Global, as the surviving corporation, and Concept Technologies Group, Ltd., which, when referred to as the acquired corporation is referred to as "Concept", as the acquired corporation, was recapitalized as of March 31,1995. The recapitalization included the reclassification of Concept's accumulated deficit of $11,060,479 as a reduction of capital in excess of par value-common stock and the reclassification of Trans Global's March 31,1995 preferred stock and common stock to capital in excess of par value-common stock.

The Company's principal business [the "Concept business"] prior to the Trans Global Transaction was the ownership and operation of WWR Technology, Inc, ["WWR"] the Klipsch Professional Loudspeaker business, which has been discontinued. It also is the developer and owner of several proprietary technologies with applications in environmental noise cancellation, medical monitoring, defense and communications, however, such technologies have not generated any significant revenues for the Company, and those operations have also been discontinued.

As of September 30, 1995 the Company sold all of the issued and outstanding shares of capital stock of a subsidiary, WWR to SES Holdings, in consideration for which SISC released the Company from its obligations with respect to a $275,000 advance made to the Company and WWR in order to enable WWR to pay an outstanding debenture. As part of the transaction, the Company issued to SISC 1,060,000 shares of Common Stock, the delivery of which was deferred until the approval of an amendment of the Company's Certificate of Incorporation increasing its authorized common stock. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.5 million. Among WWR's liabilities was approximately $2.1 million, payable to the Company, which, based upon WWR's historical and current cash flow, would not likely be paid in the near future. This payable was satisfied through the issuance by Consolidated, the parent of SISC, of shares of a newly-created series of Consolidated preferred stock which converts on December 31, 2000 into such number of shares of Consolidated's common stock, not to exceed 2.8 million shares, as have a value equal to $2.1 million. This is on the balance sheet as investment in Preferred Stock of Affiliate.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #2
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[1] Basis of Presentation [Continued]

The balance sheet information at December 31, 1995 reflects the consolidated financial position of the Company with Trans Global as the surviving entity and the sale of WWR stock. The results of operations for the twelve months ended December 31, 1995 and the cash flows for the twelve months ended December 31, 1995 reflect the operations of Trans Global from the beginning of the period.

[2] Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of Concept Technologies Group, Inc. and Trans Global and its affiliates, ARC and RMI. All intercompany transactions have been eliminated in consolidation.

Principles of Combination - The 1994 combined financial statements include the accounts of Trans Global and its affiliates [the "Company"], ARC and RMI. All intercompany transactions have been eliminated in combination.

The combined financial statements reflect the combined financial position of Trans Global, ARC and RMI as of December 31, 1994 and the results of operations of ARC from January 1, 1994 to December 31, 1994 and of RMI from November 22, 1994 [period of acquisition] to December 31, 1994.

Receivables - The Company finances a majority of its receivables from an asset-based lender under agreements entered into in August 1994. The agreements have a maximum availability of funds of $5,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the asset-based lender having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 8.25% at December 31, 1995 plus 2% and a commission of .3% of the receivables financed. The asset-based lender has a security interest in all accounts receivables, contract rights, personal property, fixtures and inventory of the Company. At December 31,1995 and 1994, the total amount advanced by the asset-based lender was $3,678,702 and $4,019,161, respectively. The weighted average interest rate on this short-term borrowing outstanding as of December 31, 1995 is approximately 11%.

Prepaid Expenses and Other Current Assets - Prepaid expenses consist of approximately $78,000 of prepaid insurance.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 3 to 10 years as follows:

Furniture and Fixtures                                           5 - 7  years
Leasehold Improvements                                          5 - 10  years
Transportation Equipment                                         3 - 4  years
Equipment                                                       5 - 10  years

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

Revenue Recognition - The Company records revenue as services are provided by engineering personnel.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #3
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[2] Summary of Significant Accounting Policies [Continued]

Loss Per Share - reflects the weighted average number of shares issued during the period [ including shares for which the issuance has been deferred but with respect to which the consideration has been received by the Company]. With respect to the year ended December 31, 1995, additional shares were to be issued by the Company, but the persons to whom such shares were to be issued agreed to defer receipt of the shares until the Company increases its authorized common stock. Such shares were issued upon the filing of an amendment to the Company's certificate of incorporation increasing the authorized capital stock. Such an amendment was approved by the Company's board of directors, in May 1995 and by stockholders in March 1996. The consideration for such shares is included in additional paid in capital. Upon the issuance of the shares, the par value of the shares will be transferred from additional paid in capital to common stock. At December 31, 1995, the total number of shares to be so issued was 1,800,482 of which 1,460,000 were issuable to SISC. Common Stock equivalents are not included in the computation since their effect would be anti-dilutive.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities and does not require its customers to collateralize their payables to the Company. It routinely assesses the financial strength of its customers and believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term.

[3] Going Concern Considerations

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As shown in the consolidated financial statements, the Company incurred a net loss of $4,695,745 for the year ended December 31, 1995, and has accumulated a deficit to that date of $5,106,367. The continuation of the Company as a going concern is dependent upon its ability to obtain additional and more favorable financing and proceeds from a proposed public offering. All of these factors had raised substantial doubt about the ability of the Company to continue as a going concern.

Such substantial doubt has been alleviated due to the Company's availability of substantial additional funding under its existing financing arrangements and the approximately $2 million in financing to be made available in connection with a proposed public offering. Additionally, the $4.7 million loss for 1995 was due primarily to non-cash expenses as evidenced by the Company's ability to generate positive cash flow of $210,597 for the year. Another factor is the Company's ability to replace certain former contracts with contracts that will generate higher gross profit margins.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #4
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[4] Property and Equipment

Property and equipment at December 31, 1995 and 1994 is as follows:

                                                     1 9 9 5           1 9 9 4
                                                     -------           -------

Equipment                                         $  253,279        $  223,109
Furniture and Fixtures                               180,452           169,027
Leasehold Improvements                                 1,039             1,039
                                                  ----------        ----------

Total - At Cost                                      434,770           393,175
Less: Accumulated Depreciation                       393,565           381,747
                                                  ----------        ----------
   Total                                          $   41,205        $   11,428
   -----                                          ==========        ==========

Depreciation expense charged to operations was $11,820 in 1995 and $5,973 in 1994.

[5] Intangibles

The Company acquired its subsidiaries [See Note 1] during 1994. As part of the purchase agreement, the Company acquired customer lists, a restrictive covenant and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                                                        Accumulated                  Net of
                                                                       Amortization               Amortization
                                        Life                           December 31,               December 31,
                                        Years            Cost             1 9 9 5                     1995
Customer Lists                            15        $    3,374,477    $       310,974         $       3,063,503
Goodwill                                  20        $      971,623    $        98,918         $         872,705
Covenants Not-to-Compete                   5        $      907,257    $       665,424         $         241,833

Management has determined that expected future cash flows exceed the carrying value of the intangibles at December 31, 1995. It is at least reasonably possible that management's estimate of expected future cash flows will change, in the near term.

[6] Subordinated Debt

The Company, as part of its acquisition of RMI, agreed to assume a certain debt for delinquent taxes owed to the Internal Revenue Service. The total outstanding amount of the debt was $2,000,000, of which $500,000 was paid at the closing of the acquisition of RMI. The remaining $1,500,000 is payable in 15 monthly installments of $100,000 commencing May 31, 1995. The remaining balance as of December 31, 1995 is $700,000. No interest is being charged on this obligation. Such agreement requires the Company to be in compliance with current IRS Regulations concerning the timely deposit of Federal employment and withholding taxes [See Note 11].

[7] Related Party Transactions

During the period ended December 31, 1995, the Company borrowed from SISC $48,529 . Interest is accumulated at 10% per annum. The Company also advanced $1,041,105 to companies affiliated to SISC. The Company exchanged $200,000 of debt to SISC for 5,000 shares of Series E Convertible Participating Preferred Stock [See Note 15].

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #5
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[7] Related Party Transactions [Continued]

During the period ended December 31, 1994, the Company received $1,276,577 in loans from parties which are related by common control. Interest is accumulated at 10% per annum. The Company also advanced $391,597 to companies affiliated to such related party. The net balance, exclusive of interest, as of December 31, 1994 is $884,980

Also see Notes 14 and 15.

[8] Notes Payable

Bank - Note payable to bank in the amount of $60,513 is payable on demand. The note bears interest at 9.45%. The Company is not current remitting monthly payments of principal and interest and is therefore in default.

Other - Note payable to former stockholders of an acquired subsidiary due September 1996 with interest at 7%.

[9] Income Taxes

For financial reporting purposes at December 31, 1995, the Company has net operating loss carryforwards of approximately $4,800,000 expiring by 2010. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur including significant changes in stock ownership.

The expiration dates of net operating loss carryforwards are as follows:

December 31,                                            Amount

   2007                                             $           --
   2008                                                         --
   2009                                                    400,000
   2010                                                  4,400,000
                                                    --------------

   Total                                            $    4,800,000
   -----                                            ==============

A deferred tax asset arising primarily from the benefits of net operating loss carryforwards of approximately $1,900,000 is offset by an allowance of $1,900,000.

[10] Commitments

The Company leases office space and several office machines under operating leases which expire in 1998. The following is an analysis of commitments as of December 31, 1995:

1996                                                $      142,959
1997                                                        96,894
1998                                                        56,142
Thereafter                                                      --
                                                    --------------

   Total                                            $      295,995
   -----                                            ==============

Rent expense amounted to $141,684 and $67,776 for the years ended December 31, 1995 and 1994.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #6
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[11] Contingencies

On May 14, 1991, the Government Printing Office wrote the Company asking to be reimbursed a total of $296,292 for "unauthorized timework" on two programs. The Company has been in contact with the Department of Justice which has stated that they were declining prosecution of the Company regarding this matter. Management believes these claims are without merit and intends to contest these claims vigorously if reasserted by the Government Printing Office and believes that the ultimate disposition of this matter will not have a material adverse effect on the financial position of the Company.

Although all payroll taxes due as of December 31, 1995 have been paid, the Company was delinquent in payment of certain payroll tax obligations at such date. Although, the Company has paid approximately $314,000 in penalties to the Internal Revenue Service, which is reflected in the Statements of Operations, as selling, general and administrative expenses, it continues to contest these penalties. The estimated range of potential expense would be from $0-$700,000. The Company has accrued $700,000 in penalties which is also reflected in selling, general and administrative expense [See Note 21].

The United States Department of Labor ["DOL"] has filed a complaint against Job Shop Technical Services, Inc. ["Job Shop"] and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401[k] retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401[k] plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, which is the subsidiary which acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for those assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. Although the Company is engaged in discussions with the DOL, no assurance can be given that such discussions will result in any settlement acceptable to the Company. However, in connection with the negotiations and with the consent of the IRS, the Company paid into escrow $400,000 of the money due the IRS in connection with the agreement with the IRS relating to the acquisition of Job Shop assets.

WWR is a defendant in litigation commenced by Klipsch, Inc. claiming that the license agreement pursuant to which WWR has the right to use the Klipsch name and certain patents has terminated. The Company is the guarantor of a $530,000 note issued by WWR to a non-affiliated lender. As of December 31, 1995, the Company owed SISC approximately $925,000, which reflects the repayment by the Company of $225,000 and additional borrowings from SISC of approximately $500,000. The Company was released from its obligations for a $275,000 loan in connection with the sale of WWR.

Due to the uncertainties in the legal process it is reasonably possible that management's view of the outcomes of the above matters will change in the near term.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #7
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[12] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences or realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1995:

                                              Carrying Amount       Fair Value

Debt Maturing Within One Year                     4,577,445          4,577,445
Long-Term Debt                                      926,832            926,832

For certain financial instruments, including cash and cash equivalents, trade receivables and payables, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amount of long-term debt approximates fair value. The Company is contingently liable for a debt arrangement totaling $530,000 at December 31, 1995. The Company knows of no event of default which would require it to satisfy this guarantee and, therefore, the fair value of this contingent liability is considered immaterial.

[13] Economic Dependency

Three customers of the Company, accounted for 31%, 14% and 10% respectively, of the sales for 1995. Accounts receivable of approximately $1,350,000 were due from these customers collectively.

[14] Employment  and Management Contracts

In January 1995, the President of Trans Global, entered into a five-year employment agreement pursuant to which he receives annual compensation of $180,000, subject to an annual cost of living increase. In addition, he is entitled to a bonus equal to 5% of Trans Global's income before income taxes, but not more than 200% of his salary.

In January 1995, the Company entered into a consulting agreement with the Trinity Group, Inc. [Trinity], a wholly owned subsidiary of Consolidated, through March 31, 2000. Trinity is engaged in the business of providing management services to businesses and has been providing such services to the Company on an ongoing basis. Trinity is receiving monthly compensation at the rate of $10,000 per month.

[15] Stockholders Equity

At December 31, 1995 the authorized capital stock of the Company consisted of 100,000 shares of preferred stock, and 4,000,000 shares of common stock, par value $.01 per share. The Board of Directors has the right to create and to define the rights, preferences and privileges of the holders of one or more series of preferred stock. The Company authorized five series of preferred stock which are described below.

Preferred Stock:

Series A Convertible Participating Preferred Stock - 25,000 shares were issued and outstanding. The Series A Preferred Stock was automatically converted into an aggregate of 2,000,000 shares of common stock, on March 11, 1996, upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation increasing the authorized shares of common stock.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #8
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[15] Stockholders Equity [Continued]

Series B Convertible Preferred Stock - 25,000 shares were issued. Each share of Series B Preferred Stock will be automatically converted into 40 shares of common stock if either [A] the Company has income before income taxes equal by at least $500,000 for the year ended December 31, 1995; or [B] the Company has income before income taxes of at least $1,500,000 for the year ended December 31, 1996 or 1997.

Series C Convertible Preferred Stock - 25,000 shares were issued. Each share of Series C Preferred stock will be automatically converted into 60 shares of common stock if the Company has income before income taxes of at least $1,500,000 for the year ended December 31, 1996 or 1997.

Series D 6.25% Redeemable Cumulative Preferred Stock - 20,000 shares were issued. The series D preferred stock is not convertible and has an aggregate redemption value of approximately $1,700,000.

Series E Convertible Participating Preferred Stock - 5,000 shares were issued. Each share of the series E preferred stock was converted into 24 shares of common stock and was automatically converted upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation increasing the authorized shares of common stock.

Common Stock - On July 12, 1995 the Company sold 390,000 shares of common stock pursuant to Regulation S of the Securities Act of 1933 and received net proceeds of $1,000,000.

Pursuant to the Trans Global Transaction, the Company was required to issue to the former owners of TGS an aggregate amount of 1,000,000 shares of common stock. At the closing, the Company issued 600,000 of those shares. The issuance of the remaining shares was deferred until March 1996, when an amendment was approved to the Company's Certificate of Incorporation increasing its authorized common stock. In a separate transaction which was contemporaneous with the Trans Global Transaction, the Company issued to certain accredited investors 151,300 shares of common stock and series A warrants to purchase 453,900 shares of common stock. The net proceeds from such sale was $453,900.

Stock Options and Warrants - Pursuant to the reverse merger, the Company issued the following common stock purchase warrants:

Series A Common Stock Purchase Warrants - Issued to certain accredited investors series A warrants to purchase an aggregate of 453,900 shares of common stock. The exercise price of the Series A warrants is $3.50 per share of common stock and are exercisable upon the effectiveness of a registration statement which includes the series A warrants and expire 45 days after the effective date of such registration statement.

Series B Common Stock Purchase Warrants - Issued to SISC and DLB, Inc. series B common stock purchase warrants to purchase an aggregate of 500,000 shares of common stock. The exercise price of the series B warrants is $3.50 per share of common stock and are exercisable upon the exercise or expiration of the series A warrants. The series B warrants expire on May 5, 1997.

Series C Redeemable Common Stock Purchase Warrants - Issued to holders of restricted shares of the Company's common stock, in consideration for the agreement of such holders to a one-year lock-up of the restricted common stock, series C redeemable common stock purchase warrants to purchase 107,740 shares of common stock. The exercise price of the warrants is $3.50 per share and are exercisable until May 5, 1997.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #9
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[15] Stockholders Equity [Continued]

Non-Employee Directors, Consultants and Advisors Stock Plan - During the year ended December 31,1995, the Company authorized a stock option plan for Non-Employee Directors, Consultants and Advisors to provide compensation for services rendered to the Company in lieu of cash payments. At various times, the Company has registered and granted shares pursuant to the plan. During the year ended December 31, 1995, 767,000 shares were granted and exercised , at an average price of $.90 per share, resulting in $2,543,536 of deferred charge costs computed as follows:

Shares                                                              767,000
Value of Stock at Date of Grant [Weighted Average]          $      4.216475
                                                            ---------------
                                                                  3,234,036
Exercise Price                                                     (690,500)

   Total Charges Deferred at the Time of Exercise           $     2,543,536
   ----------------------------------------------           ===============

In accordance with the agreements relating to the various parties involved, amortization of the deferred portion in the amount of $2,213,774 was charged to income from operations for the year ended December 31, 1995. The unamortized deferred consulting expense is recorded in the equity section of the balance sheet. Such deferred charges are being amortized over four years, the term of the related contracts.

On August 14, 1995 an option was granted to a consultant to purchase 110,000 shares of common stock, at a price of $1.00 per share. The value of the stock at the date of grant was $2.625 per share. The deferred charges amount to:

Shares                                                              110,000
Value of Stock at Date of Grant [Weighted Average]          $         2,625
                                                            ---------------
                                                                    288,750
Exercise Price                                                      110,000

   Total Charges Deferred at the Time of Exercise           $       178,750
   ----------------------------------------------           ===============

The option was exercised as to 25,000 shares on October 9, 1995. Such exercise was made by a reduction in the Company's indebtedness to SISC.

[16] Stock Option Plans

The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan [the "1993 Plan"], covering an aggregate of 150,000 shares of Common Stock. Options to purchase 124,100 shares of Common Stock were granted at exercise prices of $3.00 as to 54,500 shares, $5.00 as to 14,600 shares and $5.00 as to 55,000 shares. The exercise price of all of such options was reduced to $2.25 per share in February 1995. As of August 31, 1996, options to purchase 10,150 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan [the "1995 Plan"], pursuant to which stock options and stock appreciation rights can be granted with respect to 305,000 shares of Common Stock. At August 31, 1996, options to purchase 290,000 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 155,000 shares were exercised and options to purchase 85,000 shares at an exercise price of $1.00 per share were outstanding. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan [the "1995 Incentive Plan"], initially covering 500,000 shares of Common Stock.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #10
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[16] Stock Option Plans [Continued]

In August 1995, the Company granted to an officer six-year incentive stock options to purchase an aggregate of 250,000 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $2.125 per share, being the fair market value on the date of grant. The option is immediately exercisable as to 47,000 shares of Common Stock and becomes exercisable as to an additional 47,000 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15, 000 share of Common Stock on January 1, 2000 [See Note 22].

[17] Discontinued Segment

During the year ended December 31, 1995, the Company disposed of a segment of the business that was unrelated to its present line. The revenues generated by that segment amounted to $1.5 million. The loss relating to the discontinued operations was $247,000.

[18] Fourth Quarter Data

The Company incurred a loss in the fourth quarter of $2.8 million. This loss was primarily due to the expensing of the deferred consulting costs of $2 million and accrued payroll tax penalties of $700,000.

[19] Subsequent Events

On January 6, 1996 the Company sold 500,000 shares of common stock pursuant to Regulation S of the Securities Act of 1933 and received net proceeds of $375,000.

On March 11, 1996, the Company held its annual meeting of stockholders, at which the stockholders approved an amendment to the Company's certificate of incorporation to a] change the name of the Company to Trans Global Services, Inc., and to b] change the authorized capital stock of the Company by increasing the number of authorized shares of preferred stock, par value $.01 per share, from 100,000 shares to 3,000,000 shares and increasing the number of authorized shares of common stock, par value $.01 per share, from 4,000,000 shares to 20,000,000 shares was approved.

Pursuant to a preliminary letter of intent, the Company will engage an investment banking firm as its agent in connection with a proposed offering of approximately $5 million, net of related expenses, of equity securities. In connection with the Offering, the Company will receive a bridge loan of approximately $2,000,000 for working capital and other financing and operational purposes.

[20] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 may have a material impact on the Company's financial statements.

The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation", in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has not decided if it will adopt SFAS No. 123 or continue to apply APB Opinion No. 25 for financial reporting purposes. SFAS No. 123 will have to be adopted for financial note disclosure purposes in any event. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #11
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[21] Unaudited Interim Statements

The financial statements for the nine months ended September 30, 1996 and 1995 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to a fair presentation of the financial statements for these interim periods have been made. The results for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

[22] Subsequent Events [Unaudited]

In March 1996, the Company amended its certificate of incorporation increasing the authorized Preferred Stock to 3,000,000 shares and the authorized Common Stock to 20,000,000 shares. At the time of the amendment, the 25,000 shares of Series A Convertible Preferred Stock and the 5,000 shares of Series E Preferred Stock automatically, without any action on the part of the holder, became converted into 2,000,000 and 120,000 shares of Common Stock, respectively.

In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 400,000 shares of Common Stock at $1.25 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 300,000 shares of Common Stock at $1.25 per share. In connection with such grants, Messrs. Kay and Kanter agreed to waive the right to receive previously authorized warrants, which had not been issued.

In April 1996, the committee granted incentive stock options to purchase an aggregate of 1,310,000 shares of common stock at $1.125 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph
G. Sicinski, president of the company, who received an option to purchase 800,000 shares of common stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 150,000 shares of common stock, one other officer, who received an option to purchase 100,000 shares of common stock, and eleven other employees who received options to purchase an aggregate of 260,000 shares of common stock. In connection with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten year term, and the other options have five year terms [See Note 15].

In April 1996, the board of directors approved, subject to stockholder approval, an amendment to the 1995 Plan which increased the number of shares of Common Stock currently subject to the 1995 Plan to 2,492,332 shares. The number of shares of Common Stock subject to the 1995 Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Plan.

At June 30, 1996, the May 8, 1995 merger [See Note 1] was recapitalized pursuant to which the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. The 9,900 shares of Series F Preferred Stock are convertible into 9,900,000 shares of common stock. As a result of the SISC Recapitalization, the Company's obligations to SISC was reduced to $300,000, which was paid subsequent to June 30, 1996. In October and December 1996, the 9,900 shares of Series F Preferred Stock were converted into 9,900,000 shares of common stock. Also, in connection with the aforementioned recapitalization, another stockholder exchanged its shares of Series B and C Preferred Stock for 100 shares of Series F Preferred Stock which were converted into 100,000 shares of Common Stock in December 1996.

In July 1996, the Company raised $2 million from the sale of common stock through a regulation S offering.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #12
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[22] Subsequent Events [Unaudited] [Continued]

In August 1996, the Company entered into an agreement with the IRS to pay its delinquent payroll taxes, interest and penalties. The Company paid $1.3 million and has agreed to pay the balance in eight equal monthly installments of $150,000, commencing in September 1996, with the remaining balance of $300,000 to be paid in May 1997. The IRS has agreed to subordinate its lien to the lien of the Company's asset-based lender provided that the Company is in compliance with current IRS regulations concerning the timely deposit of Federal employment and withholding taxes [See Note 11].

In October 1996, the Company filed a registration statement with respect to an offering of its securities. In January 1997, the agreement with Trinity was amended increasing the monthly fee to $25,000 commencing with the month in which the Company completes such public offering [See Note 14].

In November 1996, the Company amended its certificate of incorporation increasing the authorized preferred stock to 20,000,000 shares and the authorized common stock to 50,000,000 shares.


                           . . . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Avionics Research Corporation
   Hauppauge, New York


                  We have audited the accompanying combined statements of operations and retained earnings [deficit], and cash flows of Avionics Research Corporation of New York and Avionics Research Corporation of Florida, divisions of ARC Acquisition Group, Inc. for the year ended December 31, 1993. These combined statements of operations and retained earnings [deficit], and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of operations and retained earnings [deficit], and cash flows based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations and retained earnings [deficit], and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations and retained earnings [deficit], and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations and retained earnings [deficit], and cash flows. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the combined statements of operations and retained earnings [deficit], and cash flows referred to above present fairly, in all material respects, the combined results of operations and cash flows of Avionics Research Corporation of New York and Avionics Research Corporation of Florida, divisions of ARC Acquisition Group, Inc. for the year ended December 31, 1993.


                                             MORTENSON AND ASSOCIATES, P. C.
                                             Certified Public Accountants.

Cranford, New Jersey
May 5, 1994

AVIONICS RESEARCH CORPORATION
--------------------------------------------------------------------------------

COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS [DEFICIT]
FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Sales                                                          $    14,032,787
Cost of Sales,
   As shown on Schedule #1                                          13,142,021

   Gross Profit                                                        890,766

Operating Expenses:
   Selling Expenses                                                    112,832
   General and Administrative                                          646,058

   Total Operating Expenses                                            758,890

   Operating Profit                                                    131,876

Other [Expenses],
   As shown on Schedule #4                                            (660,103)

   [Loss] Before Taxes                                                (528,227)

Provision for Income Taxes                                                  --

   Net [Loss]                                                         (528,227)

Retained Earnings - Beginning of Year                                  203,715
                                                               ---------------
   Retained Earnings [Deficit] - End of Year                   $      (324,512)
                                                               ===============

See Notes to Combined Financial Statements.

AVIONICS RESEARCH CORPORATION
--------------------------------------------------------------------------------

COMBINED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Operating Activities:
   Net [Loss]                                                  $      (528,227)
                                                                ---------------
   Adjustments to Reconcile Net [Loss] to
     Net Cash Provided by Operating Activities:
     Depreciation                                                        6,806

   Change in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                            (392,343)
       Work in Process                                                  (7,400)
       Prepaid Expenses and Other Receivables                            4,506
       Net Proceeds from [Payments to] Affiliates                      245,763

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                           923,584
       Taxes Payable                                                   304,894

     Total Adjustments                                               1,085,810

   Net Cash - Operating Activities                                     557,583
                                                               ---------------

Investing Activities:
   Acquisition of Property and Equipment                                (2,456)
   Security Deposit                                                     (4,125)

   Net Cash - Investing Activities                                      (6,581)
                                                               ---------------

Financing Activities:
   Loan Payable - Factor                                              (473,590)
                                                               ---------------
   Net Increase in Cash                                                 77,412

Cash - Beginning of Year                                                27,644
                                                               ---------------
Cash - End of Year                                             $       105,056
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                  $       169,511
     Income Taxes                                              $            --

See Notes to Combined Financial Statements.

AVIONICS RESEARCH CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Principals of Combination

The combined financial statements as of December 31, 1993 include the accounts of Avionics Research Corporation of New York and Avionics Research Corporation of Florida [collectively, the "Company"].
All intercompany balances have been eliminated.

The Company provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

[2] Summary of Significant Accounting Policies

Receivables - The Company finances a majority of its receivables with a factor under an agreement entered into in August 1993. The agreement expires in one year and has a maximum availability of funds of $1,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the factor having the right to reserve 15% of the outstanding and unpaid receivables financed. The discount rate charged is based upon the gross amount of the receivables financed. These rates range from 2.65% to 7.95% based upon aging categories. At December 31, 1993, the total amount advanced by the factor was $871,900.

Work in Process - Work in Process is generally stated using the percentage of completion method for work in process.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 5 to 10 years as follows:

Furniture and Fixtures                                       5 - 7 years
Leasehold Improvements                                      5 - 10 years
Transportation Equipment                                     3 - 4 years
Equipment                                                   5 - 10 years

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed currently while major renewals are capitalized.

Revenue Recognition - The Company records revenue as services are provided by engineering personnel.

Income Taxes - Federal income tax returns are filed on a consolidated basis with those of the parent company. On a consolidated basis, there is no tax expense.

For state income tax purposes, the parent company has a net operating loss carryforward at December 31, 1993. The effect of state income taxes refundable due to carryback of net operating loss is not material.

On a separate return basis, no provision for income taxes is necessary due to available net operating loss carryforwards of the parent company at December 31, 1993, which are in excess of net taxable income of these entities.

Concentration of Credit Risk - The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, believes that its accounts receivable credit risk exposure is limited.

AVIONICS RESEARCH CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Due to Affiliates

This balance represents the net difference between funds collected and disbursed by the Company on behalf of its parent company, ARC Acquisition Group, Inc. and ARC Networks, Inc. ["Networks"] and the effect of allocation of expenses to Networks.

[4] Commitments

On October 15, 1993, the Company has entered into an employment contract with its President. The contract is for a five-year term. The aggregate base salary, to be adjusted for annual cost of living increases, is $120,000. In addition, the President shall be entitled to an annual bonus ranging from 3% to 5% of net income before taxes along with various other benefits.

The Company leases office space and several office machines under operating leases that expire in 1998. The following is an analysis of commitments as of December 31, 1993:

                                 Operating Leases         Employment Contracts

1994                             $         67,965           $      240,000
1995                                       73,081                  240,000
1996                                       38,868                  240,000
1997                                       28,121                  240,000
1998                                       31,553                  200,000
                                 ----------------           --------------
   Total                         $        239,588           $    1,160,000
   -----                         ================           ==============

[5] Contingencies

On May 14, 1991, the Government Printing Office wrote the Company asking that they be reimbursed a total of $296,292 for "unauthorized timework" on two programs. The Company has been in contact with the Department of Justice which has stated that they were declining prosecution of the Company regarding this matter. Management believes these claims are without merit and intends to contest these claims vigorously if reasserted by the Government Printing Office.

[6] Major Customer

Revenues from one customer amounted to$11,038,495 and comprised approximately 79% of the total revenues for the year ended December 31, 1993.

[7] Subsequent Events

On January 3, 1994, the Company entered into an employment contract with one of ITS senior vice presidents. The contract is for a five year term. The aggregate base salary, to be adjusted for annual cost of living increases, is $75,000. In addition, the senior vice president shall be entitled to an annual bonus ranging up to 3% of net income be for taxes along with various other benefits.


                           . . . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Trans Global Services, Inc.
   New York, New York


                  We have audited the accompanying statements of operations, changes in divisional equity, and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994. These financial statements are the responsibility of the management of Job Shop Technical Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in divisional equity and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994, in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared using generally accepted accounting principles which has as one of its basic assumptions the recoverability of recorded asset amounts in the ordinary course of business. As more fully described in Note 7 to the financial statements, recorded asset amounts have been realized with the sale of substantially all of the Division's assets.

                  Also, as more fully described in Notes 5 and 7 to the financial statements, as part of the sale of the Division, the acquiror has assumed the payment of all of the Division's liabilities with the exception of amounts related to the 401[k] profit-sharing plan, which amount is reflected at $3,360,938, and includes an estimate for excise taxes of $361,393. There is ongoing litigation, and an investigation by a Federal governmental agency, regarding the alleged mismanagement of the 401[k] profit-sharing plan by the management of Job Shop Technical Services, Inc. The ultimate liability resulting from those matters cannot presently be determined. Accordingly, no provision for any liability that may result on adjudication has been made in the accompanying financial statements.


                                            MORTENSON AND ASSOCIATES, P. C.
                                            Certified Public Accountants.

Cranford, New Jersey
July 7, 1995

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------

Revenues                                                      $    39,519,655

Cost of Services Provided                                          37,009,818

   Gross Margin                                                     2,509,837

Operating Expenses:
   Selling Expenses                                                   949,863
   General and Administrative Expenses                              1,353,764

   Total Operating Expenses                                         2,303,627

   Operating Profit                                                   206,210

Other Expenses:
   Provision for Doubtful Accounts - Due from Affiliate             1,070,955
   Excise Taxes                                                       176,393
   Interest Expense                                                   871,114
                                                              ---------------
   Total Other Expenses                                             2,118,462

   Net [Loss]                                                 $    (1,912,252)
                                                              ===============

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

            STATEMENT OF CHANGES IN DIVISIONAL EQUITY FOR THE PERIOD
                        JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------


                                                               Accumulated
                                                                [Deficit]

Balance - January 1, 1994                                    $   (3,731,796)

Net [Loss]                                                       (1,912,252)

   Totals                                                    $   (5,644,048)
                                                             ==============

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------

Operating Activities:
   Net [Loss]                                                  $    (1,912,252)
                                                               ---------------
   Adjustments to Reconcile Net [Loss] to
     Net Cash [Used for] Operating Activities:
     Depreciation and Amortization                                       9,647
     Provision for Doubtful Accounts - Accounts Receivable             198,317
     Provision for Doubtful Accounts - Due from Affiliate            1,070,955

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                          (1,070,282)
       Deposits                                                           (828)

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                          (322,002)
       Payroll Taxes Payable                                          (185,366)
       Due to 401[k] Profit-Sharing Plan                             2,121,493
                                                               ---------------
     Total Adjustments                                               1,821,934

   Net Cash - Operating Activities                                     (90,318)
                                                               ---------------

Investing Activities:
   Net Advances to Affiliates                                         (709,426)
   Repayment - Due from Officer                                         49,477

   Net Cash - Investing Activities                                    (659,949)
                                                               ---------------

Financing Activities:
   Loans Payable - Factor                                            2,096,820
   Payments of Loans Payable - Bank                                 (1,347,820)
                                                               ---------------
   Net Cash - Financing Activities                                     749,000
                                                               ---------------
   Net [Decrease] in Cash                                               (1,267)

Cash - Beginning of Period                                              33,934
                                                               ---------------

   Cash - End of Period                                        $        32,667
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the period for:
     Interest                                                  $       571,114

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Organization, Line of Business and Significant Accounting Policies

[A] Organization - International Technical Services ["ITS"] is one of the divisions of Job Shop Technical Services, Inc. ["Job Shop"] and has no separate legal status or existence. The income and expenses in the divisional statement of operations relate to the operations of ITS.

The other division of Job Shop is the Computer Design Services Division ["CDS"]. The CDS division sells computer aided design systems.

[B] Line of Business - The ITS division provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

[C] Significant Accounting Policies

Receivables - Job Shop finances a majority of the receivables of the ITS division under an agreement entered into in August 1994. The agreement expires in August of 1995 and has maximum availability of funds of $2,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the factor having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 7.25% at November 21, 1994, plus 4.0% and a commission of 1.0% of the receivables financed. The factor has a security interest in all accounts receivables, contracts, personal property and fixtures of the Company.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. It routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition - The ITS division records revenue as services are provided by engineering personnel.

Income Taxes - Job Shop is an S corporation under the provisions of the Internal Revenue Code and applicable state statutes and, accordingly, is not subject to federal and income based on income.

[2] Relationship with Corporate Entity and Affiliated Divisions

As indicated in Note 1, each of the two divisions of Job Shop operate in separate lines of business. The management of Job Shop believes that expenses recorded by each division are indicative of what such expenses would have been if each of the divisions operated as a stand-alone entity, and that no expense allocations, to either division, is required.

The charges by ITS to the CDS division arise primarily from payroll, payroll tax and employee benefit charges paid by the ITS division for employees of the CDS division. The ITS division acts as a common paymaster for both divisions. The accompanying statement of operations and [deficit] does not include any interest income charged by the ITS division to the CDS division on any balances due by the CDS division.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Provision for Doubtful Accounts - Due from Affiliate

As of July 7, 1995, the balance due to the ITS division from the CDS division has not been repaid. The management of the ITS division believes that such balance will not be repaid. Therefore, a provision for doubtful accounts of the total amount due of $1,070,955 has been provided in the statement of operations.

[4] Due to 401[k] Profit-Sharing Plan

The liability to the 401[k] profit-sharing plan consists of employees' compensation deferrals from June 1993 to November 21, 1994 which have not been remitted by Job Shop to the plan's trustee. The liability of $2,999,545 includes accrued interest of $350,877 on the employees' balances.

The above represents violations of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code and other statutes, and could jeopardize the plan's qualified and tax exempt status.

A provision $176,393 for excise taxes relating to the above prohibited transactions is included in statement of operations. The total amount provided through November 21, 1994 for excise taxes is $361,393. See Note 5 for an action commenced by the employees of the division related to unremitted employees' compensation deferrals.

[5] Commitments and Contingencies

[A] Unremitted Federal Withholding and FICA Tax Liabilities - As of November 21, 1994, the Company had not remitted $2,000,000 of 1992 employees' federal and FICA withholding taxes, FICA taxes, interest and penalties, to the Internal Revenue Service. Pursuant to an agreement of sale of the assets of the business [See Note 7], this liability was assumed by the buyer and a repayment plan has been worked out between such buyer and the Internal Revenue Service. However, the Job Shop is liable for any payments not made by the buyer to the Internal Revenue Service.

[B] Leases - The division occupies space in various locations leased by Job Shop There is no formal lease agreement between Job Shop and the ITS division. However, the ITS division does pay rent due under such leases directly to various landlords under an informal agreement with Job Shop. Minimum lease payments required on leases with an initial or remaining term in excess of one year are as follows:

For the years ended
   December 31,
      1994                                           $           2,368
      1995                                                       8,016
      1996                                                       8,353
      1997                                                       2,109
                                                     -----------------

      Total                                          $          20,846
      -----                                          =================

Rent expense for the period January 1, 1994 to November 21, 1994 totaled $67,586. The lease for the New York office of Job Shop expired in December 1994 and was not renewed by the buyer of the assets of the business [See Note 7]. Subsequently, such buyer relocated its New York office to new premises.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS, Sheet #3
--------------------------------------------------------------------------------
[5] Commitments and Contingencies [Continued]

[C] Litigation - During January 1995 and as amended in March 1995, the employees of ITS filed a complaint against ITS and Job Shop, its president and others seeking $3,000,000 or more, plus interest, punitive damages and other equitable or remedial relief, removal of the plan administrator and trustee and the appointing of an independent administrator and a court-designated trustee. ITS, Job Shop and its president have denied any wrongdoing or liability, asserted cross-claims against codefendants for indemnity and other relief and are vigorously defending the action. The codefendants have denied any liability in regard to this. At this time, no determination of the likelihood of a favorable or unfavorable outcome can be made nor can any estimate of the amount or range of potential loss.

The Company is also a defendant in a action which alleges breach of contract, breach of fiduciary duty and fraud. ITS, Job Shop and its president are vigorously contesting this matter. At this time, no determination of the likelihood of a favorable or unfavorable outcome can be made.

[6] Economic Dependency

Revenues from three customers amounted to $20,780,918 and comprised approximately 52.6% of total revenues for the period January 1, 1994 to November 21, 1994.

[7] Subsequent Event

On November 21, 1994, pursuant to an asset purchase agreement dated as of August 19, 1994, among Job Shop, its sole stockholder and ITS Management Corp. [ITS Man. Corp.] a Delaware Corporation and wholly-owned subsidiary of the Consolidated Technology Group, Ltd. [Consolidated], ITS Man. Corp. acquired substantially all of the assets of Job Shop in exchange for 750,000 shares of Consolidated common stock valued at $281,250, and the assumption of certain scheduled liabilities. The principal liability assumed was a $2,000,000 obligation due to the Internal Revenue Service pursuant to a settlement arrangement which Job Shop had negotiated [See Note 5A]. The initial $500,000 payment was made in November 1994, the balance is due in 15 monthly installments of $100,000, commencing May 1995. The liability not assumed by the buyer is the amount due to the 401[k] profit-sharing plan [See Note 4]. This liability is subject to litigation as more fully described in Note 5C.


                                . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of Job Shop Technical Services, Inc.
   Farmingdale, New York


                  We have audited the accompanying statements of operations, accumulated deficit, and cash flows of Job Shop Technical Services, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Job Shop Technical Services, Inc. as of December 31, 1993, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred a net loss of $2,272,614 for 1993 and has incurred substantial net losses for each of the past three years. Additionally, at December 31, 1993, the Company has a significant deficiency in shareholder's equity and negative working capital, these factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  The Company is liable for unremitted payments to its 401(k) profit-sharing plan, as discussed in Note 5, and unremitted payroll taxes, as discussed in Note 6.


                                            EDWARD ISAACS & COMPANY LLP
                                            Certified Public Accountants.

New York, New York
May 16, 1994

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Net Sales                                                      $    44,154,009
                                                               ---------------

Cost and Expenses:
   Cost of Sales                                                    40,342,491
   Selling Expenses                                                  2,328,071
   General and Administrative                                        1,653,901
   Interest - [Net of Interest Income of $17,663]                      260,590
                                                               ---------------
   Total Cost and Expenses                                          44,585,053

   Loss From Operations                                               (431,044)

Other Expenses                                                       1,841,570

   Net Loss                                                    $    (2,272,614)
                                                               ===============

See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF ACCUMULATED DEFICIT FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Balance - January 1, 1993, As Previously Reported              $   (2,015,847)

   Retained Earnings of Acquired Company*                             556,665

Balance - January 1, 1993, As Restated                             (1,459,182)

   Net Loss                                                        (2,272,614)

   Balance - December 31, 1993                                 $   (3,731,796)
                                                               ==============


*Reflects elimination of the intercompany payable to the Company of $1,954,779; the Company had provided an allowance for the full amount of the receivable.

See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Operating Activities:
   Net Loss                                                    $    (2,272,614)
   Adjustments to Reconcile Net Loss to Net Cash Used for
     Operating Activities:
     Depreciation and Amortization                                     128,165
     Loss on Settlement of Note Receivable                              83,432
     Reversal of Allowance for Doubtful Accounts                       (20,000)

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                            (403,436)
       Inventory - Work-in-Progress                                   (115,334)
       Other Current Assets                                              1,103

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                         1,756,957
       Taxes Other Than on Income                                       57,460
       Duet to 401(k) Profit-Sharing Plan                              727,327
                                                               ---------------
   Net Cash Used in Operating Activities                               (56,940)
                                                               ---------------

Investing Activities:
   Capital Expenditures                                               (130,038)
   Payments Received on Note Receivable                                117,334
   Due from Shareholder                                                (49,477)
   Deposits                                                             (5,621)
                                                               ---------------
   Net Cash Used in Investing Activities                               (67,802)
                                                               ---------------

Financing Activities:
   Increase in Bank Debt                                               106,204
   Payments of Long-Term Debt                                         (123,056)

   Net Cash Used in Financing Activities                               (16,852)
                                                               ---------------
   Net Decrease in Cash                                               (141,594)

   Cash - Beginning of Year                                            180,352
                                                               ---------------

   Cash - End of Year                                          $        38,758
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                  $       278,253
     Income Taxes                                              $         2,787


See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Going Concern Status

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the Company continuing as a going concern. However, the Company has sustained substantial net losses in recent years and at December 31, 1993 has a significant deficiency in shareholder's equity and negative working capital.

Management believes that action presently being taken to bring about the Company's profitability and/or an infusion of new capital will enable the Company to continue as a going concern.

[2] Merger

On August 16, 1993, the Company acquired Computer Design Services, Inc. (CDS), a company owned by the shareholder of the Company, in a business transaction accounted for as though it were a pooling of interests. On the date of acquisition CDS was merged into the Company through the exchange of one share of the Company's common stock for all of the outstanding stock of CDS, which was immediately canceled. The accompanying financial statements for 1993 are based on the assumption that the companies were combined for the full year.

Summarized unaudited results of operations of the separate companies for the period from January 1, 1993 through August 16, 1993, the date of acquisition, were as follows:

                                     Job Shop Technical        Computer Design
                                       Services, Inc.           Services, Inc.

Sales                                $      28,062,000         $     1,696,000
Income (Loss) from Operations                  293,000                (437,000)
Net Loss                                      (382,000)               (437,000)

The summarized unaudited assets and liabilities of the separate companies on August 16, 1993, the date of acquisition, (excluding a payable to the Company of $1,954,779; the Company had provided an allowance for the full amount of the receivable) were as follows:

                                     Job Shop Technical        Computer Design
                                       Services, Inc.           Services, Inc.

Cash                                 $          21,000         $        67,000
Other Current Assets                         3,336,000                 234,000
Property, Plant and Equipment, Net              13,000                 304,000
Other Noncurrent Assets                        378,000                  39,000
                                     -----------------         ---------------
Subtotals                                    3,748,000                 644,000
Liabilities                                 (6,145,000)               (524,000)
                                     -----------------         ---------------
Shareholder's (Deficiency) Equity    $      (2,397,000)        $       120,000
---------------------------------    =================         ===============

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Summary of Significant Accounting Policies

Company's Business - The Company has two divisions, International Technical Services and Computer Design Services.

International Technical Services provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

Computer Design Services principally sells computer aided design systems and provides necessary support and training to its customers who are located primarily on the east coast of the United States. The division recognizes income on contracts, which are all short-term, when the programs are completed. Costs to the point of completion are deferred and are included in work-in-progress inventory in the accompany balance sheet.

Depreciation - Depreciation is computed by the straight-line method over the estimated useful lives of the assets ranging from five to ten years.

Income Taxes - The Company is an S corporation under the provisions of the Internal Revenue Code and applicable state statutes and, accordingly, is not subject to federal and state income taxes.

[4] Note Receivable

In 1988, the Company received a promissory note relating to the sale of its Computer Systems Division. In 1990, the Company modified the terms of the note (including unpaid interest) from 60 payments of $4,249 to 120 payments of $3,180, commencing June 1, 1990, including interest at 10%. The balance of the note as of December 31, 1993 was $183,432. In December 1993, the Company accepted $100,000 in full settlement of the note and recorded a loss of $83,432 which is included in other deductions in the accompany statement of operations.

[5] Due to 401(k) Profit-Sharing Plan

The liability to the 401(k) profit-sharing plan consists of employees' compensation deferrals from June 1993 to December 1993 which have not been remitted by the Company to the plan's trustee. The liability of $878,052 includes interest accrued on the employees' balances.

During 1994, the Company has not made any payments to the Plan for the above liability and, in addition, approximately $1,400,000 of 1994 compensation deferrals have not been remitted. As of September 30, 1994, the liability to the 401(k) profit-sharing plan aggregated approximately $2,300,000.

The above represent violations of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code and other statutes, and could jeopardize the Plan's qualified and tax exempt status.

A provision of $185,000 for excise taxes relating to the above prohibited transactions is included in other expenses in the accompanying 1993 statement of operations.

[6] Taxes Other than on Income

The liability for taxes other than on income includes approximately $2,587,000 of 1992 employees' federal withholding taxes and FICA tax liabilities, which have not been remitted to the Internal Revenue Service. A $1,008,000 provision for penalties and interest relating to this liability is included in other expenses in the accompanying 1993 statement of operations. The Company has paid $700,000 towards this liability, which has been applied to penalties and interest by the Internal Revenue Service, the remaining $308,000 of unpaid penalties and interest are included in accrued expenses.

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #3
--------------------------------------------------------------------------------
[7] Other Expenses

Other expenses consists of the following:

Penalties and Interest on Payroll Taxes                      $       1,398,368
Excise Taxes (Note 5)                                                  185,000
Loss on Settlement of Note Receivable                                   83,452
Department of Labor Settlement*                                        174,750
                                                             -----------------

   Total                                                     $       1,841,570
   -----                                                     =================

* In 1993, the Company settled a dispute with the Department of Labor for $174,750 relating to an error in computing employees' overtime compensation.

[8] Commitments and Contingencies

[A] Leases - The Company leases its offices and certain equipment under leases expiring through July 1997. Total rent expense under operating leases was $247,688.

Future minimum annual rentals under operating leases with initial or remaining noncancellable lease terms in excess of one month in effect at December 31, 1993, are as follows:

1994                                                         $         188,320
1995                                                                   112,315
1996                                                                    76,315
1997                                                                    44,520
                                                             -----------------

    Total                                                    $         421,470
    -----                                                    =================

[B] 401(k) Profit-Sharing Plan - The Company maintains a noncontributory profit-sharing plan covering all employees who meet eligibility requirements. Annual contributions are at the discretion of the Board of Directors. No provision was made in 1993 (see Note 5).

[C] Major Customers - Three customers accounted for 52% of sales of the year ended December 31, 1993.

[9] Subsequent Events

Factoring Agreement - In April 1994, the Company entered into an agreement with a factor. The agreement provides for advances of up to 85% of eligible accounts receivable. A portion of the proceeds from these advances were used to liquidate the Company's loan payable to bank.

Sale of Assets - The Company is currently negotiating terms for the sale of its assets.


                               . . . . . . . . . .

No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made
by this  Prospectus,  and, if given or made,  such           1,250,000 Units
information or representations  must not be relied
on as having been  authorized by the Company or by
the   Underwriters.   This   Prospectus  does  not   Trans Global Services, Inc.
constitute an offer to sell or a  solicitation  of
an offer to buy any  securities  offered hereby to     (Each Unit Consists of
any person in any jurisdiction in which such offer      one share of Series G
or solicitation was not authorized or in which the      Convertible Preferred
person  making such offer or  solicitation  is not      Stock and one Series E
qualified  to do so or to  anyone  to  whom  it is      Redeemable Common Stock
unlawful  to  make  such  offer  or  solicitation.      Purchase Warrant)
Neither the  delivery of this  Prospectus  nor any
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


                 TABLE OF CONTENTS
                                              Page

Prospectus Summary...............................3
Risk Factors.....................................7
Market for Common Stock; Dividends..............13
Use of Proceeds.................................14
Capitalization..................................16
Selected Financial Data ........................17
Management's Discussion and Analysis of
Financial Condition and Results of Operations...18
Business........................................21
Management......................................25
Certain Transactions............................30           PROSPECTUS
Principal Stockholders..........................34
Description of Securities.......................35
Underwriting....................................39
Legal Matters...................................40
Experts.........................................41
Additional Information .........................41
Index to Financial Statements..................F-1


Until          , 1996  (25  days  after  the  date
of  this   Prospectus)   all   dealers   effecting
transactions in the registered securities, whether      Patterson Travis, Inc.
or not participating in the  distribution,  may be
required  to  deliver  a  Prospectus.  This  is in
addition to the  obligation of7 dealers to deliver
a Prospectus when acting as underwriters  and with
respect   to   their    unsold    allotments    or
subscriptions.


                                                                    , 1997

                      PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

          SEC registration fee                                      $7,612.11
          NASD registration fee                                      2,707.51
          Nasdaq listing fee                                        10,000.00
          Printing and engraving                                    25,000.00(*)
          Accountants' fees and expenses                            75,000.00(*)
          Legal fees                                               125,000.00(*)
          Transfer agent's and warrant agent's fees and expenses     5,000.00(*)
          Blue Sky fees and expenses                                35,000.00(*)
          Representative's non-accountable expense allowance       300,000.00
          Representative's consulting fee                          100,000.00
          Miscellaneous                                             14,680.38(*)
                                                                  -------------
          Total                                                   $700,000.00(*)
                                                                  ==============
-------------
(*)        Estimated


Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law and Article EIGHTH of the Registrant's Restated Certificate of Incorporation (Exhibit 3.1) provide for indemnification of directors and officers of the Registrant under certain circumstances.

         Reference is made to Paragraphs 6 and 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the Registrant and the Underwriters.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

         Set forth below is information with respect to all sales of unregistered securities subsequent to September 30, 1993 relating to the Registrant. All information set forth in response to this Item 15 with respect to transactions prior to January 1, 1994 give retroactive effect to a one-for-two reverse split of the Registrant's Common Stock on December 31, 1993.

         (a) In October 1993, the Registrant raised $400,000 through the placement to eleven accredited investors of an aggregate of 16 units at a purchase price of $25,000 per unit. Each unit consisted of 7,925 shares of Common Stock and an 10% unsecured convertible promissory note in the principal amount of $24,841.50. Set forth below is information as to the purchasers of the units.

      Name                              Units                  Purchase Price
      ----                              -----                  --------------
The Holding Company                      3.0                      $ 75,000
Venture First II L.P.                    3.0                        75,000
Harvey Glicker                           3.0                        75,000
Debra Gallaro                            1.4                        35,000
Herman Blank                             1.0                        25,000

Martin Merkur                            1.0                        25,000
Richard Pizitz                           1.0                        25,000
Phyllis Sax                              1.0                        25,000
Maria Venditto                           0.6                        15,000
DL Chtr, Trustee/Rosshanna               0.5                        12,500
Burt Faure                               0.5                        12,500
                                                                  --------
                                                                  $400,000
                                                                  ========

         In connection with the issuance of the units to the foregoing purchasers (other than The Holding Company and Venture First II L.P., with respect to which no commission was paid) the Registrant issued to Redstone Securities, Inc. ("Redstone"), which introduced the purchasers to the Registrant, five year warrants to purchase 83,334 shares of Common Stock at $6.50 per share. Redstone was the underwriter of the Registrant's initial public offering in February 1994.

         (b) Pursuant to consulting agreements with Venture First II L.P. and Windy City, Inc., in November 1993, the Registrant issued to each of such firms a warrant to purchase 25,000 shares of Common Stock at $6.50 per share.

         (c) In October 1993, the Registrant issued to the law firm of Womble, Carlyle, Sandridge & Rice 2,125 shares of Common Stock for legal services rendered.

         (d) In February 1994, contemporaneously with the completion of the Registrant's initial public offering, the Registrant issued to Walnut Capital, Inc. ("Walnut") 114,462 units in exchange for the cancellation of indebtedness in the amount of $744,000. Each unit consisted of one share of Common Stock and one Callable Common Stock Purchase Warrant with an exercise price of $7.00 per share. The units issued to Walnut are identical with the units sold in the Registrant's initial public offering.

         (e) In May 1995, the Company issued the following securities in exchange for all of the securities, including common stock, preferred stock and warrants, of Trans Global Services, Inc.:

                  (i) 1,000,000 shares of Common Stock, of which 850,000 shares were issued to SISC Capital Corp. ("SISC"), 100,000 shares were issued to Mr. Joseph G. Sicinski and 50,000 shares were issued to DLB, Inc. ("DLB"). The formal issuance of 400,000 of such shares to SISC was deferred until the filing of the certificate of amendment to the Registrant's certificate of incorporation which increased the authorized capital stock to 2,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock (the "Certificate of Amendment") in March 1996 .

                  (ii) 25,000 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock"), of which 23,750 shares were issued to SISC and 1,250 shares were issued to DLB. Upon the filing of the Certificate of Amendment in March 1996, the 25,000 shares of Series A Preferred Stock was automatically converted into 2,000,000 shares of Common Stock.

                  (iii) 25,000 shares of Series B Preferred Stock and 25,000 shares of Series C Preferred Stock, all of which were issued to SISC.

                  (iv) 20,000 shares of Series D 6.25% Redeemable Cumulative Preferred Stock ("Series D Preferred Stock"), all of which was issued to SISC.

                  (v) Series B Common Stock Purchase Warrants to purchase 500,000 shares of Common Stock at $3.50 per share, of which warrants to purchase 475,000 shares were issued to SISC and warrants to purchase 25,000 shares were issued to DLB.

         (f) In May 1995, substantially contemporaneously with the acquisition of stock of Trans Global Services, Inc. described in Paragraph (e) of this Item 15, the Registrant issued 151,300 units for $3.00 per unit or an aggregate of $453,900. Each such unit consisted of one share of Common Stock and a Series A Common Stock Purchase Warrant to purchase three shares of Common Stock at $3.50 per share. The units were issued to the following eleven accredited investors:

         Name                           No. of Units              Purchase Price
         ----                           ------------              --------------
UK Food Products and Investments Ltd      66,000                      $198,000
Abraham Fishman                           50,000                       150,000
Harvey Weinberg                            4,200                        12,600
Walter & Arlene Epstein JTROS              2,000                         6,000
William & Lois Muller JTROS                5,300                        15,900
Paul Nuzzolese                             2,800                         8,400
Leo Meindl                                 6,000                        18,000
Arnold A. Sabino                           5,000                        15,000
Milton Haber                               3,500                        10,500
William Gatta                              3,500                        10,500
Charles Famoso                             3,000                         9,000
                                          -------                      --------
         Total                            151,300                      $453,900


         In connection with this placement, the Registrant paid to Redstone, who was a placement agent for the private placement, a fee of $25,590, representing 10% of the gross proceeds from all of the purchasers other than UK Food Products and Investments Ltd., with respect to which no commission was paid.

         (g) At or about the time of the acquisition of the stock of Trans Global Services, Inc., the Registrant issued an aggregate of 215,482 shares of Common Stock and Series C Common Stock Purchase Warrants to purchase 107,740 shares of Common Stock at $3.50 per share in exchange for the agreement of certain holders of restricted stock to agree to a lockup with respect to such shares. The shares of Common Stock (the formal issuance of which was deferred until filing of the Certificate of Amendment in March 1996) and warrants were issued to the following persons:


       Name                    Number of Shares          Number of Warrants
       ----                    ----------------          ------------------
Kanter Family Foundation             28,400                    14,200
Walnut Capital Corp.                129,525                    64,762
Windy City, Inc.                        642                       321
Wayne J. Isaksen                     10,625                     5,313
The Holding Company                  10,625                     5,313
Venture First II L.P.                11,888                     5,944
Martin Merkur                         3,963                     1,981
Phyllis Sax                           3,963                     1,981
The Holding Company                  11,888                     5,944
Herman Blank                          3,963                     1,981
                                   --------                  --------
         Total                      215,482                   107,740


         (h) In connection with the acquisition by the Registrant of the stock of Trans Global Services, Inc., the Registrant agreed to issue 125,000 to Redstone Securities, Inc. as a finder. The issuance of such shares was deferred until September 1996.

         (i) As of June 30, 1995, the Registrant issued to SISC 5,000 shares of Series E Convertible Participating Preferred Stock ("Series E Preferred Stock") in consideration of the cancellation of indebtedness due to SISC in the amount of $200,000. Upon the filing of the Certificate of Amendment in March 1996, the shares of Series E Preferred Stock automatically became converted into 120,000 shares of Common Stock.

         (j) In July 1995, the Registrant issued 390,000 shares of Common Stock for an aggregate of $1.0 million. Such shares were issued to Jurby Egret Ltd. and Excalibur Ltd., each of which purchased 195,000 shares for $500,000. None of such purchasers was a U.S.
Person.

         (k) At September 30, 1995, the Registrant issued to SISC an aggregate of 1,060,000 shares of Common Stock to SISC in connection with the sale by the Registrant of the stock of a subsidiary, WWR Technologies, Inc. ("WWR"). Pursuant to the transaction, the stock of WWR, which had a deficiency in stockholder's equity of approximately $1.4 million, was transferred to an affiliate of SISC, SISC released the Registrant from $275,000 of its obligations to SISC, and Consolidated Technology Group Ltd., the parent company of SISC, issued to the Registrant a newly created series of preferred stock which converts on September 30, 2000 into such number of shares of Common Stock, not to exceed 2.8 million shares, as has a value equal to $2.1 million in satisfaction of WWR's obligations to the Registrant, which were in the amount of approximately $2.1 million.


         (l) In January 1996, the Registrant issued 500,000 shares of Common Stock for an aggregate of $375,000. Such shares were issued to Consolidated Trading Ltd. (which has no affiliation with Consolidated Technology Group Ltd.) and City Trade Ltd., each of which purchased 150,000 shares for $112,500, and Winforton Ltd., which purchased 200,000 shares for $150,000. None of such purchasers was a U.S. Person.

         (m) In April 1996, the Company issued an Series D Common Stock Purchase Warrants to purchase an aggregate of 1,700,000 shares of Common Stock at an exercise price of $1.25 per share, to the following directors:


             Name                                            No. of Warrants
             ----                                            ---------------
      Lewis S. Schiller                                           400,000
      Joseph G. Sicinski                                          400,000
      Norman J. Hoskin                                            300,000
      Joel S. Kanter(*)                                           300,000
      E. Gerald Kay(*)                                            300,000
                                                                ---------
                                                                1,700,000

(*) The warrants issued to Messrs. Kanter and Kay replaced warrants to purchase 75,000 shares of Common Stock at $3.50 which were authorized in October 1995 but were never issued.

         (n) As of June 30, 1996, the Registrant issued to SISC 9,900 shares of Series F Preferred Stock and warrant to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for (I) cancellation of $750,000 of indebtedness due to SISC, and (ii) 23,750 shares of Series B Preferred Stock, 23,750 shares of Series C Preferred Stock and 20,000 shares of Series D Preferred Stock. In connection with such recapitalizaton, the Registrant issued to DLB 100 shares of Series F Preferred Stock in exchange for 1,250 shares of Series D Preferred Stock and 1,250 shares of Series C Preferred Stock. In October and December 1996, the Registrant issued 10,000,000 shares of Common Stock to SISC (8,900,000 shares), Mr. Lewis S. Schiller (1,000,000 shares) and DLB (100,000 shares) upon conversion of 8,900, 1,000 and 100 shares of Series F Preferred Stock, respectively. The shares of Series F Preferred Stock converted by Mr. Schiller were acquired by him from SISC pursuant to his employment agreement with Consolidated Technology Group Ltd.

         (o) In July 1996, the Registrant sold 5,000,000 shares of Common Stock to the following eight investors for $.40 per share, or an aggregate of $2.0 million, to the following investors, none of which was a U.S. Person. Each of the following purchasers purchased 625,000 shares for $250,000: Minerco Holdings Inc., Jemson Ltd., Ambleigh Holdings Ltd., Ascolto Ltd., Dester Ltd., Aberdale Int'l Ltd., Holberrow Ltd. and City Trade Ltd.

         (p) Pursuant to an agreement with Sirrom Capital, Inc. ("Sirrom"), the Registrant is to issue to Sirrom 520 shares of Common Stock each month as long as a note issued by WWR Technologies, Inc., a former subsidiary of the Registrant, is outstanding. As of September 30, 1996, the Registrant has issued an aggregate of 6,240 shares of Common Stock pursuant to this Agreement.

         The issuances of the securities described in this Item 15 (other than those described in Paragraphs (j), (l) and (o)) were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D and/or Sections 4(2) and/or 4(6) of the Securities Act. No commission was paid with respect to the issuance of such securities, except as set forth in Paragraphs (a) and (f) of this Item 15. The issuances of the securities described in Paragraphs (j), (l) and (o) were exempt from the registration requirements of the Securities Act pursuant to Regulation S of the Commission.


Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     1.1      Form of Underwriting Agreement.
     1.2      Form of Unit Purchase Option.
     1.3(1)   Form of Selected Dealers Agreement.
     1.4(1)   Form of Financial Consulting Agreement.
     2.1(2)   Agreement (the "Agreement") dated as of March 31, 1995, by and among SIS Capital Corp., DLB, Inc., Joseph G. Sicinski and
              Concept Technologies Group, Inc., including exhibits thereto.

     2.2(2)   The Concept Disclosure Letter delivered pursuant to the Agreement.
     2.3(2)   The Trans Global Disclosure Letter delivered pursuant to the
              Agreement.
     2.4(3)   Asset purchase agreement dated August 19, 1994, among ITS
              Management Corp., Job Shop Technical Services, Inc. ("Job Shop")
              and Ralph Corace.
     2.5(3)   Disclosure letter of Job Shop dated August 19, 1994, as
              supplemented on September 10, 1994.
     3.1      Restated Certificate of Incorporation
     3.2      Certificate of Designation for the Series F Preferred Stock.
     3.3      Form of Certificate of Designation for the Series G Convertible
              Preferred Stock.
     3.4(3)   By-Laws
     4.1      Form of Warrant Agreement among the Registrant and American Stock
              Transfer & Trust Company, as Warrant Agent, to which the form of
              Series E Redeemable Common Stock Purchase Warrant is included as an exhibit.
     5.1(4)   Opinion of Esanu Katsky Korins & Siger.
    10.1      Employment agreement dated September 1, 1996, between the
              Registrant and Joseph G. Sicinski.
    10.2(3)   Management services agreement dated January 1, 1995 between Trans
              Global Services, Inc. and The Trinity Group, Inc.
    10.3(5)   1995 Long-Term Incentive Plan.
    10.4(6)   1993 Stock Option Plan.
    10.5(6)   1995 Incentive Stock Plan.
    10.6(3)   Agreement dated as of September 30, 1995 between SIS Capital Corp.
              and the Registrant.
    10.7(3)   Agreement dated as of September 30, 1995 between Consolidated
              Technology Group Ltd., WWR Technology, Inc. and the Registrant.
    10.8(3)   Form of Series A Common Stock Purchase Warrants.
    10.9(3)   Form of Series B Common Stock Purchase Warrants.
    10.10(3)  Form of Series C Common Stock Purchase Warrants.
    10.11(6)  Form of Callable Common Stock Purchase Warrants issued in the
              Registrant's initial public offering.
    10.12(6)  Form of Registrant's Warrant.
    10.13(6)  Form of August Financing Warrants.
    10.14(6)  Form of October Bridge Financing Warrants.
    10.15(6)  Form of Consulting Warrant.
    10.16(1)  Form of Subscription Agreement.
    10.17(1)  Form of Offshore Securities Subscription Agreement.
    10.18     Form of Series D Common Stock Purchase Warrant.
    10.19     Payment agreement between the Internal Revenue Service and
              Resource Management International, Inc.
    10.20(4)  Amendment dated as of January 1, 1977 between the Registrant and
              The Trinity Group, Inc.
    11.1      Computation of loss per share.
    24.1      Consent of Moore Stephens, P.C. (See Page II-8).
    24.2      Consent of Edward Isaacs & Company LLP (See Page II-9).
    24.3(4)   Consent of Esanu Katsky Korins & Siger (included in Exhibit 5.1).
    25.1(1)   Powers of attorney.
    27.1      Financial data schedule.

(1)   Previously filed.
(2) Filed as an exhibit to the Current Report on Form 8-K of Consolidated Technology Group Ltd., Commission File No. 0-4186, for the report date of April 19, 1995 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
(4)   To be filed by amendment.
(5) Filed as a exhibit to the Registrant's definitive proxy material for its special meeting of stockholders for November 1996 and incorporated herein by reference.
(6) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2, File No. 33-73178 and incorporated herein by reference.


(b)  Financial Statement Schedules

         None

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this the 14th day of January, 1997.

                                              TRANS GLOBAL SERVICES, INC.


                                              By:LEWIS S. SCHILLER
                                                 --------------------
                                                 Lewis S. Schiller
                                                 Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated..


        Signature                     Title
        ---------                     -----

LEWIS S. SCHILLER*       Chairman of the Board, Chief
-------------------      Executive Officer and Director
Lewis S. Schiller        (Principal Executive Officer)

GLEN R. CHARLES*         Treasurer and Chief Financial
------------------       Officer (Principal Executive,
Glen R. Charles          Officer)

JOSEPH G. SICINSKI*      Director
--------------------                                   *By:LEWIS S. SCHILLER
Joseph G. Sicinski                                         -----------------
                                                           Lewis S. Schiller
NORMAN J. HOSKIN*        Director                          Attorney-in-fact
------------------                                         January 14, 1997
Norman J. Hoskin

JOEL S. KANTER*          Director
----------------
Joel S. Kanter

E. GERALD KAY*           Director
---------------
E. Gerald Kay

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


             We consent to the use in this Registration Statement on Form S-1 of
(i) our report dated March 27, 1996, accompanying the financial statements of Trans Global Services, Inc. (ii) our report dated May 5, 1994, accompanying the combined statements of operations and retained earnings [deficit] and cash flow of Avionics Research Corporation of Florida and Avionics Research Corporation of New York, (iii) our report dated July 7, 1995 accompanying the statements of operations, changes in divisional equity and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. [the "Job Shop Division"] for the period January 1 to November 21, 1994, which report includes explanatory paragraphs as to the ability of the Job Shop Division to continue as a going concern and as to the outcome of certain litigation and an investigation, and (iv) to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Prospectus. Effective July 1, 1996, Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.


                                                 MOORE STEPHENS, P.C.
                                                 Certified Public Accountants.


Cranford, New Jersey
January 14, 1997

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        We consent to the use in this Registration Statement on Form S-1 of our report dated May 16, 1994, accompanying the statements of operations, accumulated deficit and cash flows of Job Shop Technical Services, Inc., which report includes an explanatory paragraph relating to the ability of Job Shop Technical Services, Inc. to continue as a going concern, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                                 EDWARD ISAACS & COMPANY LLP

New York, New York
January 14, 1997

Exhibit 1.1
                                 1,250,000 Units
            Each unit consisting of one (1) Share of Preferred Stock,
                            par value $.01 per share
                                       and
            One (1) Series E Redeemable Common Stock Purchase Warrant

                           TRANS GLOBAL SERVICES, INC.

                             UNDERWRITING AGREEMENT


                                                            New York, New York
                                                             ________ __, 1997

Patterson Travis, Inc.
One Battery Park Plaza
New York, New York  10004

          Trans Global Services, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to you, as representative of the several underwriters referred to in the Prospectus (as defined below) (the "Representative"), an aggregate of 1,250,000 Units, each Unit consisting of one (1) share of Series G Preferred Stock, par value $.01 per share ("Preferred Stock") and one (1) Series E Redeemable Common Stock Purchase Warrant ("Warrants"). Each Warrant entitles the registered holder thereof to purchase one (1) share of Common Stock at an exercise price of $3.00 per share for a period of three (3) years, commencing on the Effective Date through ________ __, 2000. The Warrants are subject to redemption by the Company at any time after ________ __, 1998 (twelve (12) months from the Effective Date) or earlier with the consent of the Representative, at $.05 per warrant, if the closing bid price per share of Common Stock has equaled or exceeded $4.00 per share for any 20 consecutive business days ending within 15 days of the written notice of redemption. In addition, the Company proposes to grant to the Underwriter the option referred to in Section 2(b) to purchase all or any part of an aggregate of 187,500 Units.

         Unless the context otherwise requires, the aggregate of 1,250,000 Units to be sold by the Company, together with all or any part of the 187,500 Units which the Representative has the option to purchase, and the shares of Preferred Stock and the Warrants comprising such Units, are herein called the "Units". The Preferred Stock to be outstanding after giving effect to the sale of the Units are herein call the "Shares. The Shares and Warrants included in the Units (including the Units which the Representative has the option to purchase pursuant to paragraph 2(b)), are herein collectively called the "Securities."

          You have advised the Company that you desire to purchase the Units. The Company confirms the agreements made by it with respect to the purchase of the Units by the Representative as follows:

          1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with you that:

                  (a) A registration statement (File No. 333-14289) on Form SB-2 relating to the public offering of the Units, including a form of prospectus subject to completion, copies of which have heretofore been delivered to you, has been prepared in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder, and has been filed with the Commission under the Act and one or more amendments to such registration statement may have been so filed. After the execution of this Agreement, the Company will file with the Commission either
(i) if such registration statement, as it may have been amended, has been declared by the Commission to be effective under the Act, a prospectus in the form most recently included in an amendment to such registration statement (or, if no such amendment shall have been filed in such registration statement), with such changes or insertions as are required by Rule 430A under the Act or permitted by Rule 424(b) under the Act and as have been provided to and approved by you prior to the execution of this Agreement, or (ii) if such registration statement, as it may have been amended, has not been declared by the Commission to be effective under the Act, an amendment to such registration statement, including a form of prospectus, a copy of which amendment has been furnished to and approved by you prior to the execution of this Agreement. As used in this Agreement, the term "Company" means Trans Global Services, Inc. and/or each of its subsidiaries ("Subsidiaries"); the term "Registration Statement" means such registration statement, as amended at the time when it was or is declared effective, including all financial schedules and exhibits thereto and including any information omitted therefrom pursuant to Rule 430A under the Act and included in the Prospectus (as hereinafter defined); the term "Preliminary Prospectus" means each prospectus subject to completion filed with such registration statement or any amendment thereto (including the prospectus subject to completion, if any, included in the Registration Statement or any amendment thereto at the time it was or is declared effective); and the term "Prospectus" means the prospectus first filed with the Commission pursuant to Rule 424(b) under the Act, or, if no prospectus is required to be filed pursuant to said Rule 424(b), such term means the prospectus included in the Registration Statement; except that if such registration statement or prospectus is amended or such prospectus is supplemented, after the effective date of such registration statement and prior to the Option Closing Date (as hereinafter defined), the terms "Registration Statement" and "Prospectus" shall include such registration statement and prospectus as so amended, and the term "Prospectus" shall include the prospectus as so supplemented, or both, as the case may be.

                  (b) The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus. At the time the Registration Statement becomes effective and at all times subsequent thereto up to and on the First Closing Date (as hereinafter defined) or the Option Closing Date, as the case may be, (i) the Registration Statement and Prospectus will in all respects conform to the requirements of the Act and the Rules and Regulations; and (ii) neither the Registration Statement nor the Prospectus will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading; provided, however, that the Company makes no representations, warranties or agreements as to information contained in or omitted from the Registration Statement or Prospectus in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of the Representative specifically for use in the preparation thereof. It is understood that the statements set forth in the Prospectus with respect to stabilization, under the heading "Underwriting" and the identity of counsel to the Representative under the heading "Legal Matters" constitute for purposes of this Section and Section 6(b) the only information furnished in writing by or on behalf of the Representative for inclusion in the Registration Statement and Prospectus, as the case may be.

                  (c) The Company and its subsidiaries ("Subsidiaries") have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation with full corporate power and authority to own their properties and conduct their business as described in the Prospectus and are duly qualified or licensed to do business as foreign corporations and are in good standing in each other jurisdiction in which the nature of their business or the character or location of their properties require such qualification, except where the failure to so qualify will not materially adversely affect the Company's or Subsidiaries' business, properties or financial condition. The Company owns all of the issued and outstanding capital stock of the Subsidiaries.

                  (d) The authorized, issued and outstanding capital stock of the Company and its Subsidiaries, including the predecessors of the Company, is as set forth in the Company's financial statements contained in the Registration Statement; the shares of issued and outstanding capital stock of the Company and its Subsidiaries set forth therein have been duly authorized, validly issued and are fully paid and nonassessable; except as set forth in the Prospectus, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of capital stock of the Company or its Subsidiaries have been granted or entered into by the Company or its Subsidiaries; and the capital stock conforms to all statements relating thereto contained in the Registration Statement and Prospectus.

                  (e) The Units, shares of Preferred Stock, and all shares of Common Stock issuable upon the conversion of the Preferred Stock or the exercise of the Warrants when paid for, issued and delivered pursuant to this Agreement, will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the right of creditors generally or by general equitable principles, and entitled to the rights and preferences provided by the Certificate of Incorporation, which will be in the form filed as an exhibit to the Registration Statement. The terms of the Preferred Stock and the Common Stock issuable upon the conversion of the Preferred Stock or the exercise of the Warrants conform to the description thereof in the Registration Statement and Prospectus.

                  The Warrants, when paid for, issued and delivered pursuant to this Agreement, will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the right of creditors generally or by general equitable principles, and entitled to the benefits provided by the warrant agreement pursuant to which such Warrants are to be issued (the "Warrant Agreement"), which will be substantially in the form filed as an exhibit to the Registration Statement. The shares of Common Stock issuable upon exercise of the Warrants have been reserved for issuance upon the exercise of the Warrants and when issued in accordance with the terms of the Warrants and Warrant Agreement, will be duly and validly authorized validly issued, fully paid and non-assessable and free of preemptive rights. The Warrant Agreement has been duly authorized and, when executed and delivered pursuant to this Agreement, assuming due authorization, execution and delivery by the transfer agent, will have been duly executed and delivered and will constitute the valid and legally binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general equitable principles. The Warrants and Warrant Agreement conform to the respective descriptions thereof in the Registration Statement and Prospectus.

                  The Preferred Stock, Warrants and Common Stock underlying the Purchase Option (as defined in the Registration Statement), have been duly authorized and, when paid for, issued and delivered pursuant to this Agreement will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits provided by the Purchase Option, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general equitable principles. The Units, shares of Preferred Stock and Warrants issuable upon exercise of the Purchase Option (and the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants) when issued and paid for in accordance with this Agreement, the Purchase Option and the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

                  (f) This Agreement and the Purchase Option have been duly and validly authorized, executed and delivered by the Company. The Company has full power and authority to authorize, issue and sell the Units to be sold by it hereunder on the terms and conditions set forth herein, and no consent, approval, authorization or other order of any governmental authority is required in connection with such authorization, execution and delivery or in connection with the authorization, issuance and sale of the Units or the Purchase Option, except such as may be required under the Act or state securities laws.

                  (g) Except as described in the Prospectus, or which would not have a material adverse effect on the condition (financial or otherwise), business prospects, net worth or properties of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"), neither the Company nor its Subsidiaries are in violation, breach or default of or under, and consummation of the transactions herein contemplated and the fulfillment of the terms of this Agreement will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries may be bound or to which any of the property or assets of the Company or its Subsidiaries is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or the by-laws of the Company or its Subsidiaries, as amended, or any statute or any order, rule or regulation applicable to the Company or its Subsidiaries of any court or of any regulatory authority or other governmental body having jurisdiction over the Company or its Subsidiaries.

                  (h) Subject to the qualifications stated in the Prospectus, the Company and its Subsidiaries have good and marketable title to all properties and assets described in the Prospectus as owned by them, free and clear of all liens, charges, encumbrances or restrictions, except such as are not materially significant or important in relation to their business; all of the material leases and subleases under which the Company or its Subsidiaries is the lessor or sublessor of properties or assets or under which the Company or its Subsidiaries hold properties or assets as lessee or sublessee as described in the Prospectus are in full force and effect, and, except as described in the Prospectus, the Company and its Subsidiaries are not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and, to the best knowledge of the Company, no claim has been asserted by anyone adverse to rights of the Company or its Subsidiaries as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company or its Subsidiaries to continued possession of the leased or subleased premises or assets under any such lease or sublease except as described or referred to in the Prospectus; and the Company and its Subsidiaries own or lease all such properties described in the Prospectus as are necessary to their operations as now conducted and, except as otherwise stated in the Prospectus, as proposed to be conducted as set forth in the Prospectus.

                  (i) Moore Stephens, P.C. which has given its report on certain financial statements filed with the Commission as a part of the Registration Statement, is with respect to the Company, independent public accountants as required by the Act and the Rules and Regulations.

                  (j) The financial statements, and schedules together with related notes, set forth in the Prospectus or the Registration Statement present fairly the financial position and results of operations and changes in cash flow position of the Company and its Subsidiaries on the basis stated in the Registration Statement, at the respective dates and for the respective periods to which they apply. Said statements and schedules and related notes have been prepared in accordance with generally accepted accounting principles applied on a basis which is consistent during the periods involved except as disclosed in the Prospectus and Registration Statement.

                  (k) Subsequent to the respective dates as of which information is given in the Registration Statement and Prospectus and except as otherwise disclosed or contemplated therein, the Company and its Subsidiaries have not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which would have a Material Adverse Effect, and there has not been any change in the capital stock of, or any incurrence of short-term or long-term debt by, the Company or its Subsidiaries or any issuance of options, warrants or other rights to purchase the capital stock of the Company or its Subsidiaries or any material adverse change or any development involving, so far as the Company or its Subsidiaries can now reasonably foresee a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties of it which would have a Material Adverse Effect.

                  (l) Except as set forth in the Prospectus, there is not now pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or its Subsidiaries is a party before or by any court or governmental agency or body, which might result in any material adverse change in the financial condition, business prospects, net worth, or properties of the Company or its Subsidiaries, nor are there any actions, suits or proceedings related to environmental matters or related to discrimination on the basis of age, sex, religion or race; and no labor disputes involving the employees of the Company or its Subsidiaries exist or to the knowledge of the Company, are threatened which might be expected to have a Material Adverse Effect.

                  (m) Except as disclosed in the Prospectus, the Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns required to be filed as of the date hereof and have paid all taxes shown as due thereon; and there is no tax deficiency which has been, or to the knowledge of the party, may be asserted against the Company or its Subsidiaries.

                  (n) Except as disclosed in the Registration Statement or Prospectus, the Company and its Subsidiaries have sufficient licenses, permits and other governmental authorizations currently necessary for the conduct of their business or the ownership of their properties as described in the Prospectus and is in all material respects complying therewith and owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade-names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of such businesses and have not received any notice of conflict with the asserted rights of others in respect thereof. To the best knowledge of the Company, none of the activities or business of the Company or its Subsidiaries are in violation of, or cause the Company or its Subsidiaries to violate, any law, rule, regulation or order of the United States, any state, county or locality, or of any agency or body of the United States or of any state, county or locality, the violation of which would have a Material Adverse Effect.

                  (o) Neither the Company nor its Subsidiaries have, directly or indirectly, at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law. The Company's and Subsidiaries' internal accounting controls and procedures are sufficient to cause the Company and its Subsidiaries to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

                  (p) On the Closing Dates (hereinafter defined) all transfer or other taxes, (including franchise, capital stock or other tax, other than income taxes, imposed by any jurisdiction) if any, which are required to be paid in connection with the sale and transfer of the Securities to the Representative hereunder will have been fully paid or provided for by the Company and all laws imposing such taxes will have been complied with in all material respects.

                  (q) All contracts and other documents of the Company and its Subsidiaries which are, under the Rules and Regulations, required to be filed as exhibits to the Registration Statement have been so filed.

                  (r) Except as disclosed in the Registration Statement, the Company has no subsidiaries.

                  (s) Except as disclosed in the Registration Statement, the Company has not entered into any agreement pursuant to which any person is entitled either directly or indirectly to compensation from the Company for services as a finder in connection with the proposed public offering.

                  (t) Except as previously disclosed in writing by the Company to the Underwriter or as disclosed in the Registration Statement, no officer, director or stockholder of the Company has any National Association of Securities Dealers, Inc. (the "NASD") affiliation.

                  (u) No other firm, corporation or person has any rights to underwrite an offering of any of the Company's securities.

                  (v) The Company is a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as such, since becoming a reporting company thereunder, the Company and all directors, officers and principal securityholders made all required filings, and done so on a timely basis, and all of such filings conform to the requirements of the Exchange Act and the rules and regulations thereunder and none of such filings contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make statements therein not misleading.

         2. Purchase, Delivery and Sale of the Units.

                  (a) Subject to the terms and conditions of this Agreement, and upon the basis of the representations, warranties, and agreements herein contained, the Company agrees to issue and sell to the Representative and the Representative agrees to buy from the Company at $7.20 per Unit, at the place and time hereinafter specified, 1,250,000 Units (the "First Units").

                  Delivery of the First Units against payment therefor shall take place at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York (or at such other place as may be designated by agreement between the Representative and the Company) at 10:00 a.m., New York time, on _____ __, 1997, or at such later time and date as the Representative may designate in writing to the Company at least two business days prior to such purchase, but not later than _____ __, 1997 such time and date of payment and delivery for the First Units being herein called the "First Closing Date."

                  (b) In addition, subject to the terms and conditions of this Agreement, and upon the basis of the representations, warranties and agreements herein contained, the Company hereby grants an option to the Representative (the "Over-Allotment Option") to purchase all or any part of an aggregate of an additional 187,500 Units to cover over allotments at the same price per Unit as the Representative shall pay for the First Units being sold pursuant to the provisions of subsection (a) of this Section 2 (such additional Units being referred to herein as the "Option Units"). This option may be exercised within 30 days after the effective date of the Registration Statement upon written notice by the Representative to the Company advising as to the amount of Option Units as to which the option is being exercised, the names and denominations in which the certificates for such Option Units are to be registered and the time and date when such certificates are to be delivered. Such time and date shall be determined by the Representative but shall not be earlier than four nor later than ten full business days after the exercise of said option (but in no event more than 40 days after the First Closing Date), nor in any event prior to the First Closing Date, and such time and date is referred to herein as the "Option Closing Date." Delivery of the Option Units against payment therefor shall take place at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022 (or at such other place as may be designated by agreement between the Representative and the Company). The option granted hereunder may be exercised only to cover over-allotments in the sale by the Representative of First Units referred to in subsection (a) above. No Option Units shall be delivered unless all First Units shall have been delivered to the Representative as provided herein.

                  (c) The Company will make the certificates for the securities comprising the Units to be purchased by the Representative hereunder available to you for checking at least two full business days prior to the First Closing Date or the Option Closing Date (which are collectively referred to herein as the "Closing Dates"). The certificates shall be in such names and denominations as you may request, at least three full business days prior to each Closing Date. Delivery of the certificates at the time and place specified in this Agreement is a further condition to the obligations of the Representative.

                  Definitive certificates in negotiable form for the securities comprising the Units to be purchased by the Representative hereunder will be delivered by the Company to you for the account of the Representative against payment of the respective purchase prices by the Representative, by wire transfer or certified or bank cashier's checks in New York Clearing House funds, payable to the order of the Company.

                  In addition, in the event the Representative exercises the option to purchase from the Company all or any portion of the Option Units pursuant to the provisions of subsection (b) above, payment for such Units shall be made to or upon the order of the Company by wire transfer or certified or bank cashier's checks payable in New York Clearing House funds at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, N.Y., at the time and date of delivery of such Units as required by the provisions of subsection (b) above, against receipt of the certificates for such Units by you for your account registered in such names and in such denominations as you may reasonably request.

                  It is understood that the Representative proposes to offer the Units to be purchased hereunder to the public upon the terms and conditions set forth in the Registration Statement, after the Registration Statement becomes effective.

          3. Covenants of the Company. The Company covenants and agrees with the Representative that:

                  (a) The Company will use its best efforts to cause the Registration Statement to become effective. If required, the Company will file the Prospectus and any amendment or supplement thereto with the Commission in the manner and within the time period required by Rule 424(b) under the Act. Upon notification from the Commission that the Registration Statement has become effective, the Company will so advise you and will not at any time, whether before or after the effective date, file any amendment to the Registration Statement or supplement to the Prospectus of which you shall not previously have been advised and furnished with a copy or to which you or your counsel shall have reasonably objected in writing or which is not in compliance with the Act and the Rules and Regulations. At any time prior to the later of (A) the completion by the Representative of the distribution of the Units contemplated hereby (but in no event more than nine months after the date on which the Registration Statement shall have become or been declared effective) and (B) 25 days after the date on which the Registration Statement shall have become or been declared effective, the Company will prepare and file with the Commission, promptly upon your request, any amendments or supplements to the Registration Statement or Prospectus which, in the opinion of counsel to the Company and the Representative, may be reasonably necessary or advisable in connection with the distribution of the Units.

                  As soon as the Company is advised thereof, the Company will advise you, and provide you copies of any written advice, of the receipt of any comments of the Commission, of the effectiveness of any post-effective amendment to the Registration Statement, of the filing of any supplement to the Prospectus or any amended Prospectus, of any request made by the Commission for an amendment of the Registration Statement or for supplementing of the Prospectus or for additional information with respect thereto, of the issuance by the Commission or any state or regulatory body of any stop order or other order or threat thereof suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Units for offering in any jurisdiction, or of the institution of any proceedings for any of such purposes, and will use its best efforts to prevent the issuance of any such order, and, if issued, to obtain as soon as possible the lifting thereof.

                  The Company has caused to be delivered to you copies of each Preliminary Prospectus, and the Company has consented and hereby consents to the use of such copies for the purposes permitted by the Act. The Company authorizes the Representative and dealers to use the Prospectus in connection with the sale of the Units for such period as in the opinion of counsel to the Representative and the Company the use thereof is required to comply with the applicable provisions of the Act and the Rules and Regulations. In case of the happening, at any time within such period as a Prospectus is required under the Act to be delivered in connection with sales by the Representative or dealer of any event of which the Company has knowledge and which materially affects the Company or the Units of the Company, or which in the opinion of counsel for the Company and counsel for the Representative should be set forth in an amendment of the Registration Statement or a supplement to the Prospectus in order to make the statements therein not then misleading, in light of the circumstances existing at the time the Prospectus is required to be delivered to a purchaser of the Units or in case it shall be necessary to amend or supplement the Prospectus to comply with law or with the Rules and Regulations, the Company will notify you promptly and forthwith prepare and furnish to you copies of such amended Prospectus or of such supplement to be attached to the Prospectus, in such quantities as you may reasonably request, in order that the Prospectus, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material facts necessary in order to make the statements in the Prospectus, in the light of the circumstances under which they are made, not misleading. The preparation and furnishing of any such amendment or supplement to the Registration Statement or amended Prospectus or supplement to be attached to the Prospectus shall be without expense to the Representative, except that in case the Representative is required, in connection with the sale of the Units to deliver a Prospectus nine months or more after the effective date of the Registration Statement, the Company will upon request of and at the expense of the Representative, amend or supplement the Registration Statement and Prospectus and furnish the Representative with reasonable quantities of prospectuses complying with Section 10(a)(3) of the Act.

                  The Company will comply with the Act, the Rules and Regulations and the Units Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder in connection with the offering and issuance of the Units.

                  (b) The Company will furnish such information as may be required and to otherwise cooperate and use its best efforts to qualify or register the Units for sale under the Units or "blue sky" laws of such jurisdictions as you may designate and will make such applications and furnish such information as may be required for that purpose and to comply with such laws, provided the Company shall not be required to qualify as a foreign corporation or a dealer in Units or to execute a general consent of service of process in any jurisdiction in any action other than one arising out of the offering or sale of the Units. The Company will, from time to time, prepare and file such statements and reports as are or may be required to continue such qualification in effect for so long a period as the counsel to the Company and the Representative deem reasonably necessary.

                  (c) If the sale of the Units provided for herein is not consummated as a result of the Company not performing its obligations hereunder in all material respects, the Company shall pay all costs and expenses incurred by it which are incident to the performance of the Company's obligations hereunder, including but not limited to, all of the expenses itemized in Section 8, including the accountable expenses of the Representative, up to $100,000 (including the reasonable fees and expenses of counsel to the Representative).

                  (d) The Company will use its best efforts to (i) cause a registration statement under the Exchange Act to be declared effective concurrently with the completion of this offering and will notify you in writing immediately upon the effectiveness of such registration statement, and (ii) to obtain and keep current a listing in the Standard & Poors or Moody's OTC Industrial Manual.

                  (e) For so long as the Company is a reporting company under either Section 12(g) or 15(d) of the Exchange Act, the Company, at its expense, will furnish to its stockholders an annual report (including financial statements audited by independent public accountants), in reasonable detail and at its expense, will furnish to you during the period ending five (5) years from the date hereof, (i) as soon as practicable after the end of each fiscal year, but no earlier than the filing of such information with the Commission a balance sheet of the Company and any of its Subsidiaries as at the end of such fiscal year, together with statements of income, surplus and cash flow of the Company and any Subsidiaries for such fiscal year, all in reasonable detail and accompanied by a copy of the certificate or report thereon of independent accountants; (ii) as soon as practicable after the end of each of the first three fiscal quarters of each fiscal year, but no earlier than the filing of such information with the Commission, consolidated summary financial information of the Company for such quarter in reasonable detail; (iii) as soon as they are publicly available, a copy of all reports (financial or other) mailed to security holders; (iv) as soon as they are available, a copy of all non-confidential reports and financial statements furnished to or filed with the Commission or any securities exchange or automated quotation system on which any class of securities of the Company is listed; and (v) such other information as you may from time to time reasonably request.

                  (f) In the event the Company has an active Subsidiary or Subsidiaries, such financial statements referred to in subsection (e) above will be on a consolidated basis to the extent the accounts of the Company and its Subsidiary or Subsidiaries are consolidated in reports furnished to its stockholders generally.

                  (g) The Company will deliver to you at or before the First Closing Date two signed copies of the Registration Statement including all financial statements and exhibits filed therewith, and of all amendments thereto, and will deliver to the Representative such number of conformed copies of the Registration Statement, including such financial statements but without exhibits, and of all amendments thereto, as the Representative may reasonably request. The Company will deliver to or upon your order, from time to time until the effective date of the Registration Statement, as many copies of any Preliminary Prospectus filed with the Commission prior to the effective date of the Registration Statement as you may reasonably request. The Company will deliver to the Representative on the effective date of the Registration Statement and thereafter for so long as a Prospectus is required to be delivered under the Act, from time to time, as many copies of the Prospectus, in final form, or as thereafter amended or supplemented, as the Representative may from time to time reasonably request.

                  (h) The Company will make generally available to its security holders and to the registered holders of its Warrants and deliver to you as soon as it is practicable to do so but in no event later than 90 days after the end of twelve months after its current fiscal quarter, an earnings statement (which need not be audited) covering a period of at least twelve consecutive months beginning after the effective date of the Registration Statement, which shall satisfy the requirements of Section 11(a) of the Act.

                  (i) The Company will apply the net proceeds from the sale of the Securities substantially for the purposes set forth under "Use of Proceeds" in the Prospectus.

                  (j) The Company will promptly prepare and file with the Commission any amendments or supplements to the Registration Statement, Preliminary Prospectus or Prospectus and take any other action, which in the opinion of counsel to the Representative and counsel to the Company, may be reasonably necessary or advisable in connection with the distribution of the Securities, and will use its best efforts to cause the same to become effective as promptly as possible.

                  (k) The Company will reserve and keep available the maximum number of its authorized but unissued securities which are issuable upon exercise of the Purchase Option outstanding from time to time.

                  (l) For a period of twenty four (24) months from the First Closing Date, no officer, director or 5% or greater shareholder of any securities prior to the offering will, directly or indirectly, offer, sell (including any short sale), grant any option for the sale of, acquire any option to dispose of, or otherwise dispose of any shares of capital stock or securities convertible into capital stock without the prior written consent of the Representative, other than as set forth in the Registration Statement. In order to enforce this covenant, the Company shall impose stop-transfer instructions with respect to the securities owned by such individuals prior to the offering until the end of such period (subject to any exceptions to such limitation on transferability set forth in the Registration Statement). If necessary to comply with any applicable Blue-sky Law, the shares held by such individuals will be escrowed with counsel for the Company or otherwise as required.

                     (2) Except for the issuance of shares of capital stock by the Company in connection with a dividend, recapitalization, reorganization or similar transactions or as result of the exercise of warrants or options disclosed in or issued or granted pursuant to plans disclosed in the Registration Statement, the Company shall not, for a period of twenty four (24) months following the First Closing Date, directly or indirectly, offer, sell, issue or transfer any shares of its capital stock, or any security exchangeable or exercisable for, or convertible into, shares of the capital stock or register any of its capital stock (under any form of registration statement including Form S-8), without the prior written consent of the Representative. Options granted pursuant to plans must be exercisable at the fair market value on the date of grant.

                  (m) Upon completion of this offering, the Company will make all filings required, including registration under the Exchange Act, to obtain the listing of the Units, Preferred Stock and the Warrants in the NASDAQ SmallCap Market system, and will use its best efforts to effect and maintain such listing for at least five years from the date of this Agreement.

                  (n) Except for the transactions contemplated by this Agreement and as disclosed in the Prospectus, the Company represents that it has not taken and agrees that it will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any of the Units, Preferred Stock, Warrants or Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants.

                  (o) On the First Closing Date and simultaneously with the delivery of the Units, the Company shall execute and deliver to you the Purchase Option. The Purchase Option will be substantially in the form filed as an Exhibit to the Registration Statement.

                  (p) On the First Closing Date, the Company will have in force key person life insurance on the lives of _______ and _______ in an amount of not less than $_______, payable to the Company, and will use its best efforts to maintain such insurance during the three year period commencing with the First Closing Date.

                  (q) So long as any Warrants are outstanding and the exercise price of the Warrants is less than the market price of the Common Stock, the Company shall use its best efforts to cause post-effective amendments to the Registration Statement to become effective in compliance with the Act and without any lapse of time between the effectiveness of any such post-effective amendments and cause a copy of each Prospectus, as then amended, to be delivered to each holder of record of a Warrant and to furnish to the Representative as many copies of each such Prospectus as such Representative or dealer may reasonably request. The Company shall not call for redemption of any of the Warrants unless a registration statement covering the securities underlying the Warrants has been declared effective by the Commission and remains current at least until the date fixed for redemption.

                  (r) For a period of five (5) years following the Effective Date, the Company will maintain registration with the Commission pursuant to
Section 12(g) of the Exchange Act and will provide to the Representative copies of all filings made with the Commission pursuant to the Exchange Act. In the event that the Company fails to maintain registration with the Commission pursuant to Section 12(g) during such five year period, the Company will provide reasonable access to an independent accountant designated by the Representative, to all books, records and other documents or statements that reflect the Company's financial status at least once each quarter, at the Company's expense.

                  (s) The Company agrees to pay the Representative a warrant solicitation fee of 5.0% of the exercise price of any of the Warrants exercised beginning one (1) year after the Effective Date (not including warrants exercised by the Representative) if (a) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (b) the exercise of the Warrant was solicited by the Representative and the holder of the warrant designates the Representative in writing as having solicited such Warrant, (c) the Warrant is not held in a discretionary account,
(d) disclosure of the compensation arrangement is made upon the sale and exercise of the Warrants, (e) soliciting the exercise is not in violation of Rule 10b-6 under the Securities Exchange Act of 1934, and (f) solicitation of the exercise is in compliance with the NASD Notice to Members 81-38 (September 22, 1981).

                  (t) For a period of three years from the Effective Date, at the request of the Representative, the Company shall provide promptly, at the expense of the Company, copies of the Company's daily transfer sheets furnished to it by its transfer agent and copies of the securities position listings provided to it by the Depository Trust Company.

                  (u) The Company hereby agrees that:

                           (i) The Company will pay a finder's fee to the
Representative, equal to five percent (5%) of the first $3,000,000 of the consideration involved in any transaction, 4% of the next $3,000,000 of consideration involved in the transaction, 3% of the next $2,000,000, 2% of the next $2,000,000 and 1% of the excess, if any, for future consummated transactions, if any, introduced by the Representative (including mergers, acquisitions, joint ventures, and any other business for the Company introduced by the Representative) consummated by the Company

(an "Introduced Consummated Transaction"), in which the Representative introduced the other party to the Company during a period ending five years following the First Closing Date; and

                           (ii) That any such finder's fee due hereunder will be
paid in cash or other consideration that is acceptable to the Representative, at the closing of the particular Introduced Consummated Transaction for which the finder's fee is due.

                  (v) Upon the first Closing Date and simultaneously with the delivery of the Securities, the Company shall execute and deliver to the Representative, a two year financial consulting agreement in the form attached as an Exhibit to the Registration Statement which shall require the Company to pay the Representative $100,000.00 on the First Closing Date (the "Financial Consulting Agreement").

                  (w) For a period of five (5) years following the Effective Date the Company, at its expense, shall cause its regularly engaged independent certified public accountants to review (but not audit) the Company's financial statements for each of the first three (3) fiscal quarters prior to the announcement of quarterly financial information, the filing of the Company's 10-Q quarterly report and the mailing of quarterly financial information to stockholders, provided that the Company shall not be required to file a report of such accountants relating to such review with the Commission. The Company will retain its present legal counsel and independent certified public accountants for at least one year from the Closing Date.

                  (x) For the three (3) year period commencing on the First Closing Date, the Company shall have at least two (2) independent directors acceptable to the Representative as members of the Company's Board of Directors, one (1) of which may be designated by the Representative. In addition, the Representative may appoint an advisor who will be able to attend all meetings of the Board of Directors. However, if the Board of Directors determines that confidential information is to be discussed during any part of any meeting attended by such advisor, it shall have the right to exclude the advisor from the meeting during such discussion. The Representative shall also have the right to obtain copies of the minutes, if requested, from all Board of Directors meetings for three (3) years following the Effective Date of the Registration Statement, whether or not a nominee of the Representative attends or participates in any such Board meeting. The Company agrees to reimburse the Representative immediately upon the Representative's request therefor of any reasonable travel and lodging expenses directly incurred by the Representative in connection with its representative attending Company Board meetings on the same basis for other Board members.

          4. Conditions of Representative's Obligation. The obligations of the Representative to purchase and pay for the Units which it has agreed to purchase hereunder, are subject to the accuracy (as of the date hereof, and as of each Closing Date) of and compliance with the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder, and to the following conditions:

                  (a) The Registration Statement shall have become effective and you shall have received notice thereof not later than 10:00 A.M., New York time, on the day following the date of this Agreement, or at such later time or on such later date as to which you may agree in writing; on or prior to each Closing Date no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that or a similar purpose shall have been instituted or shall be pending or, to your knowledge or to the knowledge of the Company, shall be contemplated by the Commission; any request on the part of the Commission for additional information shall have been complied with to the satisfaction of the Commission; and no stop order shall be in effect denying or suspending effectiveness of such qualification nor shall any stop order proceedings with respect thereto be instituted or pending or threatened. If required, the Prospectus shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) under the Act.

                  (b) At the First Closing Date, you shall have received the opinion, dated as of the First Closing Date, of Esanu Katsky Korins & Siger, counsel for the Company, in form and substance satisfactory to counsel for the Representative, to the effect that:

                           (i) the Company and its Subsidiaries have been duly
incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of organization, with all requisite corporate power and authority to own their properties and conduct their business as described in the Registration Statement and Prospectus and are duly qualified or licensed to do business as foreign corporations and are in good standing in each other jurisdiction in which the ownership or leasing of their properties or conduct of their business requires such qualification except where the failure to qualify or be licensed will not have a Material Adverse Effect. The Company owns all of the issued and outstanding capital stock of the Subsidiaries.;

                           (ii) the authorized capitalization of the Company as
of ________ __, 1996 is as set forth in the Registration Statement; the Units, Preferred Stock, Warrants and Common Stock, issuable upon conversion of the Preferred Stock and exercise of the Warrants, as set forth in the Registration Statement have been duly authorized and upon payment of consideration therefor, will be validly issued, fully paid and non-assessable and conform in all material respects to the description thereof contained in the Prospectus; to such counsel's knowledge the outstanding shares of capital stock of the Company and its Subsidiaries have not been issued in violation of the preemptive rights of any shareholder and to such counsel's knowledge the shareholders of the Company do not have any preemptive rights or other rights to subscribe for or to purchase, nor are there any restrictions upon the voting or transfer of any of the capital stock except as provided in the Prospectus or as required by law. The Units, the Purchase Option and the Warrant Agreement conform in all material respects to the respective descriptions thereof contained in the Prospectus; the shares of Preferred Stock, and the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of Warrants, the Purchase Option, and the Warrant Agreement will have been duly authorized and, when issued and delivered in accordance with their respective terms, will be duly and validly issued, fully paid, non-assessable, free of preemptive rights to the best of their knowledge; to the best of their knowledge, all prior sales by the Company of the Company's securities, have been made in compliance with or under an exemption from registration under the Act and applicable state securities laws; a sufficient number of shares of Common Stock has been reserved for issuance upon conversion of the Preferred Stock and exercise of the Warrants and Common Stock has been reserved for issuance upon exercise of the Warrants contained in the Purchase Option and to the best of such counsel's knowledge, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any registration rights other than those which have been waived or satisfied;

                           (iii) this Agreement, the Purchase Option, and the
Warrant Agreement have been duly and validly authorized, executed and delivered by the Company;

                           (iv) the certificates evidencing the securities
comprising the Units as described in the Registration Statement comply in all material respects with the descriptions set forth therein, and comply with the Delaware General Corporation Law, as in effect on the date hereof; each share of Preferred Stock will be convertible into one share of Common Stock of the Company; each Warrant will be exercisable for one share of the Common Stock of the Company, respectively, and at the prices provided for in the Warrant Agreement;

                           (v) except as otherwise disclosed in the Registration
Statement, such counsel knows of no pending or threatened legal or governmental proceedings to which the Company or its Subsidiaries is a party which would materially adversely affect the business, property, financial condition or operations of the Company or its Subsidiaries; or which question the validity of the Units, this Agreement, the Warrant Agreement or the Purchase Option, or of any action taken or to be taken by the Company pursuant to this Agreement, the Warrant Agreement or the Purchase Option; to such counsel's knowledge there are no governmental proceedings or regulations required to be described or referred to in the Registration Statement which are not so described or referred to;

                           (vi) the execution and delivery of this Agreement,
the Purchase Option or the Warrant Agreement and the incurrence of the obligations herein and therein set forth and the consummation of the transactions herein or therein contemplated, will not result in a breach or violation of, or constitute a default under the certificate of incorporation or by-laws of the

Company or its Subsidiaries, or to the best knowledge of counsel after due inquiry, in the performance or observance of any material obligations, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company or its Subsidiaries is a party or by which they or any of their properties is bound or in violation of any order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality or court, domestic or foreign the result of which would have a Material Adverse Effect;

                           (vii) the Registration Statement has become effective
under the Act, and to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for that purpose have been instituted or are pending before, or threatened by, the Commission; the Registration Statement and the Prospectus (except for the financial statements and other financial data contained therein, or omitted therefrom, as to which such counsel need express no opinion) as of the Effective Date comply as to form in all material respects with the applicable requirements of the Act and the Rules and Regulations;

                           (viii) in the course of preparation of the
Registration Statement and the Prospectus such counsel has participated in conferences with the President of the Company with respect to the Registration Statement and Prospectus and such discussions did not disclose to such counsel any information which gives such counsel reason to believe that the Registration Statement or any amendment thereto at the time it became effective contained any untrue statement of a material fact required to be stated therein or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus or any supplement thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading (except, in the case of both the Registration Statement and any amendment thereto and the Prospectus and any supplement thereto, for the financial statements, notes thereto and other financial information (including without limitation, the pro forma financial information) and schedules contained therein, as to which such counsel need express no opinion);

                           (ix) all descriptions in the Registration Statement
and the Prospectus, and any amendment or supplement thereto, of contracts and other agreements to which the Company or its Subsidiaries is a party are accurate and fairly present in all material respects the information required to be shown, and such counsel is familiar with all contracts and other agreements referred to in the Registration Statement and the Prospectus and any such amendment or supplement or filed as exhibits to the Registration Statement, and such counsel does not know of any contracts or agreements to which the Company or its Subsidiaries is a party of a character required to be summarized or described therein or to be filed as exhibits thereto which are not so summarized, described or filed;

                           (x) no authorization, approval, consent, or license
of any governmental or regulatory authority or agency is necessary in connection with the authorization, issuance, transfer, sale or delivery of the Units by the Company, in connection with the execution, delivery and performance of this Agreement by the Company or in connection with the taking of any action contemplated herein, or the issuance of the Purchase Option or the Units underlying the Purchase Option, other than registrations or qualifications of the Units under applicable state or foreign Units or Blue Sky laws and registration under the Act;

                           (xi) the Units, shares of Preferred Stock and the
Warrants have been duly authorized for quotation on the Nasdaq National SmallCap System ("NASDAQ"); and

                           (xii) the Company is a reporting Company under
Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and as such, since becoming a reporting company thereunder the Company and all directors, officers and principal stockholders have made all required filings, and to the best knowledge of counsel, all of such filings conform to the requirements of the Exchange Act and the rules and regulations thereunder and none of such filings contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make statement therein not misleading.

                  Such opinion shall also cover such matters incident to the transactions contemplated hereby as the Representative or counsel for the Representative shall reasonably request. In rendering such opinion, such counsel may rely upon certificates of any officer of the Company or public officials as to matters of fact; and may rely as to all matters of law other than the law of the United States or of the State of New York or Delaware upon opinions of counsel satisfactory to you, in which case the opinion shall state that they have no reason to believe that you and they are not entitled to so rely.

                  (c) Intentionally Omitted.

                  (d) All corporate proceedings and other legal matters relating to this Agreement, the Registration Statement, the Prospectus and other related matters shall be satisfactory to or approved by Bernstein & Wasserman, LLP, counsel to the Representative.

                  (e) You shall have received a letter prior to the Effective Date and again on and as of the First Closing Date from Moore Stephens, P.C., independent public accountants for the Company, substantially in the form reasonably acceptable to you, providing you with such "cold comfort" as you may reasonably require.

                  (f) At each Closing Date, (i) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects with the same effect as if made on and as of each Closing Date taking into account for the Option Closing Dates the effect of the transactions contemplated hereby and the Company or its Subsidiaries shall have performed all of its obligations hereunder and satisfied all the conditions on its part to be satisfied at or prior to such Closing Date; (ii) the Registration Statement and the Prospectus and any amendments or supplements thereto shall contain all statements which are required to be stated therein in accordance with the Act and the Rules and Regulations, and shall in all material respects conform to the requirements thereof, and neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) there shall have been, since the respective dates as of which information is given, no material adverse change, or to the Company or its Subsidiaries's knowledge, any development involving a prospective material adverse change, in the business, properties, condition (financial or otherwise), results of operations, capital stock, long-term or short-term debt or general affairs of the Company or its Subsidiaries from that set forth in the Registration Statement and the Prospectus, except changes which the Registration Statement and Prospectus indicate might occur after the effective date of the Registration Statement, and the Company or its Subsidiaries shall not have incurred any material liabilities or entered into any material agreement not in the ordinary course of business other than as referred to in the Registration Statement and Prospectus; (iv) except as set forth in the Prospectus, no action, suit or proceeding at law or in equity shall be pending or threatened against the Company or its Subsidiaries which would be required to be set forth in the Registration Statement, and no proceedings shall be pending or threatened against the Company or its Subsidiaries before or by any commission, board or administrative agency in the United States or elsewhere, wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, property, condition (financial or otherwise), results of operations or general affairs of the Company or its Subsidiaries, and (v) you shall have received, at the First Closing Date, a certificate signed by each of the President and the principal operating officer of the Company or its Subsidiaries, dated as of the First Closing Date, evidencing compliance with the provisions of this subsection
(f).

                  (g) Upon exercise of the Over-Allotment Option provided for in
Section 2(b) hereof, the obligations of the Representative to purchase and pay for the Option Units referred to therein will be subject (as of the date hereof and as of the Option Closing Date) to the following additional conditions:

                           (i) The Registration Statement shall remain effective
at the Option Closing Date, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending, or, to your knowledge or the knowledge of the Company, shall be contemplated by the Commission, and any reasonable request on the part of the Commission for additional information shall have been complied with to the satisfaction of the Commission.

                           (ii) At the Option Closing Date there shall have been
delivered to you the signed opinion of Esanu Katsy Korins & Siger, counsel to the Company, dated as of the Option Closing Date, in form and substance reasonably satisfactory to Bernstein & Wasserman, LLP, counsel to the Representative, which opinion shall be substantially the same in scope and substance as the opinion furnished to you at the First Closing Date pursuant to Sections 4(b) hereof, except that such opinion, where appropriate, shall cover the Option Units.

                           (iii) At the Option Closing Date there shall have be
delivered to you a certificate of the President and the principal operating officer of the Company, dated the Option Closing Date, in form and substance reasonably satisfactory to Bernstein & Wasserman, LLP, counsel to the Representative, substantially the same in scope and substance as the certificate furnished to you at the First Closing Date pursuant to Section 4(f) hereof.

                           (iv) At the Option Closing Date there shall have been
delivered to you a letter in form and substance satisfactory to you from Moore Stephens, P.C., dated the Option Closing Date and addressed to the Representative confirming the information in their letter referred to in Section 4(e) hereof and stating that nothing has come to their attention during the period from the ending date of their review referred to in said letter to a date not more than five business days prior to the Option Closing Date, which would require any change in said letter if it were required to be dated the Option Closing Date.

                           (v) All proceedings taken at or prior to the Option
Closing Date in connection with the sale and issuance of the Option Securities shall be reasonably satisfactory in form and substance to you, and you and Bernstein & Wasserman, LLP, counsel to the Representative, shall have been furnished with all such documents, certificates, and opinions as you may reasonably request in connection with this transaction in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Company or its compliance with any of the covenants or conditions contained herein.

                  (h) No action shall have been taken by the Commission or the NASD the effect of which would make it improper, at any time prior to the Closing Date, for members of the NASD to execute transactions (as principal or agent) in the Units, Preferred Stock or Warrants and no proceedings for the taking of such action shall have been instituted or shall be pending, or, to the knowledge of the Company, shall be contemplated by the Commission or the NASD. The Company represents that at the date hereof it has no knowledge that any such action is in fact contemplated against it by the Commission or the NASD.

                  (i) If any of the conditions herein provided for in this Section shall not have been fulfilled in all material respects as of the date indicated, this Agreement and all obligations of the Representative under this Agreement may be canceled at, or at any time prior to, each Closing Date by the Representative notifying the Company of such cancellation in writing or by telegram at or prior to the applicable Closing Date. Any such cancellation shall be without liability of the Representative to the Company.

           5. Conditions of the Obligations of the Company, The obligation of the Company to sell and deliver the Units is subject to the following conditions:

                  (a) The Registration Statement shall have become effective not later than 10:00 A.M. New York time, on the day following the date of this Agreement, or on such later date as the Company and the Representative may agree in writing.

                  (b) At the Closing Date, no stop orders suspending the effectiveness of the Registration Statement shall have been issued under the Act or any proceedings therefor initiated or threatened by the Commission.

                  If the conditions to the obligations of the Company provided for in this Section have been fulfilled on the First Closing Date but are not fulfilled after the First Closing Date and prior to the Option Closing Date, then only the obligation of the Company to sell and deliver the Securities on exercise of the Over-Allotment Option provided for in Section 2(b) hereof shall be affected.

         6. Indemnification.

                  (a) The Company agrees (i) to indemnify and hold harmless the Representative and each person, if any, who controls the Representative within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys'
fees), to which such Representative or such controlling person may become subject, under the Act or otherwise, and (ii) to reimburse, as incurred, the Representative and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities; insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relating to (i) and (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, (B) any blue sky application or other document executed by the Company specifically for that purpose containing written information specifically furnished by the Company and filed in any state or other jurisdiction in order to qualify any or all of the Units under the securities laws thereof (any such application, document or information being hereinafter called a "Blue Sky Application"), or arise out of or are based upon the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, Prospectus, or any amendment or supplement thereto, or in any Blue Sky Application, a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be required to indemnify the Representative and any controlling person or be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Representative specifically for use in the preparation of the Registration Statement or any such amendment or supplement thereof or any such Blue Sky Application or any such preliminary Prospectus or the Prospectus or any such amendment or supplement thereto, provided, further that the indemnity with respect to any Preliminary Prospectus shall not be applicable on account of any losses, claims, damages, liabilities or litigation arising from the sale of Securities to any person if a copy of the Prospectus was not delivered to such person at or prior to the written confirmation of the sale to such person. This indemnity will be in addition to any liability which the Company may otherwise have.

                  (b) The Representative will indemnify and hold harmless the Company, each of its directors, each nominee (if any) for director named in the Prospectus, each of its officers who have signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and reasonable attorneys' fees) to which the Company or any such director, nominee, officer or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or any Blue Sky Application in reliance upon and in conformity with written information furnished to the Company by the Representative specifically for use in the preparation thereof and for any violation by the Representative in the sale of such Units of any applicable state or federal law or any rule, regulation or instruction thereunder relating to violations based on unauthorized statements by Representative or its representative; provided that such violation is not based upon any violation of such law, rule or regulation or instruction by the party claiming indemnification or inaccurate or misleading information furnished by the Company or its representatives, including information furnished to the Representative as contemplated herein. This indemnity agreement will be in addition to any liability which the Representative may otherwise have.

                  (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify in writing the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and in the reasonable judgment of the counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party). No settlement of any action against an indemnified party shall be made without the consent of the indemnified party, which shall not be unreasonably withheld in light of all factors of importance to such indemnified party. If it is ultimately determined that indemnification is not permitted, then an indemnified party will return all monies advanced to the indemnifying party.

7.       Contribution.

                  In order to provide for just and equitable contribution under the Act in any case in which the indemnification provided in Section 6 hereof is requested but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that the express provisions of
Section 6 provide for indemnification in such case, then the Company and each person who controls the Company, in the aggregate, and the Representative shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees) (after contribution from others) in such proportions that the Representative is responsible in the aggregate for that portion of such losses, claims, damages or liabilities represented by the percentage that the underwriting discount for each of the Securities appearing on the cover page of the Prospectus bears to the public offering price appearing thereon and the Company shall be responsible for the remaining portion; provided, however, that if such allocation is not permitted by applicable law then allocated in such proportion as is appropriate to reflect relative benefits but also the relative fault of the Company and the Representative and controlling persons, in the aggregate, in connection with the statements or omissions which resulted in such damages and other relevant equitable considerations shall also be considered. The relative fault shall be determined by reference to, among other things, whether in the case of an untrue statement of a material fact or the omission to state a material fact, such statement or omission relates to information supplied by the Company or the Representative and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Representative agree that it would not be just and equitable if the respective obligations of the Company and the Representative to contribute pursuant to this Section 7 were to be determined by pro rata or per capita allocation of the aggregate damages or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. As used in this paragraph, the word "Company" includes any officer, director, or person who controls the Company within the meaning of
Section 15 of the Act. If the full amount of the contribution specified in this paragraph is not permitted by law, then the Representative and each person who controls the Representative shall be entitled to contribution from the Company, its officers, directors and controlling persons, and the Company, its officers, directors and controlling persons shall be entitled to contribution from the Representative to the full extent permitted by law. The foregoing contribution agreement shall in no way affect the contribution liabilities of any persons having liability under Section 11 of the Act other than the Company and the Representative. No contribution shall be requested with regard to the settlement of any matter from any party who did not consent to the settlement; provided, however, that such consent shall not be unreasonably withheld in light of all factors of importance to such party.

         8. Costs and Expenses.

                  (a) Whether or not this Agreement becomes effective or the sale of the Units to the Representative is consummated, the Company will pay all costs and expenses incident to the performance of this Agreement by the Company including, but not limited to, the fees and expenses of counsel to the Company and of the Company's accountants; the costs and expenses incident to the preparation, printing, filing and distribution under the Act of the Registration Statement (including the financial statements therein and all amendments and exhibits thereto), Preliminary Prospectus and the Prospectus, as amended or supplemented, the fee of the NASD in connection with the filing required by the NASD relating to the offering of the Securities contemplated hereby; all expenses, including reasonable fees and disbursements of counsel to the Representative, in connection with the qualification of the Units under the state securities or blue sky laws which the Representative shall designate; the cost of printing and furnishing to the Representative copies of the Registration Statement, each Preliminary Prospectus, the Prospectus, this Agreement, and the Blue Sky Memorandum, any fees relating to the listing of the Units, Preferred Stock and Warrants on Nasdaq or any other securities exchange, the cost of printing the certificates representing the Securities; fees for bound volumes and prospectus memorabilia and the fees of the transfer agent and warrant agent. The Company shall pay any and all taxes (including any transfer, franchise, capital stock or other tax imposed by any jurisdiction) on sales to the Representative hereunder. The Company will also pay all costs and expenses incident to the furnishing of any amended Prospectus or of any supplement to be attached to the Prospectus as called for in Section 3(a) of this Agreement except as otherwise set forth in said Section.

                  (b) In addition to the foregoing expenses, the Company shall at the First Closing Date pay to the Representative a non-accountable expense allowance of $300,000. In the event the overallotment option is exercised, the Company shall pay to the Representative at the Option Closing Date an additional amount in the aggregate equal to 3% of the gross proceeds received upon exercise of the overallotment option. In the event the transactions contemplated hereby are not consummated by reason of any action by the Representative (except if such prevention is based upon a breach by the Company of any covenant, representation or warranty contained herein or because any other condition to the Representative's obligations hereunder required to be fulfilled by the Company is not fulfilled) the Company shall not be liable for any expenses of the Representative, including the Representative's legal fees. In the event the transactions contemplated hereby are not consummated by reason of the Company being unable to perform its obligations hereunder in all material respects, the Company shall be liable for the actual accountable out-of-pocket expenses of the Representative, including reasonable legal fees, not to exceed in the aggregate $100,000.

                  (c) Except as disclosed in the Registration Statement, no person is entitled either directly or indirectly to compensation from the Company, from the Representative or from any other person for services as a finder in connection with the proposed offering, and the Company agrees to indemnify and hold harmless the Representative, against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all reasonable attorneys' fees), to which the Representative or person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the claim of any person (other than an employee of the party claiming indemnity) or entity that he or it is entitled to a finder's fee in connection with the proposed offering by reason of such person's or entity's influence or prior contact with the indemnifying party.

         9. Effective Date.

                  The Agreement shall become effective upon its execution except that you may, at your option, delay its effectiveness until 11:00 A.M., New York time on the first full business day following the effective date of the Registration Statement, or at such earlier time on such business day after the effective date of the Registration Statement as you in your discretion shall first commence the public offering of the Units. The time of the initial public offering shall mean the time of release by you of the first newspaper advertisement with respect to the Units, or the time when the Units are first generally offered by you to dealers by letter or telegram, whichever shall first occur. This Agreement may be terminated by you at any time before it becomes effective as provided above, except that Sections 3(c), 6, 7, 8, 12, 13, 14 and 15 shall remain in effect notwithstanding such termination.

         10. Termination.

                  (a) After this Agreement becomes effective, this Agreement, except for Sections 3(c), 6, 7, 8, 12, 13, 14 and 15 hereof, may be terminated at any time prior to the First Closing Date, by you if in your judgment it is impracticable to offer the sale or to enforce contracts made by the Representative for the resale of the Units agreed to be purchased hereunder by reason of (i) the Company or its Subsidiaries having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, accident or other calamity, or from any labor dispute or court or government action, order or decree, (ii) trading in securities on the New York Stock Exchange or the American Stock Exchange having been suspended or limited, (iii) material governmental restrictions having been imposed on trading in securities generally (not in force and effect on the date hereof), (iv) a banking moratorium having been declared by federal or New York state authorities, (v) an outbreak of major international hostilities involving the United States or other substantial national or international calamity has occurred, (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's or its Subsidiaries business, or a notification having been received by the Company or its Subsidiaries of the threat of any such proceeding or action, which would materially adversely affect the Company or its Subsidiaries; (vii) except as contemplated by the Prospectus, the Company or its Subsidiaries is merged or consolidated into or acquired by another company or group or there exists a binding legal commitment for the foregoing or any other material change of ownership or control occurs; (viii) the passage by the Congress of the United States or by any state legislative body of similar impact, of any act or measure, or the adoption of any orders, rules or regulations by any governmental body or any authoritative accounting institute or board, or any governmental executive, which is reasonably believed likely by the Representative to have a material adverse impact on the business, financial condition or financial statements of the Company or its Subsidiaries; (ix) any material adverse change in the financial or securities markets beyond normal market fluctuations having occurred since the date of this Agreement, or (x) any material adverse change having occurred, since the respective dates of which information is given in the Registration Statement and Prospectus, in the earnings, business prospects or general condition of the Company or its Subsidiaries, financial or otherwise, whether or not arising in the ordinary course of business.

                  (b) If you elect to prevent this Agreement from becoming effective or to terminate this Agreement as provided in this Section 10, the Company shall be promptly notified by you, by telephone or telegram, confirmed by letter.

         11. Purchase Option.

                  At or before the First Closing Date, the Company will sell the Representative or its designees for a consideration of $125, and upon the terms and conditions set forth in the form of Purchase Option annexed as an exhibit to the Registration Statement, a Purchase Option to purchase an aggregate of 125,000 Units. In the event of conflict in the terms of this Agreement and the Purchase Option with respect to language relating to the Purchase Option, the language of the Purchase Option shall control.

         12. Representations and Warranties of the Representative.

                  The Representative represents and warrants to the Company that it is registered as a broker-dealer in all jurisdictions in which it is offering the Units and that it will comply with all applicable state or federal laws relating to the sale of the Units, including but not limited to, violations based on unauthorized statements by the Representative or its representatives.

         13. Representations, Warranties and Agreements to Survive Delivery.

                  The respective indemnities, agreements, representations, warranties and other statements of the Company and the Representative and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect until three years from the date of this Agreement, regardless of any investigation made by or on behalf of the Representative, the Company or any of its officers or directors or any controlling person and will survive delivery of and payment of the Units and the termination of this Agreement.

         14. Notice.

                  Any communications specifically required hereunder to be in writing, if sent to the Representative, will be mailed, delivered or telecopied and confirmed to them at Patterson Travis, Inc., One Battery Park Plaza, New York, New York 10004, with a copy sent to Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022, Attention: Stuart Neuhauser, or if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at 1770 Motor Parkway, Hauppauge, New York 11788, with a copy sent to Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, Attention: Asher S. Levitsky, Esq. Notice shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

         15. Parties in Interest.

                  The Agreement herein set forth is made solely for the benefit of the Representative, the Company, any person controlling the Company or the Representative, and directors of the Company, nominees for directors (if any) named in the Prospectus, its officers who have signed the Registration Statement, and their respective executors, administrators, successors, assigns and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" shall not include any purchaser, as such purchaser, from the Representative of the Units.

         16. Applicable Law.

                  This Agreement will be governed by, and construed in accordance with, of the laws of the State of New York applicable to agreements made and to be entirely performed within New York.

         17. Counterparts.

                  This agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties (including by fax, followed by original copies by overnight mail).

         18. Entire Agreement; Amendments.

                  This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior written or oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended except in writing, signed by the Representative and the Company.

                  If the foregoing is in accordance with your understanding of our agreement, kindly sign and return this agreement, whereupon it will become a binding agreement between the Company and the Representative in accordance with its terms.

                                                  Very truly yours,

                                                  TRANS GLOBAL SERVICES, INC.


                                               By:____________________________
                                                Name:
                                                Title:

                  The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

                                                  PATTERSON TRAVIS, INC.


                                               By:____________________________
                                                Name:
                                                Title:

Exhibit 1.2
                               Option to Purchase
                                  125,000 Units

                           TRANS GLOBAL SERVICES, INC.


                                 PURCHASE OPTION


                            Dated: ________ __, 1997



         THIS CERTIFIES that Patterson Travis, Inc., One Battery Park Plaza, New York, NY 10004 (hereinafter sometimes referred to as the "Holder"), is entitled to purchase from TRANS GLOBAL SERVICES, INC. (hereinafter referred to as the "Company"), at the prices and during the periods as hereinafter specified, up to 125,000 Units, each consisting of one (1) share of Series G Preferred Stock, par value $.01 per share ("Preferred Stock"), and one (1) Series E Redeemable Common Stock Purchase Warrant ("Warrants"). Each Warrant entitles the registered holder thereof to purchase one (1) share of Common Stock at an exercise price of $3.00 per share. The Warrants (hereinafter, the "Warrants") are exercisable for a three year period, commencing on the Effective Date.

         The Units have been registered under a Registration Statement on Form SB-2 (File No. 333-_____) declared effective by the Securities and Exchange Commission on ________ __, 1996 (the "Registration Statement"). This Option (the "Option") to purchase 125,000 Units (the "Option Units") was originally issued pursuant to an underwriting agreement between the Company and Patterson Travis, Inc. as representative of the several underwriters (the "Representative"), in connection with a public offering of 1,250,000 Units (the "Public Units") through the Representative, in consideration of $125.00 received for the Option.

         Except as specifically otherwise provided herein, the Preferred Stock and the Warrants issued pursuant to this Option shall bear the same terms and conditions as described under the caption "Description of Securities" in the Registration Statement, and the Warrants shall be governed by the terms of the Warrant Agreement dated as of ________ __, 1996, executed in connection with such public offering (the "Warrant Agreement"), except that the holder shall have registration rights under the Securities Act of 1933, as amended (the "Act"), for the Option, the Preferred Stock and the Warrants included in the Option, and the shares of Common Stock underlying the Preferred Stock and the Warrants, as more fully described in paragraph 6 of this Option. In the event of any reduction of the exercise price of the Warrants included in the Public Units, the same changes to the Warrants included in the Option Units and the components thereof shall be simultaneously effected.

         1. The rights represented by this Option shall be exercised at the prices, subject to adjustment in accordance with paragraph 8 of this Option, and during the periods as follows:

                  (a) Between ________ __, 1998 (one (1) year from the Effective
Date) and ________ __, 2002, inclusive, the Holder shall have the option to purchase Units hereunder at a price of $9.60 per Unit (subject to adjustment pursuant to paragraph 8 hereof) (the "Exercise Price").

                  (b) After ________ __, 2002, the Holder shall have no right to purchase any Option Units hereunder.

         2. The rights represented by this Option may be exercised at any time within the period above specified, in whole or in part, by (i) the surrender of this Option (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the Exercise Price then in effect for the number of Option Units specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) delivery to the Company of a duly executed agreement signed by the person(s) designated in the purchase form to the effect that such person(s) agree(s) to be bound by the provisions of paragraph 6 and subparagraphs (b), (c) and (d) of paragraph 7 hereof. This Option shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Option is surrendered and payment is made in accordance with the foregoing provisions of this paragraph 2, and the person or persons in whose name or names the certificates for shares of

Preferred Stock and Warrants shall be issuable upon such exercise shall become the holder or holders of record of such Preferred Stock and Warrants at that time and date. The Preferred Stock and Warrants and the certificates for the Preferred Stock and Warrants so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) days, after the rights represented by this Option shall have been so exercised.

         3. This Option shall not be transferred, sold, assigned, or hypothecated for a period of one (1) year from the Effective Date, except that it may be transferred to successors of the Holder, and may be assigned in whole or in part to any person who is an officer of the Holder or selling group member of the offering during such period. Any transfer after one (1) year must be accompanied with an immediate exercise of the Option. Any such assignment shall be effected by the Holder (i) executing the form of assignment at the end hereof and (ii) surrendering this Option for cancellation at the office or agency of the Company referred to in paragraph 2 hereof, accompanied by a certificate (signed by an officer of the Holder if the Holder is a corporation), stating that each transferee is a permitted transferee under this paragraph 3 hereof; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) a new Option or Options of like tenor and representing in the aggregate rights to purchase the same number of Option Units as are purchasable hereunder.

         4. The Company covenants and agrees that all shares of Preferred Stock which may be issued as part of the Option Units purchased hereunder, and the Common Stock which may be issued upon conversion of the Preferred Stock or exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable. The Company further covenants and agrees that during the periods within which this Option may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of this Option and that it will have authorized and reserved a sufficient number of shares of Common Stock for issuance upon the conversion of the Preferred Stock or exercise of the Warrants included in the Option Units.

         5. This Option shall not entitle the Holder to any voting, dividend, or other rights as a stockholder of the Company.

         6. (a) During the period set forth in paragraph l(a) hereof, the Company shall advise the Holder or its transferee, whether the Holder holds the Option or has exercised the Option and holds Option Units or any of the securities underlying the Option Units, by written notice at least 30 days prior to the filing of any post-effective amendment to the Registration Statement or of any new registration statement or post-effective amendment thereto under the Act covering any securities of the Company, for its own account or for the account of others (other than a registration statement on Form S-4 or S-8 or any successor forms thereto), and will for a period of five years from the effective date of the Registration Statement, upon the request of the Holder, include in any such post-effective amendment or registration statement, such information as may be required to permit a public offering of the Option, all or any of the Units underlying the Option, the Preferred Stock, or Warrants included in the Units or the Common Stock issuable upon the conversion of the Preferred Stock or exercise of the Warrants (the "Registrable Securities"). The Company shall supply prospectuses and such other documents as the Holder may request in order to facilitate the public sale or other disposition of the Registrable Securities, use its best efforts to register and qualify any of the Registrable Securities for sale in such states as such Holder designates provided that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or execute a general consent to service of process in any jurisdiction in any action and do any and all other acts and things which may be reasonably necessary or desirable to enable such Holders to consummate the public sale or other disposition of the Registrable Securities, and furnish indemnification in the manner provided in paragraph 7 hereof. The Holder shall furnish information and indemnification as set forth in paragraph 7 except that the maximum amount which may be recovered from the Holder shall be limited to the amount of proceeds received by the Holder from the sale of the Registrable Securities. The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the holders of Registrable Securities requested to be included in the registration to include such securities in such underwritten offering on the same terms and conditions as any similar securities of the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises the holders of Registrable Securities that the total amount of securities which they intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be offered for the accounts of holders of Registrable Securities shall be eliminated, reduced, or limited to the extent necessary to reduce the total amount of securities to be included in such offering to the amount, if any, recommended by such managing underwriter or underwriters (any such reduction or limitation in the total amount of Registrable Securities to be included in such offering to be borne by the holders of Registrable Securities proposed to be included therein pro rata). The Holder will pay its own legal fees and expenses and any underwriting discounts and commissions on the securities sold by such Holder and shall not be responsible for any other expenses of such registration.

                  (b) If any 50% holder (as defined below) shall give notice to the Company at any time during the period set forth in paragraph l(a) hereof to the effect that such holder desires to register under the Act this Option or any of the underlying securities contained in the Option Units underlying the Option under such circumstances that a public distribution (within the meaning of the Act) of any such securities will be involved then the Company will promptly, but no later than 60 days after receipt of such notice, file a post-effective amendment to the current Registration Statement or a new registration statement pursuant to the Act, to the end that the Option, the Units and/or any of the securities underlying the Option Units may be publicly sold under the Act as promptly as practicable thereafter and the Company will use its best efforts to cause such registration to become and remain effective for a period of 120 days (including the taking of such steps as are reasonably necessary to obtain the removal of any stop order); provided that such holder shall furnish the Company with appropriate information in connection therewith as the Company may reasonably request in writing. The 50% holder (which for purposes hereof shall mean any direct or indirect transferee of such holder) may, at its option, request the filing of a post-effective amendment to the current Registration Statement or a new registration statement under the Act with respect to the Registrable Securities on only two occasions during the term of this Option. The Holder may at its option request the registration of the Option, the Units and/or any of the securities underlying the Option Units in a registration statement made by the Company as contemplated by Section 6(a) or in connection with a request made pursuant to this Section 6(b) prior to acquisition of the Units issuable upon exercise of the Option and even though the Holder has not given notice of exercise of the Option. The 50% holder may, at its option, request such post-effective amendment or new registration statement during the described period with respect to the Option, the Units or separately as to the Preferred Stock and/or Warrants included in the Option Units and/or the Common Stock issuable upon the conversion of the Preferred Stock or the exercise of the Warrants, and such registration rights may be exercised by the 50% holder prior to or subsequent to the exercise of the Option. Within ten business days after receiving any such notice pursuant to this subsection (b) of paragraph 6, the Company shall give notice to the other holders of the Options, advising that the Company is proceeding with such post-effective amendment or registration statement and offering to include therein the securities underlying the Options of the other holders. Each holder electing to include its Registrable Securities in any such offering shall provide written notice to the Company within twenty
(20) days after receipt of notice from the Company. The failure to provide such notice to the Company shall be deemed conclusive evidence of such holder's election not to include its Registrable Securities in such offering. Each holder electing to include its Registrable Securities shall furnish the Company with such appropriate information (relating to the intentions of such holders) in connection therewith as the Company shall reasonably request in writing. All costs and expenses of only one such post-effective amendment or new registration statement shall be borne by the Company, except that the holders shall bear the fees of their own counsel and any underwriting discounts or commissions applicable to any of the securities sold by them.

                           The Company shall be entitled to postpone the filing
of any registration statement pursuant to this Section 6(b) otherwise required to be prepared and filed by it if (i) the Company is engaged in a material acquisition, reorganization, or divestiture, (ii) the Company is currently engaged in a self-tender or exchange offer and the filing of a registration statement would cause a violation of Rule 10b-6 under the Securities Exchange Act of 1934, (iii) the Company is engaged in an underwritten offering and the managing underwriter has advised the Company in writing that such a registration statement would have a material adverse effect on the consummation of such offering or (iv) the Company is subject to an underwriter's lock-up as a result of an underwritten public offering and such underwriter has refused in writing, the

Company's request to waive such lock-up. In the event of such postponement, the Company shall be required to file the registration statement pursuant to this
Section 6(b), within 60 days of the consummation of the event requiring such postponement.

                           The Company will use its best efforts to maintain
such registration statement or post-effective amendment current under the Act for a period of at least six months (and for up to an additional three months if requested by the Holder) from the effective date thereof. The Company shall supply prospectuses, and such other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities, use its best efforts to register and qualify any of the Registrable Securities for sale in such states as such holder designates, provided that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or execute a general consent to service of process in any jurisdiction in any action and furnish indemnification in the manner provided in paragraph 7 hereof.

                  (c) The term "50% holder" as used in this paragraph 6 shall mean the holder of at least 50% of the Preferred Stock and the Warrants underlying the Option Units (or the Common Stock issuable upon conversion of the Preferred Stock or the Common Stock issuable upon exercise of the Warrants) (considered in the aggregate) and shall include any owner or combination of owners of such securities, which ownership shall be calculated by determining the number of shares of Preferred Stock held by such owner or owners as well as the number of shares of Common Stock then issuable upon conversion of the Preferred Stock or exercise of the Warrants.

         7. (a) Whenever pursuant to paragraph 6 a registration statement relating to the Option or any shares or warrants issued or issuable upon the exercise of any Options, is filed under the Act, amended or supplemented, the Company will indemnify and hold harmless each holder of the securities covered by such registration statement, amendment, or supplement (such holder being hereinafter called the "Distributing Holder"), and each person, if any, who controls (within the meaning of the Act) the Distributing Holder, and each underwriter (within the meaning of the Act) of such securities and each person, if any, who controls (within the meaning of the Act) any such underwriter, against any losses, claims, damages, or liabilities, joint or several, to which the Distributing Holder, any such controlling person or any such underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Distributing Holder and each such controlling person and underwriter for any legal or other expenses reasonably incurred by the Distributing Holder or such controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder or any other Distributing Holder, for use in the preparation thereof.

                  (b) The Distributing Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed said registration statement and such amendments and supplements thereto, each person, if any, who controls the Company (within the meaning of the Act) against any losses, claims, damages, or liabilities, joint and several, to which the Company or any such director, officer, or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder for use in the preparation thereof; and will reimburse the Company or any such director, officer, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action.

                  (c) Promptly after receipt by an indemnified party under this paragraph 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Paragraph 7.

                  (d) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

         8. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of this Option shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Preferred Stock in shares of Preferred Stock, (ii) subdivide or reclassify its outstanding shares of Preferred Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Preferred Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Preferred Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Preferred Stock outstanding immediately prior to such action. Notwithstanding anything to the contrary contained in the Warrant Agreement, in the event an adjustment to the Exercise Price is effected pursuant to this Subsection (a) (and a corresponding adjustment to the number of Option Units is made pursuant to Subsection (d) below), the exercise price of the Warrants shall be adjusted so that it shall equal the price determined by multiplying the exercise price of the Warrants by a fraction, the denominator of which shall be the number of shares of Preferred Stock outstanding immediately after giving effect to such action and the numerator of which shall be the number of shares of Preferred Stock outstanding immediately prior to such action. In such event, there shall be no adjustment to the number of shares of Preferred Stock or other securities issuable upon exercise of the Warrants. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Preferred Stock entitling them to subscribe for or purchase shares of Preferred Stock (or securities convertible into Preferred Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price of the Preferred Stock (as defined in Subsection (e) below) on the record date mentioned below, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the number of shares then comprising Option Units by the product of the Exercise Price in effect immediately prior to the date of such issuance multiplied by a fraction, the numerator of which shall be the sum of the number of shares of Preferred Stock outstanding on the record date mentioned below and the number of additional shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Preferred Stock, and the denominator of which shall be the sum of the number of shares of Preferred Stock outstanding on such record date and the number of additional shares of Preferred Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Preferred Stock are not delivered (or securities convertible into Preferred Stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Preferred Stock (or securities convertible into Preferred Stock) actually delivered.

                  (c)      Intentionally Omitted.

                  (d) Whenever the Exercise Price payable upon exercise of this Option is adjusted pursuant to Subsections (a), (b) or (c) above, the number of Option Units purchasable upon exercise of this Option shall simultaneously be adjusted by multiplying the number of Option Units initially issuable upon exercise of this Option by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

                  (e) For the purpose of any computation under Subsections (b) or (c) above, the current market price per share of Preferred Stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Preferred Stock is admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the highest reported bid and lowest reported asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

                  (f) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least fifteen cents ($0.15) in such price; provided, however, that any adjustments which by reason of this Subsection

(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Preferred Stock, or any subdivision, reclassification or combination of Preferred Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of Preferred Stock or securities convertible into Preferred Stock (including Warrants issuable upon exercise of this Option).

                  (g) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly, but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Exercise Price and adjusted number of Option Units issuable upon exercise of this Option and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holder, at the address set forth herein, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (h) In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the Holder thereafter shall become entitled to receive any shares of the Company, other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of this Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Subsections (a) to (g), inclusive above.

                  (i) No adjustments shall be made in connection with future public offerings.

                  (j) In the event of the occurrence of any of the events set forth in Section 8(a) through (c) above with respect to the Common Stock of the Company, the provisions of Section 8(a) through (i) above shall apply and all references to "Preferred Stock" therein shall be deemed substituted by references to "Common Stock".

         9. This Agreement shall be governed by and in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, Trans Global Services, Inc., has caused this Option to be signed by its duly authorized officers under its corporate seal, and this Option to be dated ________ __, 1997.

                                    TRANS GLOBAL SERVICES, INC.

                                 By:______________________________
                                    Lewis S. Schiller
                                    Chairman and Chief Executive Officer


(Corporate Seal)

                                  PURCHASE FORM


                   (To be signed only upon exercise of option)



         THE UNDERSIGNED, the holder of the foregoing Option, hereby irrevocably elects to exercise the purchase rights represented by such Option for, and to purchase thereunder,

____ Units of Trans Global Services, Inc., consisting of one (1) share of Series G Convertible Preferred Stock, $.01 par value per share and one (1) Series E Redeemable Common Stock Purchase Warrant and herewith makes payment of $______________ therefor, and requests that the Warrants and certificates for shares of Preferred Stock be issued in the name(s) of, and delivered to _________________________ whose address(es) is (are)___________________________
___________________________________________________.



Dated:__________________

                                  TRANSFER FORM


                 (To be signed only upon transfer of the Option)



         For value received, the undersigned hereby sells, assigns, and transfers unto _________________________________ the right to purchase Units of Trans Global Services, Inc., in the numbers set forth below represented by the foregoing Option to the extent of _____ Units and appoints _________________________________ attorney to transfer such rights on the books of Trans Global Services, Inc., with full power of substitution in the premises.



Dated:__________________



                                            By:  ______________________________



                                                 Address:


                                                 ______________________________

                                                 ______________________________

                                                 ______________________________



In the presence of:

Exhibit 3.1
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           TRANS GLOBAL SERVICES, INC.

         Trans Global Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         A. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on September 20, 1993. The Corporation was incorporated under the name Concept Technologies Group, Inc. The name of the Corporation was changed to Trans Global Services, Inc. by a certificate of amendment to the Certificate of Incorporation, which was filed with the Secretary of State on March 15, 1996.

         B. The Certificate of Incorporation of the Corporation is hereby restated to read as follows:

              1. The name of the corporation (the "corporation") is Trans Global Services, Inc."

              2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the Corporation's registered agent at such address is Corporate Agents, Inc.

              3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

              4. (a) The total number of shares of capital stock which the corporation is authorized to issue is 70,000,000 shares, of which:

                        (i) 20,000,000 shares shall be designated as Preferred
              Stock, and shall have a par value of $.01 per share; and

                        (ii) 50,000,000 shares shall be designated as Common
              Stock, and shall have a par value of $.01 per share.

                   (b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

                        (i)  the designation of such series;

                        (ii) the dividend rate of such series, the conditions
              and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the corporation;

                        (iii) whether the shares of such series shall be subject
              to redemption by the corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

                        (iv) the terms and amount of any sinking fund provided
              for the purchase or redemption of the shares of such series;

                        (v) whether or not the shares of such series shall be
              convertible into or exchangeable for shares of any other class or classes or series of capital stock of the corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                        (vi) the extent, if any, to which the holders of the
              shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise, and the number of votes to which the holders of each share of such series shall be entitled;

                        (vii) the restrictions, if any, on the issue or reissue
              of any additional shares or series of Preferred Stock; and

                        (viii) the rights of the holders of the shares of such
              series upon the dissolution of, or upon the distribution of assets of, the corporation.

                   (c) No holder of any stock of the corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the corporation."

              5. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors and/or the stockholders of the corporation are expressly empowered to make, alter, amended or repeal Bylaws in the manner to be determined by the terms of the Bylaws of the corporation then in existence."

              6. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

              7. Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article 7 shall apply to or have any effect on the rights of any individual referred to in this Article 7 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal."

         C. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of
Section 245(b) of the General Corporation Law of Delaware. This Restated Certificate of Incorporation restates and does not amend the Corporation's Certificate of Incorporation.

         IN WITNESS WHEREOF, Trans Global Services, Inc. has caused this Restated Certificate of Incorporation to be signed by its chairman and attested by its secretary this 3rd day of January, 1997.


                                          ___________________________
ATTEST:                                   Lewis S. Schiller, Chairman


_______________________
Grazyna Wnuk, Secretary

Exhibit 3.2
                            CERTIFICATE OF AMENDMENT

                                     TO THE

                           CERTIFICATE OF DESIGNATION

                                       OF

                           TRANS GLOBAL SERVICES, INC.

                     Series F $6 Convertible Preferred Stock


         Pursuant to Section 242(g) of the Delaware General Corporation Law, Trans Global Services, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

         1. The following resolution was duly adopted by the Board of Directors of the Corporation on October 9, 1996:

              RESOLVED, that pursuant to Article 4 of the Certificate of Incorporation of this Corporation, the rights, preferences and privileges of the holders of the series of the Preferred Stock, par value $.01 per share ("Preferred Stock"), of this Corporation consisting of ten thousand (10,000) shares, designated as the Series F $6 Convertible Preferred Stock ("Series F Preferred Stock"), be amended and that such rights, preferences and privileges shall be as set forth in Exhibit A to this Resolution; and it was further

              RESOLVED, that, subject to the approval of the holders of a majority of the issued and outstanding shares of Series F Preferred Stock, the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of amendment to the certificate of designation setting forth the rights, preferences and privileges of the holders of the Series F Preferred Stock.

         2. The amendment to the Certificate of Designation was approved by the holders of more than a majority of the issued and outstanding shares of Series F Preferred Stock pursuant to Section 228 of the Delaware General Corporation Law.

         3. Set forth as Exhibit A to this Certificate of Designation is a true and correct copy of the rights, preferences and privileges of the holders of the Series F Preferred Stock.

         IN WITNESS WHEREOF, Trans Global Services, Inc. has caused this certificate to be signed by the chairman of the board and attested by its secretary this 10th day of October, 1996.



                                    By:_______________________________
ATTEST:                                Lewis S. Schiller, Chairman of the Board


__________________________
Grazyna B. Wnuk, Secretary

                                                                      Exhibit A

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series F $6 Convertible Preferred Stock are as follows:

         1. Designation and Number of Shares. The designation of this series of ten thousand (10,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is "Series F $6 Convertible Preferred Stock," which is hereinafter referred to as the "Series F Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series F Preferred Stock or in the event of the conversion of shares of Series F Preferred Stock into this Corporation's common stock, par value $.01 per share ("Common Stock"), pursuant to Paragraph 4 of this Certification of Designation, or in the event that the Corporation shall acquire and cancel any shares of Series F Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series F Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series F Preferred Stock then issued or reserved for issuance. The number of shares by which the Series F Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Series F Preferred Stock shall be on a parity with the Corporation's Series A Convertible Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D 6.25% Redeemable Cumulative Preferred Stock and Series E Convertible Participating Preferred Stock as to dividends and upon voluntary or involuntary dissolution, liquidation or winding up.

         2.   Dividend Rights.

              (a) (i) The holders of the Series F Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of this Corporation legally available therefor, cash dividends at an annual rate of six and 00/100 dollars ($6.00) per share, subject to the provisions of Paragraphs 2(c) and (e) of this Certification of Designation. Dividends shall be payable in annual installments. Such installments shall be paid on the dividend payment dates, as hereinafter defined. Dividend payment dates shall be April 1 of each year, with the first dividend payment date being April 1, 1997. Dividends shall be payable on the dividend payment dates to holders of Series F Preferred Stock of record on the 15th day of the preceding March. Each annual period ending on a dividend payment date is referred to as a "dividend period." Dividends on the Series F Preferred Stock shall be fully cumulative and accrue, which respect to each share of Series F Preferred Stock, from the date such share of Series F Preferred Stock is originally issued.

              (b) The amount of any dividends "accrued" on any share of Series F Preferred Stock at any dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend payment date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Series F Preferred Stock at any date other than a dividend payment date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of six and 00/100 dollars ($6.00) per share for the period after such last preceding dividend payment date to and including the date as of which the calculation is made.

              (c) Except as provided in this Certification of Designation, no dividends shall be declared or paid or set aside for payment on any class or series of capital stock ranking on a parity with or junior to the Series F Preferred Stock as to dividends for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set aside for such payment on the Series F Preferred Stock for all dividend periods terminating on or prior to the dividend payment date of such dividends on any such series or class. When dividends are not paid in full upon the shares of Series F Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon shares of Series F Preferred Stock and such other series of Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series F Preferred Stock shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of Series F Preferred Stock and such other series of Preferred Stock bear to each other. Holders of shares of Series F Preferred Stock shall not be entitled to dividends thereon, whether payable in cash, property or stock, in excess of the full cumulative dividends thereon, as provided in this Certification of Designation. No dividend on Series F Preferred Stock shall be declared or paid or set apart for payment with respect to any dividend payment date unless full dividends, including accumulated dividends, if any, on any series or class of capital stock ranking, as to dividends, prior to Series F Preferred Stock which are to have been paid on or prior to such dividend payment date have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof has been set aside for all dividend periods for such series or class terminating on or prior to such dividend payment date.

              (d) As long as any shares of Series F Preferred Stock are outstanding, no dividends (other than a dividend in any series or class of capital stock ranking junior to Series F Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up), shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon any such junior series or class of capital stock, and no such junior series or class of capital stock or any series of Preferred Stock on a parity with Series F Preferred Stock as to both dividends and payments in the event of voluntary and involuntary dissolution, liquidation or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation or by any subsidiary (which shall mean any corporation or entity, the majority of voting power to elect directors of which is held directly or indirectly by the Corporation), except by conversion into or exchange for any such junior series or class of capital stock; unless, in each case, the full cumulative dividends on all outstanding shares of Series F Preferred Stock shall have been paid in full for all past dividend periods or unless the holders of a majority of the Series F Preferred Stock then outstanding shall consent thereto.

              (e) In the event that any holder of Series F Preferred Stock shall surrender his shares for conversion pursuant to the provisions of Paragraph 4 of this Certification of Designation, the holder shall be entitled to dividends to the extent provided for in Paragraph 4(d) of this Certification of Designation.

         3.   Voting Rights.

              (a) Except as otherwise required by law, the holders of the Series F Preferred Stock shall have no voting rights.

              (b) The Corporation is not restricted from creating other series of Preferred Stock which may be senior or junior to or on a parity with the Series F Preferred Stock as to dividends and/or on voluntary or involuntary dissolution, liquidation or winding up without the consent of the holders of the Series F Preferred Stock.

         4.   Conversation into Common Stock.

              (a) Each holder of the Series F Preferred Stock will have the right, at any time, to convert any shares of Series F Preferred Stock into shares of Common Stock at the conversion rate hereinafter defined (the "Conversion Rate").

              (b) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series F Preferred Stock. The Conversion Rate shall be one thousand (1,000) shares of Common Stock, subject to adjustment as provided in Paragraph 4(e) of this Certificate of Designation.

              (c) Conversion of the Series F Preferred Stock shall be effected by surrender of the certificate representing the shares of Series F Preferred Stock being converted to the transfer agent for the Series F Preferred

Stock, or, if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation.

              (d) No payment or adjustment shall be made upon any conversion or on account of any accrued dividends on the Series F Preferred Stock or the Common Stock issued upon such conversion. Shares of Series F Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender for conversion of the certificate therefor, together with the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such time. As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of any share, as hereinafter provided, to the person or persons entitled to receive the same. Notwithstanding the foregoing provisions of this Paragraph 4(d) if, at the time of conversion, there shall be accumulated but unpaid dividends, other than any dividend payable with respect to a record date subsequent to the date of such conversion, the Corporation shall, at the time of such conversion, pay to the converting holder of Series F Preferred Stock the amount of such unpaid dividends.

              (e) The Conversion Rate shall be subject to adjustment as follows:

                   (i) In case the Corporation shall after the date this Certificate of Designation is filed (the "Filing Date"), (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the shares of Series F Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares which, if such shares had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 4(e)(i) shall occur.

                   (ii) No increase or decrease in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%); provided, however, that any adjustments which by reason of this Paragraph 4(e)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 4(e) shall be made to the nearest one-hundredth (1/100) of a share.

                   (iii) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Paragraph 4(e), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                   (iv) In the event that at any time, as a result of an adjustment made pursuant this Paragraph 4(e), the holder of shares of Series F Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series F Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Paragraph 4.

                   (v) In addition to the adjustments provided for in this Paragraph 4(e), the Corporation may modify the Conversion Rate in a manner which will increase the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock if the Corporation believes that such adjustment is necessary or desirable in order to avoid adverse Federal income tax consequences to the holders of the Common Stock.

              (f) Whenever the Conversion Rate shall be adjusted as required by the provisions of Paragraph 4(e) of this Certificate of Designation, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of shares of Series F Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series F Preferred Stock at such holders' addresses set forth in the Corporation's books and records.

              (g) In case:

                   (i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings or cash supplies); or

                   (ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or

                   (iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series F Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

              (h) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation, or in case of any consolidation or merger of the Corporation into another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of Series F Preferred Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Corporation as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of the Series F Preferred Stock shall have the right thereafter by converting the Series F Preferred Stock, to receive the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of the Series F Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Certificate of Designation. The foregoing provisions of this Paragraph 4(h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

              (i) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series F Preferred Stock. If, upon conversion of any shares of Series F Preferred Stock as an entirety, the holder would, except for the provisions of this Paragraph 4(i), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the fair market value per share of the Corporation's Common Stock on the last business day prior to the date of conversion. The fair market value per shall mean the closing price (or average of the closing high bid and low asked prices if there is no sale on such date) on the Nasdaq Stock Market or the New York or American Stock Exchange, if the Common Stock is admitted to trading or listed on the such market or stock exchange, or if not so listed or admitted to trading, the average of the reported highest bid and lowest asked prices as reported by Nasdaq or the National Quotation Bureau, Inc. or similar reporting service selected by the Board of Directors, or if no such prices are available, the current market value shall be determined in good faith by the Board of Directors.

              (j) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock then issuable upon the conversion of all shares of Series F Preferred Stock then outstanding.

              (k) The Common Stock issuable upon conversion of the Series F Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

         5. No Right of Redemption. The Corporation shall have no right to redeem any shares of Series F Preferred Stock.

         6.   Liquidation Rights.

              (a) (i) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share equal to one dollar ($1.00) per share plus a sum equal to all unpaid dividends theretofore declared before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series F Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series F Preferred Stock as to such payment or distribution.

                   (ii) After payment of the preference set forth in Paragraph 6(a)(i) of this Certification of Designation and the payment of the liquidation preference due to the holders of any class or series of capital stock of the Corporation which is senior to the Series F Preferred Stock in the event of liquidation, dissolution or winding up, the holders of the Series F Preferred Stock and the Common Stock shall participate in such distributions as if they were a single class of stock, with each share of Series F Preferred Stock being entitled to a distribution to which he or she would have been entitled if the Series F Preferred Stock had been converted immediately prior to the distribution, regardless of whether the Series F Preferred Stock may be converted pursuant to Paragraph 4 of this Certificate of Designation.

                   (iii) In the event that, at the time of such liquidation, dissolution or winding up, there are outstanding other series of Preferred Stock or other classes of capital stock the holders of which participate with the holders of the Common Stock in such event, the holders of the Series F Preferred Stock shall participate with the holders of such other class or series of capital stock and the holders of the Common Stock; however, the terms of participation between the holders of the Series F Preferred Stock and the Common Stock shall be as set forth in Paragraphs 6(a)(i) and (ii) of this Certification of Designation.

              (b) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 6. The merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 6; provided, however, that the merger or consolidation of the Corporation into another corporation shall be deemed to be a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this Paragraph 6, unless either (i) the holders of all shares of Series F Preferred Stock outstanding upon the effectiveness of such merger or consolidation shall have the right, upon such effectiveness, to receive for each share of Series F Preferred Stock held by them upon such effectiveness, one share of preferred stock of the resulting or surviving corporation, which share shall have, to the extent practicable, dividend and voting rights and rights upon dissolution, liquidation or winding up reasonably equivalent to those of such share of Series F Preferred Stock, and shall have the right to convert such share of preferred stock into the number of shares of stock or other securities or property receivable upon such merger or consolidation, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series F Preferred Stock was convertible immediately prior to such merger or consolidation, subject to adjustment as provided in Paragraph 4 of this Certification of Designation, or (ii) the merger or consolidation was approved by the holders of a majority of the shares of Series F Preferred Stock then outstanding either at a meeting of such stockholders or by a written consent in lieu of a meeting. The provisions of this Paragraph 6(b) shall not be construed to limit the obligations of the Corporation pursuant to Paragraph 4(h) of this Certification of Designation.

              (c) In the event the assets of the Corporation available for distribution to the holders of shares of Series F Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Certification of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series F Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series F Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

              (d) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Certification of Designation before any payment shall be made to the holders of any class of capital stock of the Corporation ranking junior upon liquidation to Series F Preferred Stock.

         7. Rank of Series. For purposes of this Certification of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

              (a) prior to the shares of Series F Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series F Preferred Stock;

              (b) on a parity with shares of Series F Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series F Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series F Preferred Stock;

              (c) junior to shares of Series F Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series F

Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         8. No Preemptive Rights. No holder of the Series F Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

         9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series F Preferred Stock and for the payment of dividends to the holders of the Series F Preferred Stock.

Exhibit 3.3
                          CERTIFICATE OF DESIGNATION OF

                           TRANS GLOBAL SERVICES, INC.

                 Series G Convertible Redeemable Preferred Stock

         Pursuant to Section 151(g) of the Delaware General Corporation Law, Trans Global Services, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

         1. The following resolution was duly adopted by the Board of Directors of the Corporation on October 9, 1997.

                  RESOLVED, that pursuant to Article 4 of the Certificate of Incorporation of this Corporation, there be created a series of the Preferred Stock, par value $.01 per share ("Preferred Stock"), of this Corporation consisting of one million five hundred sixty two thousand five hundred (1,562,500) shares, to be designated as the Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock"), and that the holders of such shares shall have the rights, preferences and privileges set forth in Exhibit A to this Resolution; and it was further

                  RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of designation setting forth the rights, preferences and privileges of the holders of the Series G Preferred Stock.

         2. Set forth as Exhibit A to this Certificate of Amendment to the Certificate of Designation is a true and correct copy of the rights, preferences and privileges of the holders of the Series G Preferred Stock.

         3. All shares of this Corporation's Series A Convertible Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D 6.25% Redeemable Cumulative Preferred Stock, Series E Convertible Participating Preferred Stock and Series F $6 Convertible Preferred Stock having been either converted into shares of this Corporation's Common Stock or acquired by the Corporation and canceled, such series of Preferred Stock have been canceled and the shares formerly designated for such series of Preferred Stock have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors.

         IN WITNESS WHEREOF, Trans Global Services, Inc. has caused this certificate to be signed by the chairman of the board and attested by its
secretary this      th day of               , 1997.


ATTEST:
                                   By:________________________________________
                                      Lewis S. Schiller, Chairman of the Board

__________________________
Grazyna B. Wnuk, Secretary

                                                                      Exhibit A

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series G $6 Convertible Preferred Stock are as follows:

         1. Designation and Number of Shares. The designation of this series of ten thousand (10,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is "Series G $6 Convertible Preferred Stock," which is hereinafter referred to as the "Series G Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series G Preferred Stock or in the event of the conversion of shares of Series G Preferred Stock into this Corporation's common stock, par value $.01 per share ("Common Stock"), pursuant to Paragraph 4 of this Certification of Designation, or in the event that the Corporation shall redeem, acquire and cancel any shares of Series G Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series G Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series G Preferred Stock then issued or reserved for issuance. The number of shares by which the Series G Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Series G Preferred Stock shall be on a parity with the Corporation's Series F $6 Convertible Preferred Stock, as to dividends and upon voluntary or involuntary dissolution, liquidation or winding up.

         2. Dividend Rights.

                  (a) (i) The holders of the Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of this Corporation legally available therefor, cash dividends at an annual rate of twelve cents ($.12) per share, subject to the provisions of Paragraphs 2(c) and (e) of this Certification of Designation. Dividends shall be payable in semi-annual installments. Such installments shall be paid on the dividend payment dates, as hereinafter defined. Dividend payment dates shall be August 1 and February 1 of each year, with the first dividend payment date being August 1, 1997. Dividends shall be payable on the dividend payment dates to holders of Series G Preferred Stock of record on the 15th day of the preceding July and January, respectively. Each semi-annual period ending on the day before a dividend payment date is referred to as a "dividend period." Dividends payable on the first dividend payment date shall accrue from the date of issuance of the first shares of Series G Preferred Stock pursuant to a public offering of the Corporation's securities which include the Series G Preferred Stock.

                      (ii) Dividends payable with respect to the Series G Preferred Stock may be paid in either cash or in shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), as the Corporation's Board of Directors shall determine. If the Board of Directors determines to make payment in shares of Common Stock, the number of shares shall be determined by dividing the dividends payable per shares of common Stock by the value of one share of Common Stock. No fractional shares shall be issued, the Corporation shall pay cash equal to the value of any fractional shares which would be payable. The value per share of Common Stock, for purposes of determining the number of shares of Common Stock to be issued in payment of the dividend and the amount payable with respect to any fractional shares shall be determined as follows. If the Common Stock is listed on the New York or American Stock Exchange or admitted to unlisted trading privileges on either of such exchanges or is traded on The Nasdaq Stock

Market or other automated quotation system which provides information as to the last sale price, the value shall be the average of the reported last sale price of one share of Common Stock on such exchange or market for the five trading days preceding the record date for determining holders of Series G Preferred Stock entitled to dividends, or if no such sale is made on any of such days, the average of the closing bid and asked prices for such day on such exchange or market shall be used. If the Common Stock is not so listed or admitted to unlisted trading privileges, the value shall be the average of the mean of the reported last bid and asked prices of one share of Common Stock as reported by Nasdaq or the National Quotation Bureau, Inc. or other similar reporting service selected by the Company's board of directors, for such five trading day period. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the value of one share of Common Stock shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors.

                  (b) The amount of any dividends "accrued" on any share of Series G Preferred Stock at any dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend payment date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Series G Preferred Stock at any date other than a dividend payment date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of twelve cents ($.12) per share for the period after such last preceding dividend payment date to and including the date as of which the calculation is made.

                  (c) In addition to the dividend payable with respect to the Series G Preferred Stock pursuant to Paragraph 2(a) of this Certificate of Designation (the "Preferred Dividend"), in any dividend period, after payment of or provision for the Preferred Dividend due with respect to such dividend period, the Corporation shall pay with respect to each share of Series G Preferred Stock the same per share dividend as is payable with respect to one share of Common Stock if, and to the extent that, such dividend with respect to the Common Stock is payable during such dividend period. A dividend with respect to the Common Stock shall be deemed to be payable during a dividend period if the record date for determining holders of Common Stock entitled to receive the dividend is during such dividend period.

                  (d) Except as provided in this Certification of Designation, no dividends shall be declared or paid or set aside for payment on any class or series of capital stock ranking on a parity with or junior to the Series G Preferred Stock as to dividends for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set aside for such payment on the Series G Preferred Stock for all dividend periods terminating on or prior to the dividend payment date of such dividends on any such series or class. When dividends are not paid in full upon the shares of Series G Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series G Preferred Stock, all dividends declared upon shares of Series G Preferred Stock and such other series of Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series G Preferred Stock shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of Series G Preferred Stock and such other series of Preferred Stock bear to each other. Holders of shares of Series G Preferred Stock shall not be entitled to dividends thereon, whether payable in cash, property or stock, in excess of the full cumulative dividends thereon, as provided in this Certification of Designation. No dividend on Series G Preferred Stock shall be declared or paid or set apart for payment with respect to any dividend payment date unless full dividends, including accumulated dividends, if any, on any series or class of capital stock ranking, as to dividends, prior to Series

G Preferred Stock which are to have been paid on or prior to such dividend payment date have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof has been set aside for all dividend periods for such series or class terminating on or prior to such dividend payment date.

                  (e) As long as any shares of Series G Preferred Stock are outstanding, no dividends (other than a dividend in any series or class of capital stock ranking junior to Series G Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up), shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon any such junior series or class of capital stock, and no such junior series or class of capital stock or any series of Preferred Stock on a parity with Series G Preferred Stock as to both dividends and payments in the event of voluntary and involuntary dissolution, liquidation or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation or by any subsidiary (which shall mean any corporation or entity, the majority of voting power to elect directors of which is held directly or indirectly by the Corporation), except by conversion into or exchange for any such junior series or class of capital stock; unless, in each case, the full cumulative dividends on all outstanding shares of Series G Preferred Stock shall have been paid in full for all past dividend periods or unless the holders of a majority of the Series G Preferred Stock then outstanding shall consent thereto.

                  (f) In the event that any holder of Series G Preferred Stock shall surrender his shares for conversion pursuant to the provisions of Paragraph 4 of this Certification of Designation, the holder shall be entitled to dividends to the extent provided for in Paragraph 4(d) of this Certification of Designation.

         3. Voting Rights.

                  (a) Except as otherwise required by law, the holders of the Series G Preferred Stock shall have no voting rights.

                  (b) The Corporation is not restricted from creating other series of Preferred Stock which may be senior or junior to or on a parity with the Series G Preferred Stock as to dividends and/or on voluntary or involuntary dissolution, liquidation or winding up without the consent of the holders of the Series G Preferred Stock.

         4. Conversation into Common Stock.

                  (a) Each holder of the Series G Preferred Stock will have the right, at any time commencing one year from the date (the "Public Offering Date") on which the first registration statement under the Securities Act of 1933, as amended, relating to an offering by the Corporation of securities which include the Series G Preferred Stock is declared effective by the Securities and Exchange Commission, or earlier with the consent of the Corporation, which consent shall be evidenced by a resolution of the Board of Directors and shall relate to all of the then outstanding shares of Series G Preferred Stock, to convert any shares of Series G Preferred Stock into shares of Common Stock at the conversion rate hereinafter defined (the "Conversion Rate").

                  (b) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series G Preferred Stock. The Conversion Rate shall be four (4) shares of Common Stock, subject to adjustment as provided in Paragraph 4(e) of this Certificate of Designation.

                   (c) Conversion of the Series G Preferred Stock shall be effected by surrender of the certificate representing the shares of Series G Preferred Stock being converted to the transfer agent for the Series G Preferred Stock, or, if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation.

                  (d) No payment or adjustment shall be made upon any conversion or on account of any accrued dividends on the Series G Preferred Stock or the Common Stock issued upon such conversion. Shares of Series G Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender for conversion of the certificate therefor, together with the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such time. As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of any share, as hereinafter provided, to the person or persons entitled to receive the same. Notwithstanding the foregoing provisions of this Paragraph 4(d) if, at the time of conversion, there shall be accumulated but unpaid dividends, other than any dividend payable with respect to a record date subsequent to the date of such conversion, the Corporation shall, at the time of such conversion, pay to the converting holder of Series G Preferred Stock the amount of such unpaid dividends.

                  (e) The Conversion Rate shall be subject to adjustment as follows:

                      (i) In case the Corporation shall after the date this Certificate of Designation is filed (the "Filing Date"), (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the shares of Series G Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares which, if such shares had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 4(e)(i) shall occur.

                      (ii) No increase or decrease in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%); provided, however, that any adjustments which by reason of this Paragraph 4(e)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 4(e) shall be made to the nearest one-hundredth (1/100) of a share.

                      (iii) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Paragraph 4(e), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                      (iv) In the event that at any time, as a result of an adjustment made pursuant this Paragraph 4(e), the holder of shares of Series G Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series G Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Paragraph 4.

                      (v) In addition to the adjustments provided for in this Paragraph 4(e), the Corporation may modify the Conversion Rate in a manner which will increase the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock if the Corporation believes that such adjustment is necessary or desirable in order to avoid adverse Federal income tax consequences to the holders of the Common Stock.

                  (f) Whenever the Conversion Rate shall be adjusted as required by the provisions of Paragraph 4(e) of this Certificate of Designation, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of shares of Series G Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series G Preferred Stock at such holders' addresses set forth in the Corporation's books and records.

                  (g) In case:

                      (i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings or cash supplies); or

                      (ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or

                      (iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series G Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

                  (h) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation, or in case of any consolidation or merger of the Corporation into another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of Series G Preferred Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Corporation as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of the Series G Preferred Stock shall have the right thereafter by converting the Series G Preferred Stock, to receive the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of the Series G Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Certificate of Designation. The foregoing provisions of this Paragraph 4(h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                  (i) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series G Preferred Stock. If, upon conversion of any shares of Series G Preferred Stock as an entirety, the holder would, except for the provisions of this Paragraph 4(i), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the fair market value per share of the Corporation's Common Stock on the last business day prior to the date of conversion. The fair market value per shall mean the closing price (or average of the closing high bid and low asked prices if there is no sale on such date) on the Nasdaq Stock Market or the New York or American Stock Exchange, if the Common Stock is admitted to trading or listed on the such market or stock exchange, or if not so listed or admitted to trading, the average of the reported highest bid and lowest asked prices as reported by Nasdaq or the National Quotation Bureau, Inc. or similar reporting service selected by the Board of Directors, or if no such prices are available, the current market value shall be determined in good faith by the Board of Directors.

                  (j) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock then issuable upon the conversion of all shares of Series G Preferred Stock then outstanding.

                  (k) The Common Stock issuable upon conversion of the Series G Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

         5. Redemption.

                  (a) The Corporation may, at any time commencing one (1) year after the Public Offering Date, redeem the Series G Preferred Stock in whole at any time or in part from time to time upon not less than thirty (30) nor more than sixty (60) days' prior written notice at the redemption price per share of eight and no/100 dollars ($8.00) dollars. The Corporation is not required to provide for the redemption of any shares of Series G Preferred Stock through the operation of a sinking fund. Any determination by the Corporation to redeem any or all of the Series G Preferred Stock shall by made by the Corporation's Board of Directors.

                  (b) The date on which the Corporation is to redeem any Series G Preferred Stock pursuant to Paragraph 5(a) of this Certificate of Designation is referred to as the "Redemption Date" with respect to the shares of Series G Preferred Stock being redeemed. From and after the close of business on the business day immediately preceding the Redemption Date, any shares of Series G Preferred Stock as to which the Corporation shall have exercised its right of redemption shall cease to have any voting, dividend or other rights, and the holder of such shares shall only have the right to receive payment of the redemption price; provided, however, that this Paragraph 5(b) shall not apply if the Corporation shall default in the payment of the redemption price.

                  (c) In the event that the Corporation redeems only a portion of the Series G Preferred Stock, the Corporation shall redeem such shares in a manner which approximates a prorata redemption of the holders of the Series G Preferred Stock, and in making such redemption, the Corporation may fully redeem holders of Series G Preferred Stock whose holdings are insubstantial relative to the number of Series G Preferred Stock being redeemed.

                  (d) If any dividends on Series G Preferred Stock are in arrears, no purchase or redemption shall be made of any stock ranking junior to or on a parity with Series G Preferred Stock as to dividends or upon liquidation (other than a purchase or redemption made by issuance for delivery of such junior stock); provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund thereafter may be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of Series G Preferred Stock outstanding to the end of the last completed dividend period shall have been paid or declared and set aside for payment; and provided, further, however, that the foregoing shall not prevent the purchase of shares of Preferred Stock ranking on a parity with Series G Preferred Stock as to dividends and upon liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to the holders of all the outstanding Preferred Stock so ranking on a parity with Series G Preferred Stock as to dividends and upon liquidation, dissolution of winding up.

                  (e) Any shares of Series G Preferred Stock which shall at any time have been redeemed, shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors.

          6. Liquidation Rights.

                  (a) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series G Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share equal to eight and no/100 dollars ($8.00) per share, plus a sum equal to all unpaid dividends theretofore declared before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series G Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series G Preferred Stock as to such payment or distribution.

                  (b) After payment of the preference set forth in Paragraph 6(a)(i) of this Certification of Designation, the holders of the Series G Preferred Stock shall have no right to any further payment with respect to their shares of Series G Preferred Stock.

                  (c) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 6. The merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 6; provided, however, that the merger or consolidation of the Corporation into another corporation shall be deemed to be a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this Paragraph 6, unless either (i) the holders of all shares of Series G Preferred Stock outstanding upon the effectiveness of such merger or consolidation shall have the right, upon such effectiveness, to receive for each share of Series G Preferred Stock held by them upon such effectiveness, one share of preferred stock of the resulting or surviving corporation, which share shall have, to the extent practicable, dividend and voting rights and rights upon dissolution, liquidation or winding up reasonably equivalent to those of such share of Series G Preferred Stock, and shall have the right to convert such share of preferred stock into the number of shares of stock or other securities or property receivable upon such merger or consolidation, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series G Preferred Stock was convertible immediately prior to such merger or consolidation, subject to adjustment as provided in Paragraph 4 of this Certification of Designation, or
(ii) the merger or consolidation was approved by the holders of a majority of the shares of Series G Preferred Stock then outstanding either at a meeting of such stockholders or by a written consent in lieu of a meeting. The provisions of this Paragraph 6(c) shall not be construed to limit the obligations of the Corporation pursuant to Paragraph 4(h) of this Certification of Designation.

                  (d) In the event the assets of the Corporation available for distribution to the holders of shares of Series G Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph 6(a) of this Certification of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series G Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series G Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

                  (e) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series G Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Certification of Designation before any payment shall be made to the holders of any class of capital stock of the Corporation ranking junior upon liquidation to Series G Preferred Stock.

         7. Rank of Series. For purposes of this Certification of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

                  (a) prior to the shares of Series G Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the

Corporation, as the case may be, in preference or priority to the holders of shares of Series G Preferred Stock;

                  (b) on a parity with shares of Series G Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series G Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series G Preferred Stock;

                  (c) junior to shares of Series G Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series G Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         8. No Preemptive Rights. No holder of the Series G Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

         9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series G Preferred Stock and for the payment of dividends to the holders of the Series G Preferred Stock.

Exhibit 4.1
                                                        Warrant to Purchase
WB-                                                         **       **
                                                       Shares of Common Stock

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND NEITHER THIS WARRANT NOR SUCH SHARES MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                   Void after 5:00 P.M. New York City time, on
             March 31, 2001 (Subject to earlier termination pursuant
                       to Paragraph (j)(4) of this Warrant

                     SERIES D COMMON STOCK PURCHASE WARRANT
                                       OF
                           TRANS GLOBAL SERVICES, INC.

         This is to certify that, FOR VALUE RECEIVED,

or assigns ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Trans Global Services, Inc., a Delaware corporation (the "Company"), at an exercise price per share of one and 25/100 ($1.25), subject to adjustment as provided in this Warrant,

                                       (  ,  ) shares of common stock, par value
$.01 per share ("Common Stock"), of the Company at any time during the period (the "Exercise Period") commencing on the date of issuance of this Warrant and ending at 5:00 P.M. New York City time, on March 31, 2001; provided, however, that if such date is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day, subject to earlier termination as provided in Paragraph
(j)(4) of this Warrant. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may also be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares," and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." Reference in the Warrant to the "Series D Warrants" shall mean any or all of the Series D Common Stock Purchase Warrants issued by the Company, regardless of whether the Exercise Price of such Series D Warrants is the same as the Exercise Price of this Warrant.

         (a) EXERCISE OF WARRANT. This Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such form. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares of Common Stock purchasable hereunder. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

         (b) RESERVATION OF SHARES. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise of this Warrant and that it shall not, without the prior approval of the holders of a majority of the Warrants then outstanding, increase the par value of the Common Stock.

         (c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise of this Warrant, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

              (1) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market or other automated quotation system which provides information as to the last sale price, the current value shall be the reported last sale price of one share of Common Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant, or if no such sale is made on such day, the current value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

              (2) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current value shall be the mean of the reported last bid and asked prices of one share of Common Stock as reported by Nasdaq, the National Quotation Bureau, Inc. or other similar reporting service, on the last business day prior to the date of the exercise of this Warrant; or

              (3) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current value of one share of Common Stock shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

         (d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Subject to the provisions of Paragraph (k) of this Warrant, upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

         (e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

         (f) ANTI-DILUTION PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

              (1) In case the Company shall, subsequent to April 2, 1996, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph (f)(1) shall occur.

              (2) In case the Company shall, subsequent to April 2, 1996, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the current market price of the Common Stock (as defined in Paragraph (f)(5) of this Warrant) on the record date mentioned below, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock or securities convertible into Common Stock are not delivered after the expiration of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

              (3) In case the Company shall, subsequent to April 2, 1996, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Paragraph (f)(1) of this Warrant or subscription rights or warrants (excluding those referred to in Paragraph
(f)(2) of this Warrant), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Paragraph (f)(5) of this Warrant), less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

              (4) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Paragraphs (f)(1), (2) or (3) of this Warrant, the number of shares of Common Stock purchasable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Warrant in effect on the date thereof by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted. In no event shall the Exercise Price per share be less than the par value per share, and, if any adjustment made pursuant to Paragraph (f)(1), (2) or (3) would result in an exercise price of less than the par value per share, then, in such event, the Exercise Price per share shall be the par value per share.

              (5) For the purpose of any computation under Paragraphs (f)(2) and (3) of this Warrant, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed or on the Nasdaq Stock Market, or if not listed or admitted to trading on such exchange or such System, the average of the reported highest bid and reported lowest asked prices as reported by Nasdaq, the National Quotation Bureau, Inc. or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

              (6) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least ten cents ($0.10) in such price; provided, however, that any adjustments which by reason of this Paragraph (f)(6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph (f) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Paragraph (f) to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Paragraph (f), as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of Common Stock, issuance of warrants to purchase Common Stock or distribution of evidences of indebtedness or other assets (excluding cash dividends) referred to hereinabove in this Paragraph (f) hereafter made by the Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

              (7) The Company may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Paragraph (f), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

              (8) In the event that at any time, as a result of an adjustment made pursuant to Paragraph (f)(1) of this Warrant, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs (f)(1) to (6), inclusive, of this Warrant.

              (9) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this and similar Warrants initially issued by the Company.

              (10) In the event that at any time, as a result of an adjustment made pursuant to Paragraph (f)(1) of this Warrant, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs (f)(1) to (8), inclusive, of this Warrant.

         (g) OFFICER'S CERTIFICATE. Whenever the Exercise Price shall be adjusted as required by the provisions of Paragraph (f) of this Warrant, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of each Warrant, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Paragraph (a) and the Company shall, forthwith after each such adjustment, mail, by certified mail, a copy of such certificate to the Holder or any such holder at such holder's address set forth in the Company's Warrant Register.

         (h) NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (1) if the Company shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings) or (2) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or
(3) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen days prior to the date specified in clauses (i) and (ii), as the case may be, of this Paragraph (h) a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

         (i) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Paragraph (i) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Paragraph (f) of this Warrant.

         (j)  REGISTRATION UNDER THE SECURITIES ACT OF l933.

              (1) (A) At any time during the period commencing April 1, 1997, (or earlier with the consent of the managing underwriter with respect to any public offering of the Company's securities prior to such date) and ending on March 31, 2002, the Company shall advise the Holder of Warrants or the Warrant Shares or any then holder of the Warrants or Warrant Shares (each such person being referred to herein as a "holder") by written notice at least one (1) week prior to the filing of any registration statement under the Act covering securities of the Company and will upon the request of any such holder include in any such registration statement such information as may be required to permit a public offering of the Warrant Shares; provided, however, that the Company shall not be required to include such Warrant Shares in a registration statement relating solely to an offering by the Company of securities for its own account if the managing underwriter shall have advised the Company that the inclusion of such Warrant Shares will have a material adverse effect upon the ability of the Company to sell securities for its own account unless the holder agrees to a holdoff as hereinafter provided, and provided further that the holders are not treated less favorably than others having piggyback registration rights. The Company shall keep such registration statement current for a period of nine (9) months from the effective date of such registration statement or until such earlier date as all of the registered Warrant Shares shall have been sold. In connection with such registration, although the Company cannot require the managing underwriter to include Warrant Shares in a registered offering, if requested by the managing underwriter as a condition to the inclusion of the Warrant Shares in the registration statement, the holders shall agree to holdoff from selling the shares for such period, not to exceed nine (9) months, as the managing underwriter shall request, in which event the Company will keep the registration statement effective for six (6) months after such nine (9) month holdoff period.

                   (B) If the majority holder, as hereinafter defined, shall give notice to the Company at any time during the period commencing April 1, 1997 (or earlier with the consent of the managing underwriter with respect to any public offering of the Company's securities prior to such date) and ending on March 31, 2002, to the effect that such holder contemplates the sale of the Warrant Shares under such circumstances that a public offering distribution (within the meaning of the Act) of the Warrant Shares will be involved, then the Company shall, within forty-five (45) days after receipt of such notice, file a registration statement pursuant to the Act, to the end that the Warrant Shares may be sold under said Act as promptly as practicable thereafter, and the Company will use its best efforts to cause such registration to become effective; provided that such holder shall furnish the Company with appropriate information (relating to the intentions of such holder) in connection therewith as the Company shall reasonably request in writing. The Company shall keep such registration statement current for such time, not to exceed the greater of nine
(9) months or such longer period as the registration statement may be used without requiring audited financial statements covering a period subsequent to that for which audited financial statements are otherwise required, as the majority holder may request. Upon receipt of notice the Company shall promptly give notice to the holder holders of Series B Warrants and shall, at the request of such holders, including their Warrant Shares in the same manner as if they had given the notice pursuant to this Paragraph (j)(1)(B). The holders of the Series B Warrants shall be entitled to only one (1) demand registration right pursuant to this Paragraph (j)(1)(B).

              (2) The following provision of this Paragraph (j) shall also be applicable:

                   (A) The Company shall bear the entire cost and expense of any registration of securities initiated by it under Paragraph (j)(1)(A) of this Warrant or filed pursuant to Paragraph (j)(1)(B) of this Warrant. Any holder whose Warrant Shares are included in any such registration statement pursuant to this Paragraph (j) shall, however, bear the fees of his own counsel and accountants and any transfer taxes or underwriting discounts or commissions applicable to the Warrant Shares sold by him pursuant thereto.

                   (B) The Company shall indemnify and hold harmless each such holder and each underwriter, within the meaning of the Act, who may purchase from or sell for any such holder any Warrant Shares from and against any and all losses, claims, damages and liabilities (including fees and expenses of counsel, which counsel may, if the holders request, be separate from counsel for the Company) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or any registration statement under the Act or any prospectus included therein required to be filed or furnished by reason of this Paragraph
(j) or any application or other filing under any state securities law caused by any omission or alleged omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to which such holder or any such underwriter or any of them may become subject under the

Act, the Securities Exchange Act of 1934, as amended, or other Federal or state statutory law or regulation, at common law or otherwise, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company by any such holder or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of such Act; provided, however, that any such holder or underwriter shall at the same time indemnify the Company, its directors, each officer signing the related registration statement, each person, if any, who controls the Company within the meaning of such Act and each other holder, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Paragraph (j) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished to the Company by any such holder or underwriter expressly for use therein.

                   (C) Neither the giving of any notice by any holder nor the making of any request for prospectuses shall impose any upon any holder making such request any obligation to sell any Warrant Shares or exercise any Warrants.

                   (D) In connection with any registration statement filed pursuant to this Paragraph (j), the Company shall supply prospectuses and qualify the Warrant Shares for sale in such states as the Warrant holders may reasonably designates, provided, that the Company shall not be required to qualify or register the Warrant Shares in any jurisdiction where such qualification or registration would require the Company to submit generally to the jurisdiction of such state.

                   (E) As a condition to the inclusion of the Warrant Shares of the holder of this Warrant, such holder shall furnish the information and indemnification as set forth in Paragraph (j)(2)(B) of this Warrant.

              (3) The term "majority holder" shall mean the holders of at least a majority of the shares of Common Stock for which the Series B Warrants (considered in the aggregate) are exercisable and shall include any owner or combination of owners of such securities, which ownership shall be calculated by determining the number of shares of Common Stock held by such owner or owners resulting from the exercise of any Series B Warrant after giving effect to any stock dividend, split, reverse split or other recapitalization and the number of shares of Common Stock issuable upon exercise of any unexercised Series B Warrants.

              (4) The Company's agreements with respect to Warrants or Warrant Shares in this Paragraph (j) shall continue in effect regardless of the exercise and surrender of this Warrant.

              (5) In connection with any registration described in this Paragraph (j), the holder may request inclusion of the Warrant in such registration statement; provided, however, that the Company shall not be required to maintain any public market in the Warrants and, if both this Warrant is included in such registration statement and this Warrant is transferred at a time subsequent to the effective date of such registration statement when such registration statement is current, this Warrant shall expire and cease to be exercisable at 5:00 P.M. New York City time on the ninetieth (90th) day after transfer of the Warrant or, if such ninetieth (90th) day shall be a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day. In the event that any registration statement referred to in the preceding sentence shall cease to be current and effective at any time during the ninety (90) day period referred to in such sentence, then, notwithstanding the preceding sentence, the exercisability of this Warrant shall not be affected by the transfer of this Warrant.

         (k) TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933. This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of except as follows:

              (1) To a person who, in the opinion of counsel for the Company, is a person to whom this Warrant or Warrant Shares may legally be transferred without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Paragraph (k) with respect to any resale or other disposition of such securities which agreement shall be satisfactory in form and substance to the Company and its counsel; or

              (2) to any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition.

Dated as of April 2, 1996

                                                TRANS GLOBAL SERVICES, INC.
ATTEST:


                                                By:_____________________________
                                                   Joseph G. Sicinski, President
By:_____________________________
      Glen R. Charles, Treasurer

                                  PURCHASE FORM

                               Dated:                          , 19__

     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing shares of Common Stock and hereby makes payment of $ in payment of the actual exercise price thereof.



                     INSTRUCTIONS FOR REGISTRATION OF STOCK

Name____________________________________________________
            (Please typewrite or print in block letters)

Signature_______________________________________________

Social Security or Employer Identification No.__________________

                                 ASSIGNMENT FORM

     FOR VALUE RECEIVED,
hereby sells, assigns and transfer unto
Name____________________________________________________
            (Please typewrite or print in block letters)

Address_________________________________________________

Social Security or Employer Identification No.__________________

The right to purchase Common Stock represented by this Warrant to the extent of ______ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ________________________________ attorney to transfer the same on the books of the Company with full power of substitution.

Dated:_______________, 19__

Signature_____________________________

Signature Medallion Guaranteed:



__________________________

Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT


AGREEMENT made this 1st day of September 1996 by and among TRANS GLOBAL SERVICES, INC., (TGS) and its subsidiary companies, Avionics Research Corporation, Avionics Research Corporation of FL., and Resource Management International, Inc., collectively referred to as TGS (hereinafter referred to as TGS) and Joseph G. Sicinski (hereinafter referred to as the "Executive").

Whereas, TGS desires to retain the employ of the Executive as the President and Chief Operating Officer of TGS and Executive is willing to perform the service hereafter described upon the terms and conditions hereinafter set forth;

Now, therefore, it is mutually agreed as follows:

1.0 TERM:

The Company (TGS) hereby retains the employ of the Executive for a period of five (5) years commencing as of the date of this Agreement.

2.0 DUTIES:

2.1 The Executive shall have the title of President and Chief Operating Officer of TGS.

2.2 The Executive shall have and exercise such duties, responsibilities, privileges, powers, and authority as are established by statute, as are set forth in TGS by-laws and corporate minutes and as may be assigned to him by TGS's Board of Directors; provided that such duties are reasonably consistent with the Executive's education, experience and background.

2.3 The Executive agrees to devote substantially all of his business time, attention, skill and efforts to the business conducted by TGS. The Executive shall report to the Board of Directors of TGS.

2.4 As a condition of the employment of the Executive pursuant to this Agreement, TGS agrees that all decisions relating to distributions or dividends or other major expenditures must be approved by the Executive as well as by a majority of the Board of Directors of TGS.

AGREEMENT
Page 2

3.0 COMPENSATION:

In consideration for the Executive entering into and executing this Agreement and for providing services hereunder, the Executive shall be entitled to receive the following compensation plus such additional increases in salary, compensation or benefits as the Board of Directors may direct:

3.1a. A minimum base salary of $ 234,000 per year payable in equal weekly installments.

3.1b In addition to the base salary and annual "cost of living increases" set forth herein, the Executive shall be entitled to an annual bonus of not less than 5% of the net income before taxes of TGS, which amount shall be determined annually by the Board of Directors, providing that such annual bonus shall not exceed 200% of Executive's gross income. Net income before taxes is to be determined in accordance with standard accounting procedures as determined by TGS' independent public accountants.

The Contract will be adjusted for the cost of living increase or the average percentage raise to salaries given to other salaried employees, whichever is greater.

3.2 TERMINATION FOR DISABILITY.   In the event that:

     (1) Executive is discharged from employment for any reason except malfeasance or other willful misconduct, or

     (2) Executive is unable to work by reason of disability, if in excess of 180 consecutive days, TGS will continue his base salary for the term of this Agreement at the rate as provided above inclusive of all bonuses and incentives.

3.3 REIMBURSEMENT OF EXPENSES:

    The Executive is authorized to incur reasonable expenses for performing his duties pursuant to this Agreement and TGS shall reimburse him for all actual expenses, including entertainment, travel and other miscellaneous expenses reasonably incurred in promoting the business of TGS and in performing his duties as described herein.

AGREEMENT
Page 3

3.4 VACATION:

    The Executive shall be entitled to annual vacation time with full pay in accordance with the TGS's policies but not less than four (4) weeks per year, which shall be accrued if not utilized in full.

3.5 The Executive shall be provided with a company automobile. Said compensation shall be made by payment of monthly lease or car loan payment, insurance, gas, service and maintenance costs. At the end of the lease or loan period and at the discretion of TGS, the car will be transferred to the Executive at a fair and reasonable market value or lease buy back value or at the option of TGS will lease or finance another new car comparable to the initial car provided under this provision.

4.0 BENEFITS:

4.1 Nothing contained in this Agreement shall be construed to impair or limit the Executive's rights to participate in all employee benefit plans of TGS of every nature, and he shall , in fact, be entitled to participate in and be a member of all such benefits plans in proportion to his total compensation hereunder.

    "Benefit plans" shall include:

             Life Insurance
             Hospitalization
             Medical and Major Medical (family) Dental insurance (family) Stock option (s) Stock purchase or bonus plans
             Retirement programs

4.2 SPECIAL LIFE INSURANCE:

    TGS shall maintain at its expense a life insurance policy upon the life of the Executive in the face amount of $2,000,000; half of which is payable to TGS ($1,000,000) and the remaining ($1,000,000) payable to such beneficiary as the Executive shall designate from time to time, in writing, and in the absence of such designation to his estate. Such insurance may be part of such group insurance as TGS maintains for the benefit of salaried employees generally of the rank and status of the Executive.

AGREEMENT
Page 4

5.0 TERMINATION AND SEVERANCE:

5.1 Nothing herein is intended to prohibit TGS from terminating this Agreement for serious and willful misconduct on the part of the Executive, provided, that in the event that the Executive's employment is terminated for cause by TGS, nevertheless the Executive shall be entitled to receive such benefits under TGS's employee benefit plans, in which he is a participant, or as are provided by this Agreement.

5.2 If the employee shall become totally and permanently disabled (as said term is defined in the group long term disability insurance now or to be carried by TGS, TGS may not terminate this Agreement on account of such disability unless and until the waiting period (for payment of benefits) prescribed in such (or similar substituted) insurance then in force shall have expired during the continuance of such disability or for one hundred eighty (180) days, whichever period is longer.

5.3 If during the term of this Agreement, TGS's Board of Directors appoints a person other than the Executive to the position of President currently held by the Executive at TGS, or to a position with similar duties, powers and responsibilities, the Executive shall have the right to retire from full-service from TGS and to render only such part-time consulting and advisory services as TGS may reasonably request. Any such services and the conditions under which they shall be performed shall be fully in keeping with the position or positions the Executive held under this Agreement. The Executive shall continue to be entitled to receive the full compensation provided for in this Agreement including salary, bonuses and benefits for the full term of this Agreement.

5.4 Termination at will. The Board of Directors may not terminate the Executive's employment by TGS or diminish his duties, powers and responsibilities pursuant to this Agreement without cause as set forth herein.

5.5 Any dispute or difference of opinion between the Executive and TGS as to the latter's right to terminate this Agreement shall be submitted to and determined by arbitration in accordance with the provisions of Section 7.4 hereof set forth below. TGS shall notify the Executive of said actions in writing and provide at least 30 days to remedy such failures.

5.6 Non-Curable Termination For Cause: Executive's employment with TGS may be terminated "immediately" for cause if the Executive is determined to (1) repeatedly have acted dishonestly or engaged in deliberate misconduct; (2) repeatedly breached a fiduciary trust for the purpose of gaining personal profit; (3) repeatedly neglected to perform customary duties of his position after 30 days due written notice of said omission from the President or Board of Directors; or (4) have been convicted of the commission of a felony.

      In the event of termination, the President or Board of Directors is required to give 10 days notice in writing to the Executive, by certified or registered mail, mailed to the Executive's last known address and the same notice by ordinary mail or courier to the Executive's principal office at TGS.

AGREEMENT
Page 5

6.0 NOTICE OF CHANGE (S) AND/OR REVISIONS(S):

    Any notice, request or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed dully given when received by the party to whom it shall be given or three days after being mailed by certified, registered or express mail, postage prepaid, addressed as follows:

                If to the Company:
                TRANS GLOBAL SERVICES, INC.
                1770 Motor Parkway
                Hauppauge,  New York  11788

                If to the Executive:
                38 Woodhollow Rd.
                Great River, N.Y.  11739

    Any party may change the address to which communications are to be mailed given notice of such change on the manner provided above.

7.0 SPECIAL TERMS AND CONDITIONS:

7.1 The Board of Directors of TGS reserves the right to increase the compensations and benefits specified in this contract at any time hereafter and no such increase (s) or adjustments(s) shall operate as cancellation of this Agreement but merely as an amendment hereto.

7.2 REORGANIZATION:

    If the Company shall at any time be merged or consolidated substantially all assets of TGS are transferred to another corporation or entity, the provisions of this Agreement shall survive any such transaction and shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation.

7.3 Nothing herein contained shall in any manner modify, imperil or affect existing or future rights or interests of the Executive to receive any employee benefits to which he would otherwise be entitled or as a participant in the present or any future incentive, profit-sharing or bonus plan of TGS providing for his participation, or in any present or future stock option plan of TGS, to the extent such plans are applicable generally to salaried employees, it being understood and agreed that the rights and interests of the Executive to any employee benefits or as a participant or beneficiary in or under any or all said plans, respectively, shall not be adversely affected hereby.

AGREEMENT
Page 6

7.4 ARBITRATION:

    Any controversy or claim arising under this Agreement shall be settled by binding arbitration in accordance with Rules of the American Arbitration Association then in effect, and such arbitration shall be held either in Nassau or Suffolk County. This shall be the exclusive remedy for the violation of either party of the terms of this Agreement. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by TGS, one of whom shall be chosen by the Executive, and the third of whom shall be chosen by the two so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it. If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may appoint an arbitrator to fill the place so remaining vacant. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.0 MISCELLANEOUS:

8.1 This Agreement shall become effective as of the day and date first above written.

8.2 The heading or captions of sections or paragraphs are used for convenience of reference merely and shall be ignored in the interpretation hereof.

8.3 As used herein, terms such as "herein:, "hereof", "hereto" and similar language shall be interpreted to refer to this entire instrument as not merely the paragraph or sentence in which they appear, unless so limited by express language.

8.4 Neither this Agreement nor any of his rights hereunder may be assigned by the Executive without the written consent of TGS unless specifically identified in this Agreement.

8.5 In the event of a suit or claim against the Executive arising out of his corporate duties, TGS will provide and pay for legal counsel approved by the Executive, and hold the Executive harmless and indemnify the Executive for any and all costs, fees, suits, judgments and settlements arising therein.

AGREEMENT
Page 7

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and date first above written:

Trans Global Services, Inc.
Avionics Research Corporation
Avionics Research Corporation of Fl.
Resource Management  International, Inc.


by:
    ___________________________________________
     LEWIS S. SCHILLER, Chief Executive Officer

by:
    ________________________________
     Joseph G. Sicinski,   Executive


    ______________________________________              __________________
     WITNESS:                                            Date

Exhibit 10.18
                                WARRANT AGREEMENT

         AGREEMENT, dated as of this day of , 1997, by and between Trans Global Services, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H:
         WHEREAS, in connection with a public offering of one million two hundred fifty thousand (1,250,000) Units (the "Units"), each Unit consisting of one share of Series G Convertible Redeemable Preferred Stock, par value $.01 per share, and one Series E Redeemable Common Stock Purchase Warrant (the "Warrants") pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of [ ] 1997, between the Company and the several underwriters of which Patterson Travis, Inc. (the "Representative" or "Patterson Travis") is the representative (Patterson Travis and the several underwriters referred to collectively as the "Underwriters"), the Company may issue up to two million eight hundred seventy five thousand (1,427,500) Warrants; and
         WHEREAS, in connection with the issuance, pursuant to the Underwriting Agreement, to Patterson Travis or its designees of a unit purchase option (the "Unit Purchase Option"), the Company may issue up to one hundred twenty five thousand (125,000) Warrants; and
         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and redemption of the Warrants, as hereinafter defined, the issuance of certificates representing the Warrants, the exercise of the Warrants, and the rights of the holders thereof;
         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:
         1. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:
                  (a) "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date of this Agreement at 40 Wall Street, 46th floor, New York, New York 10005.

                  (b) "Effective Date" shall mean the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission").
                  (c) "Exercise Date" shall mean, as to any Warrant, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in cash, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the Purchase Price; provided, however, that, subject to Paragraph 4(a) of this Agreement, if payment shall be made by personal or corporate check, the exercise of the Warrant shall not be effective until the Warrant Agent shall be satisfied that the check shall have cleared; provided, further, that if such payment is made prior to the Warrant Expiration Date or the expiration of a period during which a reduced Purchase Price is in effect pursuant to Paragraph 9(f) of this Agreement and the check shall not have cleared until after the Warrant Expiration Date or such other date, then the Warrant shall be deemed to have been exercised immediately prior to 5:00 P.M. New York City time on the Warrant Expiration Date.
                  (d) "Purchase Price" shall mean the purchase price per share to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be three dollars ($3.00) per share with respect to the Warrants, subject to adjustment from time to time pursuant to the provisions of Paragraph 9 of this Agreement.
                  (e) "Redemption Price" shall mean the price at which the Company may, at its option, redeem the Warrants, in accordance with the terms of this Agreement, which price shall be five cents ($.05) per Warrant. The Redemption Price shall not be subject to adjustment pursuant to this Agreement.
                  (f) "Registration Statement" shall mean the Company's registration statement on Form S-1, File No. 333-14289, which was declared
effective by the Commission on [         ], 1997.
                  (g) "Registered Holder" shall mean, as to any Warrant and as of any particular date, the person in whose name the certificate representing the Warrant shall be registered on that date on the books maintained by the Warrant Agent pursuant to Paragraph 6 of this Agreement.
                  (h) "Transfer Agent" shall mean American Stock Transfer & Trust Company, as the Company's transfer agent, or its authorized successor, as such.
                  (i) "Warrant Certificate" shall mean the certificates (attached hereto as Exhibit A) representing the Warrants.
                  (j) "Warrant Expiration Date" shall mean 5:00 P.M. New York City time on the first to occur of (i) [ ], 1999, or (ii) the business day immediately preceding the Redemption Date, as defined in Paragraph 8(c) of this Agreement; provided, that if such date shall in the State of New York be a holiday or a day on which banks are authorized or required to close, the Warrant Expiration Date shall be the next day which is not such a date. Upon notice to all warrant holders the Company shall have the right to extend the Warrant Expiration Date.
                  (k) "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.
                  (l) "Warrants" shall mean the Warrants.
         2.       Warrants and Issuance of Warrants Certificates.
                  (a) Each Warrant initially shall entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one (1) share of Common Stock upon the exercise thereof, in accordance with the terms of this Agreement, subject to modification and adjustment as provided in Paragraph 9 of this Agreement.
                  (b) Upon execution of this Agreement, Warrant Certificates representing the number of Warrants initially issuable pursuant to the Underwriting Agreement shall be executed by the Company and delivered to the Warrant Agent. Upon written order of the Company signed by its President or Chairman or a Vice President and by its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer, the Warrant Certificates shall be countersigned, issued and delivered by the Warrant Agent.
                  (c) From time to time, up to the Warrant Expiration Date, the Transfer Agent shall countersign and deliver stock certificates in required whole number denominations representing the shares of Common Stock issuable upon the exercise of Warrants in accordance with this Agreement.
                  (d) From time to time, up to the Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder or otherwise issuable pursuant to the Underwriting Agreement, including those issuable in exchange for certain outstanding warrants, (ii) those issued on or after the date of this Agreement, upon the exercise of fewer than all Warrants represented by any Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Paragraph 6 of this Agreement; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Paragraph 7 of this Agreement; (v) those issued pursuant to the Underwriter's Option, and (vi) at the option of the Company, in such form as may be approved by the Board of Directors, to reflect any adjustment or change in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants made pursuant to Paragraph 9 of this Agreement. In addition, at the discretion of the Company, the Company may authorize the issuance of additional Warrants, which shall be subject to the provisions of this Agreement.

         3.       Form and Execution of Warrant Certificates.
                  (a) The Warrant Certificates for the Warrants shall be substantially in the form annexed as Exhibit A to this Agreement, (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage or to the requirements of Paragraph 2(b) of this Agreement. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, or exchange in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrant Certificates shall be numbered serially with the letter WA or other letters acceptable to the Company and the Warrant Agent.
                  (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any Vice President and by its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be an officer of the Company or to hold the particular office referenced in the Warrant Certificate before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may nevertheless be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed the Warrant Certificates had not ceased to be an officer of the Company or to hold such office. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided by Paragraph 4 of this Agreement.
         4.       Exercise.
                  (a) Each Warrant may be exercised by the Registered Holder thereof at any time during the two year period commencing one year from the Effective Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of those securities upon the exercise of the Warrant as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant and shall notify the Company in writing of the exercise of the Warrant. Promptly following, and in any event within five
(5) days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise, (plus a certificate for any remaining unexercised Warrants of the Registered Holder) unless prior to the date of issuance of such certificates the Company shall instruct the Warrant Agent to refrain from causing such issuance of certificates pending clearance of checks received in payment of the Purchase Price pursuant to such Warrants. Notwithstanding the foregoing, in the case of payment made in the form of a check drawn on an account of the Representative or such other investment banks and brokerage houses as the Company shall approve in writing to the Warrant Agent, by the Representative or such other investment bank or brokerage house, certificates shall immediately be issued without prior notice to the Company or any delay. Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant (the "Warrant Proceeds") to the Company or as the Company may direct in writing, subject to the provisions of Paragraphs 4(b) and 4(c) of this Agreement.
                  (b) If, at the Exercise Date in respect of the exercise of any Warrant after one year from the Effective Date, (i) the market price of the Company's Common Stock is greater than the Purchase Price then in effect, (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD"), (iii) the Warrant was not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise of the Warrant was not in violation of Rule 10b-6 (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, then the Warrant Agent, simultaneously with the distribution of the Warrant Proceeds to the Company shall, on behalf of the Company, pay from the Warrant Proceeds, a fee of five percent (5%) (the "Underwriter's Fee") of the Purchase Price to the Representative (a portion of which may be reallowed by the Representative to the dealer who solicited the exercise, which may also be the Representative). In the event the Underwriter's Fee is not paid within ten (10) days of the date on which the Company receives Warrant Proceeds, then the Underwriter's Fee shall begin accruing interest at an annual rate of prime plus four (4)%, payable by the Company to the Representative at the time the Company pays the Underwriter's Fee. Within five
(5) business days after exercise, the Warrant Agent shall send to the Representative a copy of the reverse side of each Warrant exercised. The Representative shall reimburse the Warrant Agent, upon request, for its reasonable expenses relating to compliance with this Paragraph 4(b). In addition, the Representative and the Company may, at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant Certificates returned to the Warrant Agent upon exercise of Warrants. The provisions of this Paragraph 4(b) may not be modified, amended or deleted without the prior written consent of the Representative.
                  (c) In order to enforce the provisions of Paragraph 4(b) of this Agreement, the Warrant Agent is hereby expressly authorized to withhold payment to the Company of the Warrant Proceeds unless and until the Company establishes an escrow account for the purpose of depositing the entire amount of Underwriter's Fee, which amount will be deducted from the net Warrant Proceeds to be paid to the Company. The funds placed in the escrow account may not be released to the Company without a written agreement from the Representative that the required Underwriter's Fee has been received by the Representative.
         5.       Reservation of Shares; Listing; Payment of Taxes.
                  (a) The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all Warrant Shares shall, at the time of delivery in accordance with this Agreement, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge), and that upon issuance such shares shall be listed on each national securities exchange or eligible for inclusion in each automated quotation system, if any, on which the other shares of outstanding Common Stock of the Company are then listed or eligible for inclusion.
                  (b) The Company covenants that if any securities to be reserved for the purpose of exercise of Warrants hereunder require registration with, or approval of, any governmental authority under any Federal securities law before such securities may be validly issued or delivered upon such exercise, then the Company will in good faith and as expeditiously as reasonably possible, endeavor to secure such registration or approval. The Company will use reasonable efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws. With respect to any such securities, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.
                  (c) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance, or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.
                  (d) The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock issuable upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Warrants.
         6.       Exchange and Registration of Transfer.
                  (a) Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions of this Agreement, the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.
                  (b) The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.
                  (c) With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.
                  (d) A reasonable service charge may be imposed by the Warrant Agent for any exchange or registration of transfer of Warrant Certificates. In addition, the Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchanges, registration or transfer of Warrant Certificates.
                  (e) All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation as Warrant Agent, or, with the prior written consent of the Representative, disposed of or destroyed, at the direction of the Company.
                  (f) Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary. The Warrants, which are being publicly being offered in Units with shares of Common Stock pursuant to the Underwriting Agreement, will be immediately detachable from the Common Stock and transferable separately therefrom.
                  (g) Notwithstanding any other provisions of this Agreement, the Unit Purchase Options may not be sold, transferred, assigned or hypothecated for a period of one year from the Effective Date except to the officers of the Underwriters or to selling group members or officers or partners or members thereof, all of whom shall be bound by such restrictions. Until the expiration of such one-year period, Warrant certificates and stock certificates shall be marked with a legend referring to such restriction.
         7. Loss or Mutilation. Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bona fide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

         8.       Redemption.
                  (a) Commencing one year from the Effective Date, or earlier with the consent of the Representative, the Company shall have the right, on not less than thirty (30) nor more than sixty (60) days notice given prior to the Redemption Date, as hereinafter defined, at any time to redeem the then outstanding Warrants at the Redemption Price of five cents ($.05) per Warrant, provided the Market Price of the Common Stock shall equal or exceed the "Target Price." The "Target Price" shall mean one hundred thirty three and one-third hundred percent (133-1/3%) of the Purchase Price. Market Price for the purpose of this Paragraph 8 shall mean, if the Common Stock is listed on the NASDAQ System or the New York or American Stock Exchange, the average last reported sales price (or, if no sale is reported on any such trading day, the closing bid price) on the principal market for the Common Stock or, if the Common Stock is not so listed or traded, the average of the last reported high bid and low asked prices of the Common Stock, during the twenty (20) days ending within fifteen
(15) days of the date the Warrants are called for redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, not later than five

(5) business days (or such longer period to which the Representative may consent) after the date the Warrants are called for redemption. All Warrants must be redeemed if any Warrants are redeemed.
                  (b) If the conditions set forth in Paragraph 8(a) of this Agreement are met, and the Company desires to exercise its right to redeem the Warrants, it shall request Patterson Travis or the Warrant Agent to mail the notice of redemption referred to in said Paragraph 8(a) to each of the Registered Holders of the Warrants to be redeemed, first class, postage prepaid, not earlier than the sixtieth (60th) day nor later than the thirtieth (30th) day before the date fixed for redemption, at their last addresses as shall appear on the records maintained pursuant to Paragraph 6(b) of this Agreement. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. The Warrant Agent agrees to mail such notice if requested by the Company or the Representative.
                  (c) The notice of redemption shall specify (i) the Redemption Price, (ii) the date fixed for redemption, (iii) the place where the Warrant Certificates shall be delivered and the Redemption Price shall be paid, and (iv) that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (A) to whom notice was not mailed or (B) whose notice was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Representative or the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
                  (d) Any right to exercise a Warrant, and any right of the holders of the Unit Purchase Option to receive Warrants upon exercise of the Unit Purchase Option, shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the Redemption Date. After such time, Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price without interest, subject to the provisions of applicable laws relating to the treatment of abandoned property. In the event that the Warrants or the Warrant Shares shall not be subject to a current and effective registration statement under the Securities Act of 1933, as amended, at any time subsequent to the date the Warrants are called for redemption, the notice of redemption shall not be effective and shall be deemed for all purposes not to have been given. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter calling the Warrants for redemption in the manner provided for, and subject to the provisions of, this Paragraph 8.

                  (e) From and after the Redemption Date with respect to the Warrants, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrant Certificates evidencing Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Holder a sum in cash equal to the Redemption Price of each such Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the Warrant Certificates, except the right to receive payment of the Redemption Price, shall cease.
                  (f) Notwithstanding any other provision of this Agreement, the Company shall not call the Warrants for redemption unless there is, at the time the Warrants are called for redemption, a current and effective registration statement or a post-effective amendment to the Registration Statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.
                  (g) In the event that the Unit Purchase Option is exercised at a time subsequent to the redemption of the Warrants but prior to the Warrant Expiration Date, as defined in Paragraph 1(i)(i) of this Agreement, then, notwithstanding any other provisions of this Agreement, the Warrants issued upon such exercise may be redeemed by the Company at any time after issuance.
         9. Adjustment of Exercise Price and Number of Securities Issuable upon Exercise of Warrants.
                  (a) In case the Company shall, at any time or from time to time after the date of this Agreement, pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, subdivide or reclassify its outstanding Common Stock into a greater number of shares, or combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Purchase Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 9(a) shall occur.
                  (b) In case the Company shall, at any time or from time to time after the date of this Agreement, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the current market price of the Common Stock (as defined in Paragraph 9(e) of this Agreement) on the record date mentioned below, the Purchase Price shall be adjusted so that the same shall equal the price determined by multiplying the Purchase Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Purchase Price shall be readjusted to the Purchase Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.
                  (c) In case the Company shall, at any time or from time to time after the date hereof, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Paragraph 9(a) of this Agreement) or subscription rights or warrants (excluding those referred to in Paragraph 9(b) of this Agreement), then in each such case the Purchase Price in effect thereafter shall be determined by multiplying the Purchase Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Paragraph 9(e) of this Agreement), less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares or Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.
                  (d) Whenever the Purchase Price payable upon exercise of each Warrant is adjusted pursuant to Paragraphs 9(a), (b) or (c) of this Agreement, the number of shares of Common Stock purchasable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of shares issuable upon exercise of each Warrant in effect on the date thereof by the Purchase Price in effect on the date thereof and dividing the product so obtained by the Purchase Price, as adjusted.

                  (e) For the purpose of any computation pursuant to Paragraphs 9(b) and (c) of this Agreement, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for thirty (30) consecutive business days commencing forty-five (45) business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported high bid and low asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, if the Common Stock is admitted to trading or listing on the New York or American Stock Exchange or on The Nasdaq Stock Market if included in such system or if not listed or admitted to trading on such exchange or system, the average of the highest bid and lowest asked prices as reported by Nasdaq, or the National Quotation Bureau, Inc. or another similar organization if Nasdaq is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors of the Company.
                  (f) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Paragraph 9(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 9 shall be made to the nearest cent or to the nearest one-tenth of a share, as the case may be. Anything in this Paragraph 9 to the contrary notwithstanding, the Company may, upon notice to the record holders of the Warrants, in its sole discretion, reduce the Purchase Price of the Warrants, and, if such reduction is not otherwise required by this Paragraph 9, such reduction (i) will not, unless the Board of Directors otherwise determines, result in any change in the number or class of shares of Common Stock issuable upon exercise of such Warrants, and (ii) may be of limited duration, in which event the reduction in Purchase Price shall not apply to any Warrants exercised after the expiration of the time during which the reduced Purchase Price is in effect.
                  (g) The Company may retain a firm of independent public accountants (who may be the regular accountants employed by the Company) of recognized standing selected by the Board of Directors of the Company to make any computation required by this Paragraph 9, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.
                  (h) In the event that at any time, as a result of an adjustment made pursuant to Paragraph 9(a) of this Agreement, the holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs 9(a) to (f), inclusive, of this Agreement.

                  (i) The Company may elect, upon any adjustment of the Purchase Price hereunder, to adjust the number of Warrants outstanding, in lieu of the adjustment in the number of shares of Common Stock purchasable upon the exercise of each Warrant as hereinabove provided, so that each Warrant outstanding after such adjustment shall represent the right to purchase one share of Common Stock. Each Warrant held of record and each Warrant issuable upon exercise of the Unit Purchase Option prior to such adjustment of the number of Warrants shall become that number of Warrants or an Unit Purchase Option to purchase that number of Warrants (calculated to the nearest tenth) determined by multiplying the number one by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment. Upon each adjustment of the number of Warrants pursuant to this Paragraph 9, the Company shall, as promptly as practicable, cause to be distributed to each Registered Holder of Warrant Certificates on the date of such adjustment Warrant Certificates evidencing, subject to Paragraph 10 of this Agreement, the number of additional Warrants to which such Holder shall be entitled as a result of such adjustment or, at the option of the Company, cause to be distributed to such Holder in substitution and replacement for the Warrant Certificates held by him prior to the date of adjustment (and upon surrender thereof, if required by the Company) new Warrant Certificates evidencing the number of Warrants to which such Holder shall be entitled after such adjustment. With respect to the Representative's Option, the Company shall give the registered holders of the Representative's Option notice as to the number of Warrants issuable in respect of such Representative's Option reflecting such adjustment. Any Warrants or notice to registered holders of Representative's Option may be mailed by the Warrant Agent or by first class mail, postage prepaid.
                  (j) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provisions shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 9. The Company shall not effect any such consolidation, merger or sale unless, prior to or simultaneously with the consummation thereof, the successor (if other than the Company) resulting from such consolidation or merger or the corporation purchasing assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Warrant Agent, the obligation to deliver to the holder of each Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations under this Agreement. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that, as a result of any merger, consolidation or similar transaction, all of the holders of Common Stock receive and are entitled to receive no consideration other than cash in respect of their shares of Common Stock, then, at the effective time of the transaction, the rights to purchase Common Stock pursuant to the Warrants shall terminate, and the holders of the Warrants shall, notwithstanding any other provisions of this Agreement or the Warrants, receive in respect of each Warrant to purchase one (1) share of Common Stock, upon presentation of the Warrant Certificate, the amount by which the consideration per share of Common Stock payable to the holders of Common Stock at such effective time exceeds the Purchase Price in effect on such effective date, without giving effect to the transaction. In the event that, subsequent to the effective time, additional cash or other consideration is payable to the holders of Common Stock of record as of the effective time, the same consideration shall be payable to the holders of the Warrants to the extent that the total cash then received by the holders of Common Stock exceeds the Purchase Price in effect at such effective date, without giving effect to the transaction, with the same effect as if the Warrants had been exercised on and as of such effective time. In the event of any merger, consolidation, sale or lease of substantially all of the Company's assets or reorganization whereby the Company is not the surviving corporation, in lieu of the foregoing provisions of this Paragraph 9(j), the Company may provide in the agreement relating to the transaction that each Warrant shall become, be converted into or be exchanged for, such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the Warrants, the value of the Warrants and securities being issued in exchange therefor to be determined by the Company's Board of Directors, such determination to be final, binding and conclusive on the Company and the holders of the Warrants.
                  (k) Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Paragraphs 2(e) and 9(i) of this Agreement, continue to express the Purchase Price per share, the number of shares purchasable thereunder and the Redemption Price therefor as if the Purchase Price per share, and the number of shares purchasable and the Redemption Price therefore were expressed in the Warrant Certificates when the same were originally issued.
                  (l) After any adjustment of the Purchase Price pursuant to this Paragraph 9, the Company will promptly prepare a certificate signed by the Chairman, President, Vice President or Treasurer, of the Company setting forth:
(i) the Purchase Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of each Warrant after such adjustment, and, if the Company shall have elected to adjust the number of Warrants, the number of Warrants to which the registered holder of each Warrant shall then be entitled, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by first class mail to the Representative and to each registered holder of Warrants at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, constitute prima facie evidence of the facts stated therein.
                  (m) As used in this Paragraph 9, the term "Common Stock" shall mean and include the Company's Common Stock authorized on the date of the original issue of the Units and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon exercise of the Warrants shall include only shares of such class designated in the Company's Certificate of Incorporation as Common Stock on the date of the original issue of the Units or, in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Paragraph 9(j) of this Agreement, the stock, securities or property provided for in such section or, in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.
                  (n) Any determination as to whether an adjustment in the Purchase Price in effect hereunder is required pursuant to this Paragraph 9, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the warrants and the Company if made in good faith by the Board of Directors of the Company.

                  (o) In lieu of an adjustment pursuant to Paragraph 9(b) of this Agreement, if the Company shall grant to the holders of Common Stock, as such, rights or warrants to subscribe for or to purchase Common Stock or securities convertible into or exchangeable for or carrying a right or warrant to purchase Common Stock, the Company may concurrently therewith grant to each Registered Holder as of the record date for such transaction of the Warrants then outstanding, the rights or warrants to which each Registered Holder would have been entitled if, on the record date used to determine the stockholders entitled to the rights or warrants being granted by the Company, the Registered Holder were the holder of record of the number of whole shares of Common Stock then issuable upon exercise of his Warrants. If the Company exercises such right no adjustment which otherwise might be called for pursuant to said Paragraph 9(b) shall be made.
         10. Fractional Warrants and Fractional Shares. If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Paragraph 9 of this Agreement, the Company nevertheless shall not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:
                  (a) If the Common Stock is listed on the New York or American Stock Exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market, the current value shall be the reported last sale price of the Common Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant, or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or system; or
                  (b) If the Common Stock is not listed or admitted to unlisted trading privileges, the current value shall be the last reported bid price reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of this Warrant; or (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid prices are not so reported, the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company. 11. Warrant Holders Not Deemed Stockholders. No holder of Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained in this Agreement be construed to confer upon the holder of Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.
         12. Rights of Action. All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Warrants, and any Registered Holder of a Warrant, without consent of the Warrant Agent or of the holder of any other Warrant, may, in his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provide in the Warrant Certificate and this Agreement.
         13. Agreement of Warrant Holders. Every holder of a Warrant, by his acceptance of the Warrants, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:
                  (a) The warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and
                  (b) The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Paragraph 6 of this Agreement.
         14. Cancellation of Warrant Certificates. If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be delivered to the Warrant Agent and cancelled by it and retired.
         15.      Concerning the Warrant Agent.
                  (a) The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions of this Agreement. The Warrant Agent shall not, by issuing and delivering Warrant certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

                  (b) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price or the Redemption Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.
                  (c) The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.
                  (d) Any notice, statement, instrument, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board, President, any Vice President, its Secretary, or Assistant Secretary, unless other evidence in respect thereof is specifically prescribed in this Agreement. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.
                  (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder; it further agrees to indemnify the Warrant Agent and save it harmless against any and all costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.
                  (f) The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or willful misconduct), after giving thirty (30) days' prior written notice to the Company. At least fifteen
(15) days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such under this Agreement, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of fifteen (15) days after it has been notified in writing of such resignation by the resigning

Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason, it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.
                  (g) Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.
                  (h) The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
         16. Modification of Agreement. The Warrant Agent and the Company may, by supplemental agreement, make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders of Warrant Certificates representing not less than fifty percent (50%) of the Warrants then outstanding; and provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or the Purchase Price therefor, or the acceleration of the Warrant Expiration

Date, shall be made without the consent in writing of the Registered Holder of the Warrant Certificate representing such Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law; and provided, further, that Paragraphs 4(b) and 4(c) may not be modified or amended without the consent of Patterson Travis.
         17. Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and, unless otherwise expressly provided in this Agreement, delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail (air mail if overseas), return receipt requested, or by facsimile transmission or similar means of communication. Notices sent by facsimile transmission or similar means of communication shall be confirmed by acknowledged receipt or by registered or certified mail, return receipt requested. Notices shall be deemed to have been received on the date of personal delivery or telecopy or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the Registered Holders at their respective addresses on the Warrant Agent's warrant register, to the Company at 1770 Motor Parkway, Hauppage, New York 11788 telecopier (516) 582-9052,
Attention: Mr. Lewis S. Schiller, Chairman of the Board, and to the Warrant Agent at its Corporate Office, telecopier (718) 236-2641. Any party may, by like notice, change the address, person or telecopier number to which notice should be given.
         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered and to be performed wholly within such State.
         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and, the Warrant Agent and their respective successors and assigns, and the holders from time to time of Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

         20. Termination. This Agreement shall terminate at the close of business on the Expiration Date of all the Warrants or such earlier date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company for cash held by it, and the provisions of Paragraph 15 of this Agreement shall survive any such termination.
         21. Counterparts. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                         TRANS GLOBAL SERVICES, INC

                                         By:______________________
                                            Lewis S. Schiller, CEO


                                         AMERICAN STOCK TRANSFER &
                                         TRUST COMPANY

                                         By:_________________________
                                                 , Authorized Officer

                                                                      EXHIBIT A
                      [FORM OF FACE OF WARRANT CERTIFICATE]

No. WA                                                          ______ Warrants

                Void after     , 2000 or earlier upon redemption.

                           TRANS GLOBAL SERVICES, INC

                SERIES E REDEEMABLE COMMON STOCK PURCHASE WARRANT

         This certifies that FOR VALUE RECEIVED _____________________________or registered assigns (the "Registered Holder") is the owner of the number of Series E Redeemable Common Stock Purchase Warrants ("Warrants") specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share ("Common Stock"), of Trans Global Services, Inc., a Delaware corporation (the "Company"), at any time prior to the Expiration Date (as hereinafter defined), upon the Subscription Form on the reverse hereof duly executed, at the corporate office of American Stock Transfer & Trust Company, as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of $3.00, subject to adjustment as provided in the Warrant Agreement (as hereinafter defined) (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to the order of the Company.

         This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated as of , 1997, by and between the Company and the Warrant Agent.

         In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

         Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificates or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

         The term "Expiration Date" shall mean 5:00 P.M. (New York City time) on , 2000 or earlier upon redemption as hereinafter provided. If such date shall in the State of New York be a holiday or a day on which the banks are authorized or required to close, then the Expiration Date shall mean 5:00 P.M. (New York City time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized or required to close. Under certain circumstances as provided in the Warrant Agreement, the period during which the Warrant may be exercised may be extended.

         The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

         This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon payment by the Registered Holder of any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificate representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

         Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

         Commencing     , 1998, or earlier as provided in the Warrant Agreement,
this Warrant may be redeemed at the option of the Company, at a redemption price of $.05 per Warrant at any time, provided the Market Price (as defined in the Warrant Agreement) for the Common Stock issuable upon exercise of such Warrant shall equal or exceed 133-1/3% of the Purchase Price. Notice of redemption shall be given not later than the thirtieth (30th) day nor earlier than the sixtieth
(60th) day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after 5:00 P.M. (New York City time) on the business day immediately preceding the date fixed for redemption, the Registered Holder shall have no rights with respect to this Warrant except to receive the $.05 per Warrant upon surrender of this Certificate. This Warrant may only be called for redemption if, on the date the Warrant is called for redemption, the issuance of the shares of Common Stock upon exercise of this Warrant, is subject to a current and effective registration statement.

         Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

         This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State.

         This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

                                                   TRANS GLOBAL SERVICES, INC


Dated:__________________                           By:________________________
                                                   Lewis S. Schiller, Chairman


                                                   By:________________________
                                                              [Seal]
Countersigned:

AMERICAN STOCK TRANSFER &
  TRUST COMPANY
as Warrant Agent


By:______________________
       Authorized Officer

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]
                   TRANSFER FEE: $4.00 PER CERTIFICATE ISSUED

                                SUBSCRIPTION FORM

      To Be Executed by the Registered Holder in Order to Exercise Warrants

         The undersigned Registered Holder hereby irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

            PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER
                        _________________________________
                        _________________________________
                        _________________________________
                        _________________________________
                     [please print or type name and address]

and be delivered to
                        _________________________________
                        _________________________________
                        _________________________________
                        _________________________________
                     [please print or type name and address]

and if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

         The undersigned represents that the exercise of the within Warrant was solicited by a member of the National Association of Securities Dealers, Inc. If not solicited by an NASD member, please write "unsolicited" in the space below. Unless otherwise indicated by listing the name of another NASD member firm, it will be assumed that the exercise was solicited by Patterson Travis Inc.


_______________________________
                                     (Name of NASD Member if other than
                                      Patterson Travis Inc.)


Dated:____________               x__________________________

                                                  __________________________

                                                  __________________________
                                                           Address

                                                 ______________________________
                                                 Taxpayer Identification Number

                                                 ______________________________
                                                 Signature Medallion Guaranteed:

                                                 ______________________________

                                   ASSIGNMENT

                     To Be Executed by the Registered Holder
                           in Order to Assign Warrants

FOR VALUE RECEIVED,____________________ hereby sells, assigns and transfers unto

            PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

                        _________________________________
                        _________________________________
                        _________________________________
                        _________________________________
                     [please print or type name and address]

________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints _________________________________________
Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.


Dated:____________                         x___________________________
                                                 Signature Medallion Guaranteed

                                            ___________________________

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR MIDWEST STOCK EXCHANGE.

Exhibit 10.19

(letterhead of internal revenue service) conformed copy


Richard E. Zadina, Esq.                       Person to Contact:  R. Howard
Metro Factors, Inc.
8144 Walnut Hill Lane                         Telephone Number: (718)488-2832
Suite 1099, Box 67
Dallas, Texas  75231                          Refer Reply to: C:SP:RH

                                              Date:

Re:  Resource Management International, Inc.

Dear Mr. Zadina:

We hereby inform you that the Federal Tax lien against the referenced taxpayer corporation, covering the Withholding and Federal Insurance Contribution Act Taxes for the quarterly period ending March 31,1996, notice of which is in the process of being filed with the Secretary of State, Albany, New York, is subordinated and subject to the security interests of Metro Factors, Inc., in accounts receivable and general intangibles, limited to the reserve fund and all proceeds thereof, of Resource Management International, Inc.,covered by a "Factoring Agreement and Security Agreement" dated February 3, 1995 for which Financing Statements were filed on February 6,1995, February 7,1995, and February 8,1995, with the Secretary of State in Albany, New York, and with the Offices of both the Nassau County Clerk and the Suffolk County Clerk, New York.

This subordination only refers to accounts receivable and general intangibles, limited to the reserve fund and all proceeds thereof sold and/or assigned by Resource Management International, Inc., to Metro Factors, Inc., prior to any notification in writing to Metro Factors, Inc., that Resource Management International, Inc., has failed to meet the terms of a payment agreement dated August 12,1996, providing for the installment payment of all current and future tax obligations, but in no event shall this subordination apply to the assignment of accounts receivable and general intangibles, limited to the reserve fund and all proceeds thereof, after August 31, 1997.

We require that you inform us of any material payment default by the taxpayer corporation in its performance of the factoring agreement if such default continues for a period of five (5) days.

Please send statement and notification to the attention of: Group Manager, Group 15, Internal Revenue Service, 444 Route 111, Smithtown, New York 11787.


                                    Sincerely,



                                    Chief, Special Procedures Function

Form 433-D
(Rev.February 1995)            Installment Agreement

Name and address of taxpayer(s)            Social security or employer
                                           identification number
                                           (primary)     (secondary)
Resource Management Intl Inc                              11-3230578
RMI Group                                  Telephone number
1770 Motor Parkway                         (home)      (business)516 582-9000
Hauppauge, N.Y. 11788               Kinds of taxes (form numbers) Tax periods
                                          941                       03/31/96
                                   Amount owed as of 7-22-96    Earliest CSED
                                      $2,014,431.78                 06-17-06
Employer                   Financial institutions      For assistance:
(name and address)         (name and addresses)       Call 1-800-829-1040
N/A                         Citibank                   or write:
                            120 Broadway                        Service Ctr.
                            New York, New York 10038
                                                       City,State and ZipCode

I/We agree that the federal taxes shownd above, PLUS ALL PENALTIES AND INTEREST PROVIDED BY LAW, will be paid as follows:
$500,000 will be paid on Aug. 12, 1996 and $150,000 will be paid no later than the 15th of each month, beginning Sept.15,1996, thereafter until the total liability is paid in full. I/We also agree that the above installment payment will be increased or decreased as follows:

Date of increase                          Agreement Locator Number:
(or decrease)                             (circle)
Amount of Increase $                      0 No future action is required
(or decrease)                             5 Financial review date:
                                                                  m m  y y
New installment    $                      6 SCCB-Monitor ES comliance:
amount                                    Amount per quarter $
                                         (if amount(s)/quarters will vary,
                                          provide details.)
Conditions of this agreement:          * If you don't meet the conditions of
*We must receive each payment by the     this agreement, we will cancel it,
 date shown above; if you have a         and may collect the entire amount
 problem, contact us immediately.        you owe by levy on your income, bank
*This agreement is based on your         accounts or other assets, or by
 current financial condition.  We        seizing your property.
 may change or cancel it if our        * We will cancel this agreement at any
 information shows that your ability     time if we find that collection of
 to pay has changed significantly.       the tax is in jeopardy.
*We may cancel this agreement if you   * We will apply all payments on this
 don't give us updated financial         agreement in the best interest of
 information when we ask for it.         the United States.
*While this agreement is in effect,    * This agreement may require managerial
 you must file all federal tax returns   approval. If it is not approved, you
 and pay any taxes you owe on time.      will be notified.
*We will apply your federal or state   *A NOTICE OF FEDERAL TAX LIEN(checkone)
 tax refunds (if any) to the amount    [  ] Has Already been filed
 you owe until it is fully paid.       [xx] Will be filed immediately
 (This includes the Alaska             [  ] Will be filed when tax is assessed
 Permanent Fund dividend for Alaska    [  ] May be filed if this Agreement
 residents.)                                defualts
Additional Conditions: (To be completed by IRS)
See Application for Subordination of Tax Lien in File.

Your signature         Title             Date     Originator's name, title
                  (if corporate officer           and IDRS assignment number
                   or partner)                    (or district):
Glen Charles            CFO             08-12-96   Crispino, R/O 11011502

Spouse's Signature (if a joint Liability) Date


Agreement examined or approved by         Date     Originator Code:
(signature, title, function)

YOU MAY HAVE YOUR INSTALLMENT AGREEMENT PAYMENT DEDUCTED FROM YOUR CHECKING ACCOUNT EACH MONTH (DIRECT DEIT); IF YOU CHOOSE THIS OPTION, FOLLOW THE DIRECTIONS ON THE BACK OF YOUR COPY OF THIS FORM.

If you agree to Direct        *I (we) authorize the IRS and the depository
Debit, initial here:           (bank) identified on the attached voided check
                               to deduct payments (debit) from my (our)
-------------------            checking account or correct errors on the
and attach a blank             account. This authorization remains in effect
voided check.                  until I (or either of us) notify IRS in writing
                               to stop or until the liability covered by this
                               agreement is satisfied.
                              *I (we) understand that if the depository is
                               unable to honor IRS's request for payment due
                               to insufficient funds in my (our) account on
                               the payment due date I (we) will be charged a
                               penalty of $15 or two percent of the payment
                               request, whihever is greater. If the payment
                               request is for less than $15, the penalty is
                               the amount of the request.
-----------------------------------------------------------------------------
CAT. NO. 16644M           PART 2-Taxpayer's Copy          Form 433-D(Rev.2-95)

Exhibit 11.1

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE
--------------------------------------------------------------------------------

                                                     Nine months ended                    Years ended
                                                       September 30,                     December 31,
                                                 1 9 9 6          1 9 9 5        1 9 9 5               1 9 9 4
                                                 -------          -------        -------               -------
Net Income                                  $      (769,736) $   (1,872,471) $    (4,695,745)     $     (410,622)
                                            ===============  ==============  ===============      ==============

Loss Per Share:
   [Loss] Per Share - Note 1                $          (.09) $         (.72) $         (1.48)     $         (.68)
                                            ===============  ==============  ===============      ==============

   [Loss] Per Share - Assuming
     Full Dilution Note 2                   $          (.04) $         (.19) $          (.49)     $         (.68)
                                            ===============  ==============  ===============      ==============

Note 1: Computed by dividing net loss for the period by the weighted average number of common shares outstanding (3,172,696 and 600,000) for the years ended December 31, 1995 and 1994, respectively, and (8,525,227 and 2,591,982) for the nine months ended September 30, 1996 and 1995, respectively. No stock options, warrants or preferred convertible stock are assumed to be exercised because they are anti-dilutive for the period.

           (i) Assumes that Series A and E Preferred Stock which were automatically converted upon the amendment to the certificate of incorporation in 1996 were converted at the beginning of 1996 into 2,120,000 shares of common stock.

Note 2:
           (i) Assumes that Non-employee Directors, Consultants and Advisors stock options of 922,000 for the nine month period ended September 30, 1995 and the year ended December 31, 1995, were exercised at the beginning of the period.

           (ii) Assumes that 83,950 1993 Stock Incentive Plan stock options outstanding at September 30, 1995 and December 31, 1995 were exercised at the beginning of the period and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net increase in outstanding common stock of 32,899 for the nine months ended September 30, 1995 and the year ended December 31, 1995.

           (iii) Assumes that the following convertible preferred shares were converted to common stock at the beginning of 1995 as follows:

                       Preferred Stock     Conversion Rate        Common Shares
                       ---------------     ---------------        -------------
Series A Preferred          25,000               80                 2,000,000
Series B Preferred          25,000               40                 1,000,000
Series C Preferred          25,000               60                 1,500,000
Series E Preferred           5,000               24                   120,000
                                                                  -------------
                                                                    4,620,000
                                                                  =============

           (iv) Assumes common stock purchase warrants to purchase an aggregate of 1,924,597 common shares were exercised at the beginning of 1995 and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net decrease in outstanding common stock of 698,359 for the nine months ended September 30, 1995 and the year ended December 31, 1995.

           (v) Assumes that the 400,000 shares to be issued to SIS Capital pursuant to the reverse merger were issued at the beginning of 1995.

           (vi) Assumes that 125,000 shares to be issued to Redstone Securities pursuant to the reverse merger were issued at the beginning of 1995.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
          EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE [CONTINUED]
--------------------------------------------------------------------------------
Note 2 [Continued]:

           (vii) Assumes that 215,482 shares to be issued to holders of restricted securities in consideration for their agreement to a lockup with respect to such shares were issued at the beginning of 1995.

           (viii) Assumes that stock options to purchase 85,000 shares were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net increase in outstanding common stock of 55,527 for the nine months ended September 30, 1996.

           (ix) Assumes that 1,310,000 1995 Stock Incentive Plan stock options outstanding at September 30, 1996 were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net increase in outstanding common stock of 287,982 for the nine months ending September 30, 1996.

           (x) Assumes that the following convertible preferred shares were converted to common stock at the beginning of 1996 as follows:

                       Preferred Stock     Conversion Rate        Common Shares
                       ---------------     ---------------        -------------
Series F Preferred          10,000              1,000               10,000,000
                                                                  =============

           (xi) Assumes common stock purchase warrants to purchase an aggregate of 1,924,597 common shares were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net decrease in outstanding common stock of 4,805,596 for the nine months ended September 30, 1996.

           (xii) Assumes common stock purchase warrants to purchase an aggregate of 4,900,000 shares were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the NASDAQ, resulting in a net increase in outstanding common stock of 652,427 for nine months ending September 30, 1996.

Note: This calculation is submitted in accordance with the Securities Act of 1934 Release No. 9083, although it is contrary to Para. 40 of APB 15 because it may produce an anti-dilutive result.